Exhibit 10.1

CREDIT AGREEMENT

by and among

SHENANDOAH TELECOMMUNICATIONS COMPANY,

as the Borrower,

THE GUARANTORS FROM TIME TO TIME PARTY HERETO,

COBANK, ACB,

as the Administrative Agent, Joint Lead Arranger, Co-Bookrunner, Swing Line Lender and an Issuing Lender,

ROYAL BANK OF CANADA,

as Syndication Agent, Joint Lead Arranger and Co-Bookrunner,

FIFTH THIRD BANK,

as Syndication Agent and Joint Lead Arranger,

BANK OF AMERICA, N.A.,
CAPITAL ONE, NATIONAL ASSOCIATION,
CITIZENS BANK, N.A. and
TORONTO DOMINION (TEXAS) LLC,

each as Joint Lead Arranger and Co-Documentation Agent,

and

each of the Lenders referred to herein

Dated as of December 18, 2015

i

	5.2	Compliance With Laws	84
	5.3	Title to Properties	85
	5.4	Investment Company Act	85
	5.5	Event of Default	85
	5.6	Subsidiaries and Owners	85
	5.7	Power and Authority; Validity and Binding Effect	85
	5.8	No Conflict; Material Contracts; Consents	85
	5.9	Litigation	87
	5.10	Financial Statements	87
	5.11	Margin Stock	87
	5.12	Full Disclosure	88
	5.13	Taxes	88
	5.14	Intellectual Property; Other Rights	88
	5.15	Liens in the Collateral	88
	5.16	Insurance	88
	5.17	Employee Benefits Compliance	89
	5.18	Environmental Matters	89
	5.19	Communications Regulatory Matters	90
	5.20	Solvency	91
	5.21	Qualified ECP Guarantor	91
	5.22	Transactions with Affiliates	91
	5.23	Labor Matters	91
	5.24	Anti-Corruption; Anti-Terrorism and Sanctions	91
	5.25	Borrower’s Status as a Holding Company	91
	5.26	Senior Debt	92

VI.	AFFIRMATIVE COVENANTS		92
	6.1	Reporting Requirements	92
	6.2	Preservation of Existence, Etc	95
	6.3	Preservation of Licenses	95
	6.4	Payment of Liabilities, Including Taxes, Etc	95
	6.5	Maintenance of Insurance	95
	6.6	Maintenance of Properties	96
	6.7	Visitation Rights	96
	6.8	Keeping of Records and Books of Account	97
	6.9	Compliance with Laws	97
	6.10	Further Assurances	98
	6.11	CoBank Equity	99
	6.12	Use of Proceeds	99
	6.13	Material Contracts	99
	6.14	Benefit Plan Compliance	99
	6.15	Interest Rate Protection	100
	6.16	Post-Closing Deliveries	100

VII.	NEGATIVE COVENANTS		100
	7.1	Indebtedness	100
	7.2	Liens	101
	7.3	Affiliate Transactions	101
	7.4	Contingent Obligations	101
	7.5	Investments	102
	7.6	Dividends and Related Distributions	102

	7.7	Liquidations, Mergers, Consolidations, Acquisitions	103
	7.8	Dispositions of Assets or Subsidiaries	104
	7.9	Use of Proceeds	105
	7.10	Subsidiaries and Partnerships	105
	7.11	Continuation of or Change in Business	105
	7.12	Fiscal Year	105
	7.13	Issuance of Equity Interests	105
	7.14	Changes in Organizational Documents	106
	7.15	Negative Pledges; Other Inconsistent Agreements	106
	7.16	Material Contracts	106
	7.17	Management Fees	106
	7.18	Borrower as a Holding Company	107

VIII.	FINANCIAL COVENANTS		107
	8.1	Maximum Total Leverage Ratio	107
	8.2	Minimum Debt Service Coverage Ratio	107
	8.3	Minimum Liquidity Balance	107

IX.	EVENTS OF DEFAULT		107
	9.1	Events of Default	107
	9.2	Consequences of Event of Default	110

x	THE ADMINISTRATIVE AGENT		113
	10.1	Appointment and Authority	113
	10.2	Rights as a Lender	113
	10.3	No Fiduciary Duty	113
	10.4	Exculpation	114
	10.5	Reliance by the Administrative Agent	114
	10.6	Delegation of Duties	114
	10.7	Filing Proofs of Claim	115
	10.8	Resignation of the Administrative Agent	115
	10.9	Resignation of Swing Line Lender or Issuing Lender	116
	10.10	Non-Reliance on the Administrative Agent and Other Lenders	117
	10.11	Enforcement	117
	10.12	No Other Duties, etc	117
	10.13	Authorization to Release Collateral and Loan Parties	117
	10.14	Compliance with Flood Laws	118
	10.15	No Reliance on the Administrative Agent’s Customer Identification Program	118
	10.16	Affiliates as Secured Parties	118

XI.	MISCELLANEOUS		118
	11.1	Modifications, Amendments or Waivers	118
	11.2	No Implied Waivers; Cumulative Remedies	121
	11.3	Expenses; Indemnity; Damage Waiver	121
	11.4	Notices; Effectiveness; Electronic Communication	123
	11.5	Severability	124
	11.6	Duration; Survival	124
	11.7	Successors and Assigns	124
	11.8	Confidentiality	128
	11.9	Counterparts; Integration; Effectiveness	129

	11.10	Choice of Law; Submission to Jurisdiction; Waiver of Venue; Service of Process; Waiver of Jury Trial	129
	11.11	USA Patriot Act Notice	131
	11.12	Payments Set Aside	131
	11.13	Secured Bank Products and Secured Hedge Agreements	131
	11.14	Interest Rate Limitation	131
	11.15	FCC and PUC Compliance	132
	11.16	Keepwell	132

XII.	GUARANTY		132
	12.1	Guaranty	132
	12.2	Payment	133
	12.3	Absolute Rights and Obligations	133
	12.4	Maximum Liability	135
	12.5	Contribution Agreement	137
	12.6	Currency and Funds of Payment	137
	12.7	Subordination	137
	12.8	Enforcement	137
	12.9	Set-Off and Waiver	137
	12.10	Waiver of Notice; Subrogation	138
	12.11	No Stay	139
	12.12	Additional Guarantors	139
	12.13	Reliance	139
	12.14	Receipt of Credit Agreement, Other Loan Documents, Benefits	140
	12.15	Joinder	140

LIST OF SCHEDULES AND EXHIBITS

SCHEDULES

SCHEDULE 1.1(A)	-	COMMITMENTS OF LENDERS AND ADDRESSES FOR NOTICES
SCHEDULE 1.1(B)	-	MINORITY INVESTMENTS OF LOAN PARTIES
SCHEDULE 1.1(C)	-	EXISTING LIENS
SCHEDULE 1.1(D)	-	TICKING RATES
SCHEDULE 2.1(e)	-	TERM LOAN A‑1 AMORTIZATION
SCHEDULE 2.1(f)	-	TERM LOAN A‑2 AMORTIZATION
SCHEDULE 4.2(b)	-	PERSONS TO BE JOINED AS GUARANTORS ON THE CLOSING DATE
SCHEDULE 5.1	-	JURISDICTION OF ORGANIZATION
SCHEDULE 5.6	-	SUBSIDIARIES
SCHEDULE 5.8	-	GOVERNMENTAL AUTHORIZATIONS
SCHEDULE 5.19	-	LICENSES
SCHEDULE 6.16	-	POST-CLOSING DELIVERIES
SCHEDULE 7.5	-	EXISTING INVESTMENTS
SCHEDULE 11.7	-	VOTING PARTICIPANTS

EXHIBITS

EXHIBIT A	-	ASSIGNMENT AND ASSUMPTION
EXHIBIT B	-	COMPLIANCE CERTIFICATE
EXHIBIT C	-	GUARANTOR JOINDER
EXHIBIT D	-	LOAN REQUEST
EXHIBIT E	-	PERFECTION AND DILIGENCE CERTIFICATE
EXHIBIT F-1	-	REVOLVING NOTE
EXHIBIT F-2	-	SWING LINE NOTE
EXHIBIT F-3	-	TERM LOAN A‑1 NOTE
EXHIBIT F-4	-	TERM LOAN A‑2 NOTE
EXHIBIT F-5	-	INCREMENTAL TERM LOAN NOTE
EXHIBIT G	-	SOLVENCY CERTIFICATE
EXHIBIT H	-	TAX COMPLIANCE CERTIFICATES
EXHIBIT I	-	CONVERSION OR CONTINUATION NOTICE
EXHIBIT J	-	NOTICE OF INCREMENTAL TERM LOAN BORROWING
EXHIBIT K	-	INCREMENTAL TERM LOAN FUNDING AGREEMENT
EXHIBIT L	-	PLEDGE AND SECURITY AGREEMENT
EXHIBIT M	-	MASTER SUBORDINATED INTERCOMPANY NOTE AND ALLONGE
EXHIBIT N	-	NEGATIVE PLEDGE AGREEMENT
EXHIBIT O	-	BORROWER’S CLOSING DATE CERTIFICATE

v

CREDIT AGREEMENT

THIS CREDIT AGREEMENT (this “Agreement”) is dated as of December 18, 2015 and is made by and among Shenandoah Telecommunications Company, a Virginia corporation, as the BORROWER (defined below), each of the GUARANTORS (defined below) who become a party hereto on the Closing Date or from time to time thereafter, the LENDERS (defined below), COBANK, ACB, in its capacity as Administrative Agent for the Secured Parties, Joint Lead Arranger, Co-Bookrunner, and as an Issuing Lender and Swing Line Lender (each defined below), ROYAL BANK OF CANADA, as Syndication Agent, Joint Lead Arranger and Co-Bookrunner, FIFTH THIRD BANK, as Syndication Agent and Joint Lead Arranger, BANK OF AMERICA, N.A., as Joint Lead Arranger and Co-Documentation Agent, CAPITAL ONE, NATIONAL ASSOCIATION, as Joint Lead Arranger and Co-Documentation Agent, CITIZENS BANK, N.A., as Joint Lead Arranger and Co-Documentation Agent, and TORONTO DOMINION (TEXAS) LLC, as Joint Lead Arranger and Co-Documentation Agent.

RECITALS

WHEREAS, on August 10, 2015, the Borrower entered into the Acquisition Agreement (defined below) to acquire the Acquisition Targets (defined below) by merger with or into a direct, wholly-owned subsidiary of the Borrower known as Gridiron Merger Sub (defined below), subject to the Borrower obtaining certain regulatory approvals and other conditions precedent;

WHEREAS, the Borrower has requested that the Lenders provide to the Borrower (a) commitments to fund a revolving credit facility in an aggregate principal amount at any time outstanding not to exceed $75,000,000, (b) a Term Loan A‑1 facility in an aggregate principal amount equal to $485,000,000 and (c) a Term Loan A‑2 facility in an aggregate principal amount not to exceed $400,000,000; and

WHEREAS, the parties hereto now desire to set forth the terms and conditions of the credit facilities, including the conditions precedent to the execution of this Agreement on the Execution Date (defined below) and the conditions precedent to the initial extensions of credit under this Agreement on the Closing Date (defined below), in contemplation of the Borrower completing the acquisition of the Acquisition Targets simultaneously with the initial extensions of credit hereunder any time after the Execution Date but no later than June 28, 2016.

In consideration of their mutual covenants and agreements hereinafter set forth and intending to be legally bound hereby, the parties hereto covenant and agree as follows:

I.            CERTAIN DEFINITIONS

1.1                Certain Definitions. In addition to words and terms defined elsewhere in this Agreement, the following words and terms shall have the following meanings, respectively, unless the context hereof clearly requires otherwise:

“Acquired Assets” means the assets described in Section 2.1 of the Sprint Retail Stores Transfer Agreement.

“Acquisition” means the acquisition by the Borrower, through means of a merger with or into Gridiron Merger Sub, of all of the issued and outstanding shares of capital stock of the Acquisition Target.

“Acquisition Agreement” means that certain Agreement and Plan of Merger, dated as of August 10, 2015, among the Borrower, Gridiron Merger Sub, and the Acquisition Target, as the same may be amended, supplemented, modified, extended or replaced from time to time in accordance with the terms thereof but without giving effect to any amendments, supplements, modifications, extensions or replacements thereof that would be adverse to the interests of the Lenders in any material respect, in any such case without the prior written consent of the Administrative Agent (such consent not to be unreasonably withheld, conditioned or delayed).

“Acquisition Agreement Representations” means, collectively, each representation and warranty made by or with respect to the Acquisition Targets in the Acquisition Agreement the inaccuracy of which is material and adverse to the interests of the Administrative Agent and the Lenders in their capacities as such, as determined in the reasonable discretion of the Administrative Agent.

“Acquisition Target” means NTELOS Holdings Corp., a Delaware corporation, and together with its Subsidiaries, collectively, the “Acquisition Targets.”

“Additional Incremental Term Lender” has the meaning set forth in Section 2.1(g)(v).

“Adjusted LIBOR Rate” means for each Interest Period for any LIBOR Rate Loan, an interest rate per annum equal to (a) the LIBOR Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate for such Interest Period; provided that, in no event shall the Adjusted LIBOR Rate be less than 0.00%.

“Administrative Agent” means CoBank, in its capacity as administrative agent and collateral agent under the Loan Documents.

“Administrative Questionnaire” means an administrative questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to any specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls, is Controlled by or is under common Control with the Person specified.

“Agent Parties” has the meaning set forth in Section 11.4(d)(ii).

“Alternate Base Rate” means a rate per annum determined by the Administrative Agent on the first Business Day of each week, which shall be the highest of (a) the Prime Rate, (b) the Federal Funds Effective Rate plus 0.50% per annum, and (c) the Adjusted LIBOR Rate for an Interest Period of one month on such day plus of 1.50% per annum; provided that, in no event shall the Alternate Base Rate be less than 0.00%.  Any change in the Alternate Base Rate due to a change in the calculation thereof shall be effective at the opening of business on the first Business Day of each week or, if determined more frequently, at the opening of business on the first Business Day immediately following the date of such determination and without necessity of notice being provided to the Borrower or any other Person.

“Anti-Corruption Laws” means any Laws of any Governmental Authority concerning or relating to bribery or corruption.

“Anti-Terrorism Laws” means any Laws of any Governmental Authority concerning or relating to financing terrorism, “know your customer” or money laundering.

“Applicable Letter of Credit Fee Rate” means the percentage rate per annum based on the Total Leverage Ratio then in effect according to the Pricing Grid below the heading “Applicable Margin for LIBOR Rate Loans and Letter of Credit Fee.”

“Applicable Margin” means, as applicable:

(a)            the percentage spread to be added to the Alternate Base Rate applicable to Base Rate Loans based on the Total Leverage Ratio then in effect according to the Pricing Grid below the header “Applicable Margin for Base Rate Loans” for “Revolving Loans and Term Loan A‑1” or “Term Loan A‑2,” as applicable, or

(b)            the percentage spread to be added to the Adjusted LIBOR Rate applicable to LIBOR Rate Loans based on the Total Leverage Ratio then in effect according to the Pricing Grid below the heading “Applicable Margin for LIBOR Rate Loans and Letter of Credit Fee” with respect to Revolving Loans and the Term Loan A‑1s or below the heading “Applicable Margin for LIBOR Rate Loans” with respect to the Term Loan A‑2s.

Notwithstanding the foregoing, the Applicable Margin for any Incremental Term Loan shall be the interest rate margin per annum governing such Tranche of Incremental Term Loan as set forth in the Incremental Term Loan Funding Agreement related to such Tranche, subject to Section 2.1 hereof.

“Applicable Revolving Unused Commitment Fee Rate” means the percentage rate per annum based on the Total Leverage Ratio then in effect according to the Pricing Grid below the heading “Applicable Revolving Unused Commitment Fee Rate.”

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Assignment and Assumption” means an assignment and assumption agreement entered into by a Lender and an assignee permitted under Section 11.7, in substantially the form of Exhibit A or any other form approved by the Administrative Agent.

“Authorized Officer” means, with respect to any Loan Party or any Subsidiary of any Loan Party, the Chairman of the Board, any Financial Officer, the Chief Operating Officer, any Executive Vice President, any Senior Vice President, any Vice President, Secretary, Assistant Secretary, Treasurer or Assistant Treasurer (or in the case of a Loan Party or a Subsidiary that is a limited liability company without officers, a manager or member authorized under such Loan Party’s or such Subsidiary’s Organizational Documents) of such Loan Party or such Subsidiary or such other individuals, designated by written notice to the Administrative Agent from the Borrower, authorized to execute notices, reports and other documents on behalf of the Loan Parties and Subsidiaries required hereunder.  The Borrower may amend such list of individuals from time to time by giving written notice of such amendment to the Administrative Agent.

“Auxiliary License” means any License (a) to provide: (i)  fixed point to point microwave, (ii) millimeter wave (70/80/90 GHz Service), (iii) microwave industrial pool or (iv) aviation auxiliary and (b) the loss of which, individually or collectively with one or more other Licenses, would not reasonably be expected to result in a Material Adverse Effect.

“Available Revolving Commitment” means, with respect to any Revolving Lender, an amount equal to such Lender’s Revolving Commitment minus the outstanding principal amount of its Revolving Loans, minus such Lender’s Pro Rata Share of the aggregate outstanding amount of Swing Line Loans, if any, minus such Lender’s Pro Rata Share of Letter of Credit Obligations, if any.

“Avoidance Provisions” has the meaning specified in Section 12.4(a)(i)(C).

“Bankruptcy Code” means title 11 of the United States Code.

“Base Rate Loan” means a Loan bearing interest calculated in accordance with the Base Rate Option.

“Base Rate Option” means the option of the Borrower to have Loans bear interest at the rate and under the terms set forth in Section 2.4(a)(i).

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” means Shenandoah Telecommunications Company, a Virginia corporation.

“Borrowing” means, as of any date of determination, (a) with respect to LIBOR Rate Loans outstanding as of such date, a borrowing consisting of Loans of the same Class and having the same Interest Period and (b) with respect to Base Rate Loans, all Base Rate Loans outstanding as of such date regardless of Class.

“Borrowing Date” means, with respect to any Loan, the date for the making thereof (including any Delayed Draw Date) or the renewal or conversion thereof at or to the same or a different Interest Rate Option, which shall be a Business Day.

“Budget” means, for the Borrower on a Consolidated basis, forecasted: (a) operating budget and (b) capital spending budget, all prepared on a materially consistent basis with the Borrower’s and the Subsidiaries’ historical financial statements (or on such other basis as the Borrower may propose from time to time provided that the same is reasonably satisfactory to the Administrative Agent) and not inconsistent with GAAP.  The Budget represents and will represent as of the date thereof the good faith estimate of the Borrower and its senior management concerning the probable course of its and its Subsidiaries’ business.

“Business” has the meaning specified in Section 5.18(b).

“Business Day” means any day other than a Saturday or Sunday or a legal holiday on which banks are authorized or required to be closed for business in Denver, Colorado or New York, New York and if the applicable Business Day relates to any LIBOR Rate Loan or Base Rate Loan determined by reference to the LIBOR Rate, such day must also be a day on which dealings in Dollar deposits by and between banks are carried on in the London interbank market.

“Capital Lease” means any lease of real or personal property that is required to be capitalized under GAAP or that is treated as an operating lease under regulations applicable to the Borrower and its Subsidiaries but that otherwise would be required to be capitalized under GAAP.

“Cash Collateralize” means (a) with respect to the Obligations, to deposit in a Controlled Account or to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the Issuing Lender or Lenders, as collateral for Letter of Credit Obligations or obligations of Lenders to fund participations in respect of Letter of Credit Obligations, cash or deposit account balances or, if the Administrative Agent and such Issuing Lender shall agree in their sole discretion, other credit support, in each case pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent and the Issuing Lender and (b) with respect to Other Liabilities, to pledge and deposit with or deliver to the Administrative Agent, for the benefit of each Lender (or its Affiliate) that is the provider of a Secured Bank Product or Secured Hedge, as the case may be, as collateral for the Other Liabilities, cash or deposit account balances, or, if the Administrative Agent and such Lender (or its Affiliate) shall agree in their respective sole discretion, other credit support, in each case pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent and each applicable Lender (or its Affiliate). “Cash Collateral”, “Cash Collateralization” and “Cash Collateralized” shall have meanings correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Equivalents” means:

(a)           marketable direct obligations issued or unconditionally guaranteed by the United States of America or issued by any agency or instrumentality thereof and backed by the full faith and credit of the United States of America or if not so backed, then having a rating of at least A+ from Standard & Poor’s and at least A1 from Moody’s, in each case maturing within two years from the date of acquisition thereof;

(b)          commercial paper maturing no more than 180 days from the date issued and, at the time of acquisition, having a rating of at least A‑1 from Standard & Poor’s or at least P-1 from Moody’s;

(c)           certificates of deposit or bankers’ acceptances maturing within one year from the date of issuance thereof issued by, or overnight reverse repurchase agreements from, any commercial bank organized under the Laws of the United States of America or any state thereof or the District of Columbia and, in any case, having combined capital and surplus in an amount  not less than $500,000,000;

(d)           money market or mutual funds whose investments are limited to those types of investments described in clauses (a) through (c) above; and

(e)           time deposits maturing no more than 30 days from the date of creation thereof with commercial banks having membership in the Federal Deposit Insurance Corporation in amounts at any one such institution not exceeding the lesser of $250,000 or the maximum amount of insurance applicable to the aggregate amount of the Loan Party’s deposits at such institution.

“Casualty Event” means, with respect to any property of any Person, any loss of or damage to, or any condemnation or other taking of, such property for which such Person or any of its Subsidiaries receives insurance proceeds (other than business interruption insurance proceeds), or proceeds of a condemnation award or other compensation.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any Law, (b) any change in any Law or in the administration, interpretation, implementation or application thereof by any Official Body or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of Law) by any Official Body; provided that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, regulations, guidelines, interpretations or directives thereunder or issued in connection therewith (whether or not having the force of Law) and (ii) all requests, rules, regulations, guidelines, interpretations or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities (whether or not having the force of Law), in each case pursuant to Basel III, shall in each case be deemed to be a Change in Law regardless of the date enacted, adopted, issued, promulgated or implemented.

“Change of Control” means (a) any Person or group of Persons (within the meaning of Sections 13(d) or 14(a) of the Securities Exchange Act of 1934, as amended) shall have acquired beneficial ownership (either within the meaning of Rules 13d-3 and 13d-5 promulgated by the Securities and Exchange Commission under said Act or by reason of such Person or group of Persons having the right to acquire such beneficial ownership, whether exercisable immediately or with the passage of time (each, an “Option Right”)) of 30% or more of the voting Equity Interests of the Borrower entitled to vote for members of the board of directors or equivalent governing body of the Borrower on a fully diluted basis, taking into account any Option Rights as though such rights have been exercised; (b) the occurrence of (i) any consolidation or merger of the Borrower in which the Borrower is not the continuing or surviving corporation or pursuant to which common shares of the Borrower will be converted into cash, securities or other property or (ii) any sale, lease, exchange or other transfer (in one transaction or a series of transactions) of all or substantially all of the assets of the Borrower; or (c) within a period of 24 consecutive calendar months, individuals who were (i) directors of the Borrower on the first day of such period or (ii) new directors of the Borrower whose nomination or election to the board of directors of the Borrower was approved by at least a majority of directors who were either directors on the first day of such period or whose nomination or election was previously so approved shall cease to constitute a majority of the board of directors of the Borrower.

“CIP Regulations” has the meaning specified in Section 10.15.

“Class” means (a) when used in reference to any Loan, whether such Loan is a Revolving Loan, Swing Line Loan, Term Loan A‑1, Term Loan A‑2 or Incremental Term Loan, (b) when used in reference to any Commitment, whether such Commitment is a Revolving Commitment, Swing Line Loan Commitment, Term Loan A‑1 Commitment, Term Loan A‑2 Commitment or Incremental Term Loan Commitment and (c) when used in reference to any Lender, whether such Lender is a Revolving Lender, Swing Line Lender, Term Loan A‑1 Lender, Term Loan A‑2 Lender or Incremental Term Lender.

“Closing Date” means the Business Day on which each of the conditions precedent in Section 4.2 has been satisfied or waived, which date shall not be later than June 28, 2016.

“CoBank” means CoBank, ACB, a federally chartered instrumentality of the United States.

“CoBank Cash Management Agreement” means any Master Agreement for Cash Management and Transaction Services between CoBank and the Borrower or any other Loan Party, including all exhibits, schedules and annexes thereto and including all related forms delivered by the Borrower or any other Loan Party to CoBank in connection therewith.

“CoBank Equities” has the meaning specified in Section 6.11.

“Code” means the Internal Revenue Code of 1986.

“Collateral” means the collateral subject to any of the Collateral Documents or any other real or personal property of the Loan Parties, in each case pledged to the Administrative Agent for the benefit of the Secured Parties as security for the Secured Obligations.

“Collateral Assignment” means any collateral assignment of a Material Contract, in form and substance approved by the Administrative Agent, executed by the applicable Loan Party or Loan Parties and the counterparty to such Material Contract in favor of the Administrative Agent, for the benefit of itself and the other Secured Parties.

“Collateral Documents” means the Security Agreement, the Collateral Assignment (if any), the Mortgages, the account control agreements and any other document pursuant to which the Borrower or any other Loan Party has granted a Lien to the Administrative Agent for the benefit of the Secured Parties to secure all or a portion of the Secured Obligations.

“Commitment” means, as to any Lender, the aggregate of its Revolving Commitment, Swing Line Commitment, Letter of Credit Commitment, Term Loan A‑1 Commitment, Term Loan A‑2 Commitment and Incremental Term Loan Commitment for each Tranche, as applicable, and “Commitments” means the aggregate of the Revolving Commitments, Swing Line Commitment, Letter of Credit Commitments, Term Loan A‑1 Commitments, Term Loan A‑2 Commitments and Incremental Term Loan Commitments of all of the Lenders.

“Commitment Letter” means that certain commitment letter dated as of August 10, 2015, among the Borrower, CoBank, Royal Bank of Canada and Fifth Third Bank.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.).

“Communications” has the meaning specified in Section 11.4.

“Communications Act” means the Communications Act of 1934 and the rules and regulations of the FCC thereunder.

“Communications Systems” means a system or business (a) providing (or capable of providing) voice, data, Internet access or video transport, connection, monitoring services or other communications and/or information services (including cable television), through any means or medium, (b) providing (or capable of providing) facilities, marketing, management, technical and financial (including call rating) or other services to companies providing such transport, connection, monitoring service or other communications and/or information services or (c) that is (or that is capable of) constructing, creating, developing or marketing communications-related network equipment, software and other devices for use in any system or business described above.

“Company Material Adverse Effect” has the meaning assigned to it in the Acquisition Agreement without giving effect to any amendment, supplement, modification, extension or replacement to the Acquisition Agreement entered into or effective after August 10, 2015.

“Compliance Certificate” means a certificate of the Borrower, signed by a Financial Officer of the Borrower, substantially in the form of Exhibit B hereto.

 “Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consent and Agreement” means a Consent and Agreement, dated as of the Closing Date, by and among the Administrative Agent, on behalf of the Secured Parties, and the parties to the Sprint Master Agreement and Sprint Affiliate Agreements, providing for a consent to the assignment of the Sprint Master Agreement and Sprint Affiliate Agreements and otherwise providing the Administrative Agent and the Lenders remedies and other protections acceptable to the Administrative Agent, in its discretion.

“Consolidated” means, when used with reference to financial statements or financial statement items of any Person, such statements or items on a consolidated basis in accordance with applicable principles of consolidation under GAAP.

“Consolidated EBITDA” (a) means, at any date of determination, on a Consolidated basis, the result of (i) the sum, without duplication, of:

(1) net income or deficit, as the case may be;

(2) total interest expense (including non-cash interest);

(3) depreciation and amortization expense;

(4) income taxes;

(5) losses from the disposal or impairment of property and equipment and other long-term assets, including goodwill, intangibles and spectrum;

(6) losses on sales of assets (excluding sales in the ordinary course of business);

(7) the actual amount of cash fees, costs and expenses paid or to be paid prior to or up to 24 months after the Closing Date in connection with the VAE Wind Down and Tower Sale in an aggregate amount not to exceed $10,000,000;

(8) the actual amount of unusual or non-recurring cash fees, costs and expenses paid or to be paid prior to or up to 18 months after the Closing Date in connection with the Acquisition including severance costs, termination fees, accelerated rent payments, restructuring costs, integration and facilities closing costs, financing fees and professional fees for advisors, legal, accounting and other such professional services, whether or not classified as restructuring expenses on the Consolidated financial statements of the Borrower in an aggregate amount not to exceed $85,000,000;

(9) cost savings, operating expense reductions, other operating improvements and initiatives and synergies related to the Acquisition (excluding VAE Wind Down and Tower Sale direct expenses) that are projected by a Financial Officer of the Borrower in good faith to be reasonably anticipated to be realizable within 12 months of the Closing Date (which will be added to Consolidated EBITDA as so projected until fully realized, and calculated on a pro forma basis, as though such cost savings, operating expense reductions, other operating improvements and initiatives and synergies had been realized on the first day of such period), net of the amount of actual benefits realized during such period from such actions; provided, with respect to this clause (a)(i)(9) such cost savings, operating expense reductions, other operating improvements and initiatives or synergies are reasonably identifiable and factually supportable (in the good faith determination of a Financial Officer of the Borrower); provided further, the aggregate amount of cost savings, operating expense reductions, other operating improvements, initiatives and synergies added back pursuant to this clause (a)(i)(9) shall not exceed $40,000,000;

(10) the sum of (a) the actual amount of unusual or non-recurring cash fees, costs and expenses paid or to be paid prior to or up to 12 months after the Closing Date in connection with any permitted Material Acquisition (other than the Acquisition) including severance costs, termination fees, accelerated rent payments, restructuring costs, integration and facilities closing costs, and professional fees for advisors, legal, accounting and other such professional services, whether or not classified as restructuring expenses on the Consolidated financial statements of the Borrower and (b) cost savings, operating expense reductions, other operating improvements and initiatives and synergies related to such other permitted Investment that are projected by a Financial Officer of the Borrower in good faith to be reasonably anticipated to be realizable within 12 months of the Closing Date of such other permitted Investment (which will be added to Consolidated EBITDA as so projected until fully realized, and calculated on a pro forma basis, as though such cost savings, operating expense reductions, other operating improvements and initiatives and synergies had been realized on the first day of such period), net of the amount of actual benefits realized during such period from such actions; provided, with respect to this clause (a)(i)(10) such unusual or non-recurring cash fees, costs and expenses and cost savings, operating expense reductions, other operating improvements and initiatives or synergies are reasonably identifiable and factually supportable (in the good faith determination of a Financial Officer of the Borrower); provided further, the aggregate amount of such unusual or non-recurring cash fees, costs and cost savings, operating expense reductions, other operating improvements, initiatives and synergies added back pursuant to this clause (a)(i)(10) in any period of four consecutive fiscal quarters shall not exceed 20% of Consolidated EBITDA (calculated prior to giving effect to such add-backs added pursuant to this clause (a)(i)(10));

(11) amortization of the assets related to the NTELOS Expansion Area (as defined in Addendum XVIII to the Sprint Affiliate Agreements), that is reflected as a reduction in the net service fee (contra revenue);

(12) during the fee reduction period described in Section 2.1 of the Sprint Master Agreement, the straight line adjustment for the fee reduction described in such Section 2.1; and

(13) any other non-cash expenses, charges (including the amount of any compensation deduction as the result of any grant of Equity Interest in the Borrower to employees, directors or officers of the Borrower or any of its Subsidiaries), losses, or infrequent, unusual or extraordinary items reducing net income for such period to the extent such non-cash items do not represent a cash item in any future period;

provided, the items specified above in clauses (2) through (13) shall only be included to the extent such items reduce net income of the Borrower; minus (ii) to the extent included in calculating net income or deficit, the sum of:

(1) interest income,

(2) non-cash dividends and patronage income,

(3) equity in earnings from unconsolidated Minority Investments,

(4) gains from the disposal of property and equipment and other long-term assets, including goodwill, intangibles and spectrum,

(5) gains on sales of assets (excluding sales in the ordinary course of business),

(6) after the fee reduction period described in Section 2.1 of the Sprint Master Agreement, the straight line adjustment for the fee reduction described in such Section 2.1, and

(7) any other non-cash gains, non-cash income or extraordinary items increasing net income, and

(b) will be measured for the then most recently completed four fiscal quarters.  For the purposes of calculating compliance with any test or financial covenant under this Agreement for any period, if at any time during such period the Borrower or any Subsidiary shall have made any Material Acquisition or Material Disposition, the Consolidated EBITDA for such period shall be calculated on a Pro forma Basis to give effect to such Material Acquisition or Material Disposition.

“Contingent Obligations” means, as applied to any Person, any direct or indirect liability of that Person: (a) with respect to any Indebtedness, lease, dividend or other obligation of another Person if the primary purpose or intent of the Person incurring such liability, or the primary effect thereof, is to provide assurance to the obligee of such liability that such liability will be paid, performed or discharged, or that any agreements relating thereto will be complied with, or that the holders of such liability will be protected (in whole or in part) against loss with respect thereto; (b) with respect to any letter of credit issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings; or (c) under any foreign exchange contract, currency swap agreement, interest rate swap agreement or other similar agreement or arrangement designed to alter the risks of that Person arising from fluctuations in currency values or interest rates.  Contingent Obligations shall also include (i) the direct or indirect guaranty, endorsement (other than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the obligations of another, (ii) obligations to make take-or-pay or similar payments if required regardless of the nonperformance by any other party or parties to an agreement, and (iii) any liability of such Person for the obligations of another through any agreement to purchase, repurchase or otherwise acquire such obligation or any property constituting security therefor, to provide funds for the payment or discharge of such obligation or to maintain the solvency, financial condition or any balance sheet item or level of income of another.  The amount of any Contingent Obligation at any time shall be equal to the amount of the obligations so guaranteed or otherwise supported or, if not a fixed and determined amount, the maximum amount so guaranteed at such time.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  Without limiting the generality of the foregoing, a Person shall be deemed to be “controlled by” a Person if such Person holds, directly or indirectly, power to vote 10% or more of the securities having ordinary voting power for the election of directors of such other Person.  “Controlling” and “Controlled” have meanings correlative thereto.

“Controlled Account” means each deposit account and securities account that is subject to an account control agreement in form and substance reasonably satisfactory to the Administrative Agent.

“Conversion or Continuation Notice” has the meaning specified in Section 2.5.

“Credit Extension” means the making, conversion or continuation of any Borrowing or Loan or the issuing, extending, amending, renewing or increasing of any Letter of Credit.

“Debt Incurrence” means the incurrence by the Borrower or any of its Subsidiaries on or after the Initial Credit Extension of any Indebtedness other than the Secured Obligations.

“Debt Service Coverage Ratio” means the ratio, for the Borrower on a Consolidated basis, derived by dividing (a) the result of (i) Consolidated EBITDA minus (ii) cash taxes (net of cash taxes in connection with receipt of amounts pursuant to the Sprint Master Agreement), by (b) the sum of (i) all scheduled principal payments on Indebtedness and (ii) cash interest expense, in each case for the most recently completed four fiscal quarters; provided, that (1) if the Closing Date occurs on any day other than the last day of a fiscal quarter, for the first fiscal quarter ending immediately after the Closing Date, each of Consolidated EBITDA, cash taxes, scheduled principal payments and cash interest expense (collectively, the “DSCR Components”) shall be an estimated number for such fiscal quarter which estimate shall assume that the Acquisition was consummated on the first day of such fiscal quarter and which estimate shall be reasonably acceptable to the Borrower and the Administrative Agent multiplied by four, (2) for the first full fiscal quarter ending immediately after the Closing Date, each of the DSCR Components shall be calculated for the most recently completed fiscal quarter multiplied by four, (3) for the second full fiscal quarter ending after the Closing Date, each of the DSCR Components shall be calculated for the most recently completed two fiscal quarters multiplied by two, and (4) for the third full fiscal quarter ending after the Closing Date, each of the DSCR Components shall be calculated for the then most recently completed three fiscal quarters multiplied by 1.33; provided further, that in case of all of clauses (1) through (4), inclusive, of the preceding proviso, non-recurring items shall not be annualized and shall only be recognized in the fiscal quarter in which they arise.

“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States of America or other applicable jurisdictions from time to time in effect.

“Default” means any event or condition that with notice or passage of time, or both, would constitute an Event of Default.

“Default Rate” means, as of any date of determination, the following: (a) for all outstanding Loans, a rate equal to the interest rate then in effect (inclusive of the highest Applicable Margin) with respect to such Loans plus an additional margin of 2.00% per annum, (b) for all Letter of Credit Obligations, the Applicable Letter of Credit Fee Rate as of such date plus an additional margin of 2.00% per annum and (c) for all other Obligations, a rate equal to the then-applicable rate for Base Rate Loans (inclusive of the highest Applicable Margin) plus an additional margin of 2.00% per annum.

“Defaulting Lender” means, subject to Section 2.15(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans constituting any portion of the Initial Credit Extension within two Business Days of the date such Loans were required to be funded hereunder, (ii) fund all or any portion of its Loans after the Initial Credit Extension within two Business Days of the date such Loans were required to be funded hereunder unless, solely with respect to this clause (ii), such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (iii) pay to the Administrative Agent, any Issuing Lender, the Swing Line Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swing Line Loans) within two Business Days of the date when due, (b) has notified the Borrower, the Administrative Agent, any Issuing Lender or the Swing Line Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder after the Initial Credit Extension and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower) or (d) has, or has a direct or indirect parent company that has, (x) become the subject of a proceeding under any Debtor Relief Law, or (y) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.  Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and, subject to any cure rights expressly provided above, such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.15) upon delivery of written notice of such determination to the Borrower, the Issuing Lender, the Swing Line Lender and each Lender.

“Delayed Draw” means each Borrowing under the Term Loan A‑2 Facility made by the Borrower after the Initial Credit Extension and on or prior to the Delayed Draw Expiration Date in accordance with Section 2.1(b)(ii).

“Delayed Draw Date” means each date a Borrowing under the Term Loan A‑2 Facility is funded in accordance with Section 2.1(b)(ii).

“Delayed Draw Expiration Date” means the earliest of (a) the date that is 18 months following the Closing Date, (b) the date on which the Borrower elects in its sole discretion by written notice to the Administrative Agent to terminate the remaining Term Loan A‑2 Commitments in accordance with the terms and conditions of Section 2.12(b)(iii) and (c) the Maturity Date.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any property or asset by any Person.

“Disqualified Stock” means any Equity Interest of any Person that is or, upon the passage of time or the occurrence of any event may become, an obligation of such Person to redeem, purchase, retire, defease or otherwise make any payment in respect of such Equity Interest in consideration other than any additional Equity Interest (other than Disqualified Stock), if such obligation matures or has the potential to mature sooner than one year after the then latest Maturity Date.  Notwithstanding the foregoing: (a) any Equity Interests issued to any employee or to any plan for the benefit of employees of the Borrower or its Subsidiaries or by any such plan to such employees shall not constitute Disqualified Stock of the Borrower solely because they may be required to be repurchased by the Borrower in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability and (b) any class of Equity Interests of such Person that by its terms authorizes such Person to satisfy its obligations thereunder by delivery of Equity Interests that are not Disqualified Stock shall not be deemed to be Disqualified Stock.

“Dollar,” “Dollars,” “U.S. Dollars” and the symbol “$” means lawful money of the United States of America.

“Domestic Subsidiary” means any Subsidiary that is organized and existing under the Laws of the United States of America or any state, commonwealth or territory thereof or under the Laws of the District of Columbia.

“Drawing Date” has the meaning specified in Section 2.9(c)(i).

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Sections 11.7(b)(v) and 11.7(b)(vi) (subject to such consents, if any, as may be required under Section 11.7(b)(iii)).

“Environmental Laws” means any and all applicable current and future federal, state, local and foreign Laws and any consent decrees, concessions, permits, grants, franchises, licenses, agreements or other restrictions of a Governmental Authority or common Law causes of action relating to: (a) protection of the environment or natural resources from, or emissions, discharges, releases or threatened releases of, Hazardous Materials in the environment including ambient air, surface, water, ground water or land; (b) the generation, handling, use, labeling, disposal, transportation, reclamation and remediation of Hazardous Materials; (c) human health as affected by Hazardous Materials; (d) the protection of endangered or threatened species; and (e) the protection of environmentally sensitive areas.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of any Loan Party or any Subsidiary of any Loan Party resulting from or based upon: (a) violation of any Environmental Law; (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials; (c) exposure to any Hazardous Materials; (d) the release or threatened release of any Hazardous Materials into the environment; or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means, collectively, (a) all securities, whether certificated or uncertificated, and all other stock units, (b) all of the issued and outstanding shares, interests or other equivalents of capital stock of any corporation, whether voting or non-voting and whether common or preferred, (c) all partnership, joint venture, limited liability company or other equity interests in any Person not a corporation, (d) all options, warrants and other rights to acquire, and all securities convertible into, any of the foregoing, (e) all rights to receive interest, income, dividends, distributions, returns of capital and other amounts (whether in cash, securities, property, or a combination thereof) with respect to any of the foregoing and (f) all additional stock, warrants, options, securities, interests and other property, paid or payable or distributed or distributable, with respect to any of the foregoing.

“Equity Issuance” means any issuance or sale by the Borrower or any of its Subsidiaries of any Equity Interests at any time on or after the Initial Credit Extension.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) which is a member of a controlled group or under common control with any Loan Party within the meaning of Sections 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a “reportable event” (under Section 4043 of ERISA and regulations thereunder) with respect to a Pension Plan (excluding those for which the provision for 30-day notice to the PBGC has been waived by regulation); (b) a withdrawal by a Loan Party or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by a Loan Party or any ERISA Affiliate from a Multiemployer Plan; (d) the filing of a notice of intent to terminate, the treatment of an amendment to a Pension Plan or a Multiemployer Plan as a termination under Section 4041(c) or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan; (e) an event or condition that constitutes grounds or that could reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (f) an event or condition that results or could reasonably be expected to result in any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, to a Loan Party or any ERISA Affiliate; (g) with respect to any Pension Plan, the failure to satisfy the minimum funding standards under the Plan Funding Rules (whether or not waived); (h) with respect to any Pension Plan, the occurrence of any event that would result in the imposition of any limitation under Section 436 of the Code or Section 206(g) of ERISA, determined without regard to any contribution made or the provision of security under Section 436 of the Code or Section 206(g) of ERISA to avoid the imposition of the limitation; (i) the determination that any Pension Plan is considered an at-risk plan or a plan in endangered or critical status within the meaning of the Plan Funding Rules; and (j) any transaction that could subject any Loan Party or any ERISA Affiliate to liability under Section 4069 or 4212(c) of ERISA.

“Event of Default” means any of the events described in Section 9.1 and referred to therein as an “Event of Default.”

“Excluded Assets” shall mean

(a) any fee-owned real property other than Material Owned Real Property;

(b) all real property leasehold interests;

(c) motor vehicles and other assets subject to certificates of title;

(d) “intent to use” trademark applications, in each case, only until such time as any Loan Party begins to use such Trademarks (as defined in the Security Agreement) (the security interest in such Trademark shall be deemed granted by such Loan Party at such time and will attach immediately);

(e) the Equity Interests (as defined in the Security Agreement) of any Loan Party in any Foreign Subsidiary that represents in excess of 65% of the outstanding voting stock of such Foreign Subsidiary to the extent the pledge of any greater percentage would result in material adverse tax consequences to the Borrower;

(f) any item of real or personal, tangible or intangible, property (including Licenses issued by the FCC and any applicable PUC) to the extent and only for so long as the creation, attachment or perfection of the security interest granted in the Loan Documents by any Loan Party in its right, title and interest in such item of property is prohibited by applicable Law or is permitted only with the consent (that has not been obtained) of a Governmental Authority (including the FCC and any applicable PUC);

(g) any property subject to a Lien pursuant to a permitted purchase money security interest or Capital Lease to the extent and only for so long as the applicable purchase money security agreement, Capital Lease or other applicable documentation contains a term that restricts, prohibits, or requires a consent (that has not been obtained) of a Person (other than any Loan Party or any Subsidiary of a Loan Party) to, the creation, attachment or perfection of the security interest and such restriction, prohibition and/or requirement of consent is not rendered ineffective by applicable Law (after giving effect to the applicable anti-assignment provisions of the UCC);

(h) any item of real or personal, tangible or intangible, property (other than any Equity Interests (as defined in the Security Agreement) owned by any Loan Party) to the extent and only for so long as the creation, attachment or perfection of the security interest granted in the Loan Documents by any Loan Party in its right, title and interest in such item of property (i) would give any other Person (other than any Loan Party or any Subsidiary of a Loan Party) the right to terminate its obligations with respect to such item of property or (ii) would cause such property to become void or voidable if a security interest therein was created, attached or perfected;

(i) any item of real or personal, tangible or intangible, property (other than any Equity Interests (as defined in the Security Agreement) owned by any Loan Party) to the extent and only for so long as such property is subject to a contract that contains a term that restricts, prohibits, or requires a consent (that has not been obtained) of a Person (other than any Loan Party or any Subsidiary of a Loan Party) to, the creation, attachment or perfection of the security interest granted in the Loan Documents and any such restriction, prohibition and/or requirement of consent is not rendered ineffective by applicable Law (after giving effect to the applicable anti-assignment provisions of the UCC);

(j) the Equity Interests (as defined in the Security Agreement) in any Minority Investment (other than the CoBank Equities or any other Loan Party) owned by any Loan Party that is (i) set forth on Schedule 1.1(B) hereto or (ii) (w) valued at or less than $1,000,000, (x) in which the Loan Parties own in the aggregate 5% or less of the Equity Interests (as defined in the Security Agreement) of the issuer or (y) to the extent and only for so long as the Organizational Documents of such Minority Investment contain a term that restricts, prohibits or requires a consent (that has not been obtained) of a Person (other than any Loan Party or any Subsidiary of a Loan Party) to, the creation, attachment or perfection of the security interest granted in the Loan Documents and such restriction, prohibition and/or requirement of consent is not rendered ineffective by applicable Law (after giving effect to the applicable anti-assignment provisions of the UCC);

(k) any margin stock (within the meaning of Regulation U of the Board) that the Administrative Agent may determine in its sole discretion to exclude from the Collateral; and

(l) any additional personal property or Material Owned Real Property that the Administrative Agent may determine in its sole discretion to exclude from the Collateral if the Administrative Agent has determined that the costs to the Borrower of perfecting a Lien on such property exceeds the relative benefit afforded to the Lenders;

provided that, if at any time the creation, attachment or perfection of the security interest granted pursuant to the Loan Documents in any of the property subject to clauses (f) through (j) of this definition of “Excluded Assets” shall be permitted or consent in respect thereof shall have been obtained, then the applicable Loan Party shall at such time be deemed to have granted a security interest in such property (and such security interest will attach immediately without further action); provided further, the rights to receive, and any interest in, all proceeds of, or monies or other consideration received or receivable from or attributable to the sale, transfer, lease, assignment or other Disposition of, any of the Excluded Assets (to the extent a direct security interest in such property or proceeds from the sale, transfer, lease, assignment or other Disposition of such property shall not have already been granted) shall attach immediately and be subject to the security interest granted pursuant to the Loan Documents in favor of the Administrative Agent for the benefit of the Secured Parties.

“Excluded Subsidiaries” means (a) Shenandoah Telephone Company and all other regulated Subsidiaries of the Borrower (to the extent such regulated Subsidiary is prohibited from pledging its assets as security for, or providing a Guaranty of the Obligations under, the Facilities without the consent of the applicable PUC or similar regulatory or other Governmental Authority), (b) Virginia PCS Alliance, L.C. until the earlier of (i) the date on which it is directly or indirectly wholly-owned by the Borrower and (ii) 120 days after the Closing Date, (c) NH Licenses LLC until the earlier of (i) the date on which it is directly or indirectly wholly-owned by the Borrower and (ii) 120 days after the Closing Date, (d) Foreign Subsidiaries, (e) Immaterial Subsidiaries (other than, at the option of the Borrower, any Immaterial Subsidiary which has been designated as a Guarantor) and (f) any other Subsidiary with respect to which the Administrative Agent, in its sole discretion, in consultation with the Borrower, determines the burden, cost, tax or regulatory consequences of such Subsidiary becoming a Guarantor is excessive in view of the benefits obtained by Lenders therefrom.

 “Excluded Swap Obligation” means, with respect to any Loan Party providing a Guaranty of or granting a security interest to secure any Swap Obligation of another Loan Party, if, and to the extent that, all or a portion of the Guaranty of such Loan Party of, or the grant by such Loan Party of a security interest to secure, such Swap Obligation (or any Guaranty thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Loan Party’s failure for any reason not to constitute an “eligible contract participant” as defined in the Commodity Exchange Act (determined after giving effect to Section 11.16 and any other “keepwell, support or other agreements” for the benefit of such Guarantor) at the time the Guaranty of, or the grant of such security interest by, such Loan Party becomes effective with respect to such related Swap Obligation.  If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guaranty or grant of security interest is or becomes illegal.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (x) such Lender acquires such interest in such Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 3.6) or (y) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 3.2, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 3.2 and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Execution Date” means the Business Date on which each of the conditions precedent in Section 4.1 has been satisfied or waived.

“Execution Date Representations” shall mean the representations and warranties set forth in Section 5.1,  Section 5.7 and Section 5.8(c)(i)(A).

“Facility” means, collectively, the Revolving Credit Facility, the Term Loan A‑1 Facility, the Term Loan A‑2 Facility, the Swing Line Facility, the Letter of Credit Facility and the Incremental Term Loan Facility.

“Farm Credit Lender” means a federally-chartered Farm Credit System lending institution organized under the Farm Credit Act of 1971.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code, any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to such intergovernmental agreement.

“FCC” means the Federal Communications Commission.

“Federal Funds Effective Rate” means, for any day, the rate of interest per annum (rounded upward, if necessary, to the nearest whole multiple of 1/100th of 1%) equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published by the Federal Reserve Bank of New York on such date, or if no such rate is so published on such day, on the most recent day preceding such day on which such rate is so published.

“Fee Letters” means, collectively, (a) that certain fee letter dated as of August 10, 2015, between the Borrower and the Administrative Agent, (b) that certain fee letter dated as of August 10, 2015, among the Borrower, Royal Bank of Canada and the Administrative Agent, (c) that certain fee letter dated as of August 10, 2015, among the Borrower, Fifth Third Bank and the Administrative Agent, (d) the Flex Letter and (e) any other fee letters entered into between the Borrower and the Administrative Agent from time to time in connection with any Tranche of Incremental Term Loans.

“Financial Officer” means with respect to any Loan Party or any Subsidiary of any Loan Party, Chief Financial Officer, Chief Executive Officer, any principal accounting officer or controller  (or in the case of a Loan Party or a Subsidiary that is a limited liability company without officers, a manager or member authorized under such Loan Party’s or such Subsidiary’s Organizational Documents) of such Loan Party or such Subsidiary or such other individuals, designated by written notice to the Administrative Agent from the Borrower, employed in a position involving responsibility for the management of the financial affairs and the preparation of financial statements on behalf of the Loan Parties and Subsidiaries required hereunder.  The Borrower may amend such list of individuals from time to time by giving written notice of such amendment to the Administrative Agent.

“Flex Letter” means that certain letter agreement, dated as of August 10, 2015, among the Borrower, the Administrative Agent, Royal Bank of Canada and Fifth Third Bank.

“Flex-Debt Amount” means, on any date of determination, an amount equal to the result of (a) $150,000,000 minus (b) the sum of (i) the aggregate outstanding principal amount of all Tranches of Incremental Term Loans under the Incremental Term Loan Facility plus (ii) the aggregate outstanding principal amount of all Permitted Additional Indebtedness.

“Flood Laws” means, collectively, (a) the National Flood Insurance Act of 1968, (b) the Flood Disaster Protection Act of 1973, (c) the National Flood Insurance Reform Act of 1994 and (d) the Flood Insurance Reform Act of 2004, and all other applicable Laws related thereto.

“Foreign Lender” means (a) if the Borrower is a U.S. Person, a Lender that is not a U.S. Person and (b) if the Borrower is not a U.S. Person, a Lender that is resident or organized under the Laws of a jurisdiction other than that in which the Borrower is resident for tax purposes.  For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Subsidiary” means any Subsidiary of the Borrower that is a “controlled foreign corporation” under Section 957 of the Code or that is a direct or indirect Domestic Subsidiary that is treated as a disregarded entity for federal income tax purposes in a case in which substantially all of such entity’s assets are comprised of one or more “controlled foreign corporations” under Section 957 of the Code.

“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to any Issuing Lender, such Defaulting Lender’s Pro Rata Share of the outstanding Letter of Credit Obligations with respect to Letters of Credit issued by such Issuing Lender other than Letter of Credit Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof and (b) with respect to the Swing Line Lender, such Defaulting Lender’s Pro Rata Share of outstanding Swing Line Loans made by the Swing Line Lender other than Swing Line Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“GAAP” means generally accepted accounting principles as are in effect from time to time, subject to the provisions of Section 1.3, and applied on a consistent basis.

“Governmental Authority” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank), including, without limitation, the FCC and any applicable PUC.

“Gridiron Merger Sub” means Gridiron Merger Sub, Inc., a Delaware corporation and a direct wholly-owned Subsidiary of the Borrower.

“Guaranteed Liabilities” means (a) the prompt Payment In Full, when due or declared due and at all such times, of all Secured Obligations and all other amounts pursuant to the terms of this Agreement, the Notes, and all other Loan Documents heretofore, now or at any time or times hereafter owing, arising, due or payable from the Borrower or any other Loan Party to any one or more of the Secured Parties, including principal, interest, premiums and fees (including all reasonable and documented fees and expenses of counsel), (b) the prompt and full performance, observance and discharge of each and every agreement, undertaking, covenant and provision to be performed, observed or discharged by the Borrower and each other Loan Party under this Agreement, the Notes and all other Loan Documents to which it is a party and (c) the prompt Payment In Full by the Borrower and each other Loan Party, when due or declared due and at all such times, of obligations and liabilities now or hereafter arising with respect to any Secured Bank Product or Secured Hedge.  Notwithstanding the foregoing, the “Guaranteed Liabilities”, with respect to any Loan Party providing a Guaranty, shall not include the Excluded Swap Obligations.

“Guarantor” means each Person that joins this Agreement as a Guarantor after the Execution Date pursuant to a Guarantor Joinder.

“Guarantor Joinder” means a joinder agreement joining a Person as a Guarantor under the Loan Documents in the form of Exhibit C.

“Guarantors’ Obligations” means the obligations of the Guarantors to the Secured Parties under Article XII.

“Guaranty” or “Guarantee” means, with respect to any Person, without duplication, any obligation, contingent or otherwise, of such Person pursuant to which such Person has directly or indirectly guaranteed or had the economic effect of guaranteeing any Indebtedness or other obligation or liability of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of any such Person (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or liability (whether arising by virtue of partnership arrangements, by agreement to keep well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement condition or otherwise), (b) to purchase or lease property or services for the purpose of assuring another Person’s payment or performance of any Indebtedness or other obligations or liabilities, (c) to maintain the working capital of such Person to permit such Person to pay such Indebtedness or other obligations or liabilities or (d) entered into for the purpose of assuring in any other manner the obligee of such Indebtedness or other obligation or liability of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided, that the term Guaranty/Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.  Unless otherwise specified, the amount of any Guaranty shall be deemed to be the lesser of the principal amount of the Indebtedness or other obligations or liabilities guaranteed and still outstanding and the maximum amount for which the guaranteeing Person may be liable pursuant to the terms of the instrument embodying such Guaranty.

“Hazardous Materials” means (a) any explosive or radioactive substances, materials or wastes and (b) any hazardous or toxic substances, materials or wastes, defined or regulated as such in or under, or that could reasonably be expected to give rise to liability under, any applicable Environmental Law, including asbestos, polychlorinated biphenyls, urea-formaldehyde insulation, gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products.

“Hedge Agreement” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement or any other master agreement.

“Hedge Bank” means any Person party to a Hedge Agreement with a Loan Party or any Subsidiary of a Loan Party who at the time that the Hedge Agreement is entered into is a Lender or an Affiliate of a Lender.

“Hedge Termination Value” means, in respect of any one or more Hedge Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Hedge Agreements, (a) for any date on or after the date such Hedge Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s) and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Hedge Agreements, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Hedge Agreements (which may include a Lender or any Affiliate of a Lender).

“Hostile Acquisition” means the acquisition of the Equity Interests of a Person through a tender offer or similar solicitation of the owners of such Equity Interests which has not been approved (prior to such acquisition) by resolutions of the Board of Directors of such Person or by similar action if such Person is not a corporation, or, if such acquisition has been so approved, as to which such approval has been subsequently withdrawn.

“Immaterial Subsidiary” means a Subsidiary which, as of the last day of the most recent fiscal quarter of the Borrower then ended for which financial statements are available, has neither revenues nor total assets of greater than 2.5% of the Consolidated revenues or Consolidated total assets of the Borrower for such period.  In no event shall the Subsidiaries of the Borrower designated as Immaterial Subsidiaries account, in the aggregate, for more than 7.5% of either the Consolidated revenues or the Consolidated total assets of the Borrower for any period.

“Incremental Term Lender” means each Lender having an Incremental Term Loan Commitment with respect to any Tranche of the Incremental Term Loan Facility or who has funded or purchased all or a portion of any Incremental Term Loan with respect to any Tranche of the Incremental Term Loan Facility in accordance with the terms hereof.

“Incremental Term Loan” has the meaning specified in Section 2.1(g).

“Incremental Term Loan Commitment” means, as to any Lender at any time, the amount initially set forth opposite its name in any Incremental Term Loan Funding Agreement with respect to any Tranche of the Incremental Term Loan Facility, as such Commitment is thereafter assigned or modified and “Incremental Term Loan Commitments” means the aggregate Incremental Term Loan Commitments of all of the Lenders with respect to all Tranches of the Incremental Term Loan Facility.

“Incremental Term Loan Facility” means the incremental term loan facility established pursuant to Section 2.1(g).

“Incremental Term Loan Funding Agreement” has the meaning assigned to such term in Section 2.1(g)(vi) and shall be substantially in the form of Exhibit K hereto.

“Incremental Term Loan Note” means a promissory note of the Borrower substantially in the form of Exhibit F-5 hereto to any requesting Incremental Term Loan Lender evidencing its Incremental Term Loan pursuant to any Tranche of Incremental Term Loans.

“Indebtedness” means, with respect to any Person, without duplication:  (a) all indebtedness for borrowed money; (b) that portion of obligations with respect to Capital Leases or other capitalized agreements that is properly classified as a liability on a balance sheet in conformity with GAAP; (c) notes payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money; (d) any obligation owed for all or any part of the deferred purchase price of property or services, except trade payables arising in the ordinary course of business and outstanding not more than 90 days after such obligation is due; (e) all obligations created or arising under any conditional sale or other title retention agreement; (f) all indebtedness secured by any Lien on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is nonrecourse to the credit of that Person, but only to the extent of the fair value of such property or asset; (g) all obligations of such Person under take-or-pay or similar arrangements or under commodities agreements; (h) the net termination obligations of such Person under any Hedge Agreement, calculated as of any date as if such agreement or arrangement were terminated as of such date; (i) the maximum amount of all standby letters of credit issued or bankers’ acceptance facilities created for the account of such Person and, without duplication, all drafts drawn thereunder (to the extent unreimbursed); (j) the principal balance outstanding under any Synthetic Lease Obligation; (k) with respect to the Indebtedness of any partnership or unincorporated joint venture in which such Person is a general partner or joint venturer, the least of (i) such Indebtedness and (ii) such Person’s actual liability for such Indebtedness; (l) obligations with respect to principal under Contingent Obligations with respect to the repayment of money or the deferred purchase price of property, whether or not then due and payable (calculated as the maximum amount of such principal); and (m) obligations under partnership, organizational or other agreements to fund capital contributions or other equity calls with respect to any Person or Investment or to redeem, repurchase or otherwise make payments in respect of any Equity Interests of any Person.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower or any other Loan Party under any Loan Document and (b) to the extent not otherwise described in the preceding clause (a), Other Taxes.

“Indemnitee” has the meaning specified in Section 11.3(b).

“Information” has the meaning specified in Section 11.8.

“Initial Credit Extension” means that portion of the initial Credit Extension under the Facilities which (a) is necessary for the Borrower and its Subsidiaries to consummate the Transactions and to repay in full all outstanding obligations under the Prior Credit Agreement and (b) shall be advanced on the Closing Date concurrent with the consummation of the Transactions and the repayment of the outstanding obligations under the Prior Credit Agreement.

“Initial Interest Period” means the initial Interest Period following the Closing Date which shall be for a period commencing no earlier than the Closing Date and ending no later than the last day of the calendar month in which the Closing Date occurs.

“Insolvency Proceeding” means, with respect to any Person, (a) a case, action or proceeding with respect to such Person (i) before any court or any other Governmental Authority under any Debtor Relief Law or other similar Law now or hereafter in effect or (ii) for the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator, conservator (or similar official) of any Loan Party or otherwise relating to the liquidation, dissolution, winding-up or relief of such Person or (b) any general assignment for the benefit of creditors, composition, marshaling of assets for creditors, or other, similar arrangement in respect of such Person’s creditors generally or any substantial portion of its creditors undertaken under any Debtor Relief Law or other similar Law now or hereafter in effect.

“Intellectual Property” means all Copyrights, Domain Names, Patents, Trademarks and IP Licenses, in each case as defined in the Security Agreement.

“Interest Payment Date” means (a) the first day of each calendar quarter after the Closing Date and (b) the Maturity Date.

“Interest Period” means the period of time selected by the Borrower in connection with (and to apply to) any election permitted hereunder by the Borrower to have Revolving Loans, Term Loans or one or more Tranches of Incremental Term Loans bear interest under the LIBOR Rate Option.  Subject to the last sentence of this definition, such period shall be one, two, three, six or, to the extent made available by all the Lenders, twelve months or, to the extent applicable, a period equal to the Initial Interest Period.  Such Interest Period shall commence on the effective date of such LIBOR Rate Loan, which shall be (a) the Borrowing Date if the Borrower is requesting new Loans or (b) the date of renewal of or conversion to a LIBOR Rate Loan if the Borrower is renewing or converting an existing Loan.  Notwithstanding the second sentence hereof: (i) any Interest Period that would otherwise end on a date that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (ii) the Borrower shall not select, convert to or renew an Interest Period for any portion of the Loans that would end after the applicable Maturity Date and (iii) if any Interest Period begins on the last Business Day of a month or on a day of a month for which there is no numerically corresponding day in the month in which such Interest Period is to end, such Interest Period shall be deemed to end on the last Business Day of the final month of such Interest Period.

“Interest Rate Hedge” means a Hedge Agreement entered into by the Loan Parties or their Subsidiaries in order to provide protection to, or minimize the impact upon, the Loan Parties and/or their Subsidiaries of increasing floating rates of interest applicable to Indebtedness.

“Interest Rate Option” means any (a) LIBOR Rate Option or (b) Base Rate Option.

“Investment” means, with respect to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a line of business, division or business unit.  For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“IRS” means the United States Internal Revenue Service.

“ISP” has the meaning specified in Section 2.9(j).

“Issuing Lender” means (a) initially, CoBank in its individual capacity as issuer of Letters of Credit hereunder, (b) such other Lender as the Borrower may from time to time select as an Issuing Lender, and (c) any Eligible Assignee to which all or any portion of the Letter of Credit Commitment of its assignor has been assigned, in each case for so long as CoBank, such other Lender or such Eligible Assignee, as the case may be, shall have a Letter of Credit Commitment; provided that, in the case of clauses (b) and (c) such other Lender or Eligible Assignee expressly agrees to perform all obligations required of an Issuing Lender hereunder in accordance with the terms herein, and notifies the Administrative Agent of its principal office and the amount of its Letter of Credit Commitment (which information shall be recorded by the Administrative Agent in the Register).

“Law” means any law (including common law), constitution, statute, treaty, regulation, rule, ordinance, opinion, release, ruling, order, injunction, writ, decree, bond, judgment, authorization or approval of or settlement agreement with any Governmental Authority applicable to any Person or the properties of any Person, including the Licenses, and, including the Communications Act, all applicable PUC Laws and all Environmental Laws.

“Lender” or “Lenders” means each of the financial institutions from time to time party hereto as a lender (including the Swing Line Lender, any Additional Incremental Term Lender and any Issuing Lender) and their respective successors and assigns as permitted hereunder, each of which is referred to herein as a Lender.  For the purpose of any Loan Document that provides for the granting of a security interest or other Lien to the Lenders or to the Administrative Agent for the benefit of the Lenders as security for the Secured Obligations, “Lenders” shall include any Affiliate of a Lender to the extent such Affiliate is a Secured Party.

“Letters of Credit” has the meaning specified in Section 2.9(a).

“Letter of Credit Borrowing” has the meaning specified in Section 2.9(c)(iii).

“Letter of Credit Commitment” means, with respect to any Issuing Lender at any time, (a) the amount initially set forth opposite its name on Part 2 of Schedule 1.1(A) or (b) the amount set forth in the Register maintained by the Administrative Agent pursuant to notice delivered to the Administrative Agent by such Issuing Lender of the amount of its Letter of Credit Commitment, in each case as such Letter of Credit Commitment is thereafter assigned or modified, and “Letter of Credit Commitments” means the aggregate Letter of Credit Commitments of all of the Issuing Lenders.  As of the Execution Date, the total Letter of Credit Commitments of all Issuing Lenders is $10,000,000. The aggregate Letter of Credit Commitments may exceed the Letter of Credit Sublimit at any time, but the Letter of Credit Obligations shall not at any time exceed the Letter of Credit Sublimit.

“Letter of Credit Expiration Date” means the day that occurs 30 days prior to the Maturity Date.

“Letter of Credit Facility” means the Letter of Credit facility established pursuant to Section 2.9.

“Letter of Credit Fee” has the meaning specified in Section 2.9(b).

“Letter of Credit Obligations” means, as of any date of determination, (a) the aggregate amount available to be drawn under all outstanding Letters of Credit on such date (if any Letter of Credit shall increase in amount automatically in the future, such aggregate amount available to be drawn shall currently give effect to any such future increase) plus (b) the aggregate Reimbursement Obligations and Letter of Credit Borrowings on such date.

“Letter of Credit Request” has the meaning specified in Section 2.9(a).

“Letter of Credit Sublimit” means the lesser of (a) $10,000,000 and (b) the result of (i) the Revolving Commitments minus (ii) the Swing Line Commitment.

“LIBOR Rate” means, with respect to any Interest Period, a rate of interest reported by Bloomberg Information Services (or on any successor or substitute service providing rate quotations comparable to those currently provided by such service, as determined by the Administrative Agent from time to time, for the purpose of providing quotations of interest rates applicable to dollar deposits in the London interbank market) (the “Service”) at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period, as the rate for dollar deposits with a maturity comparable to such Interest Period; provided that, (a) in the event the Administrative Agent is not able to determine the LIBOR Rate using such methodology, the Administrative Agent shall notify the Borrower and the Administrative Agent and the Borrower will agree upon a substitute basis for obtaining such quotations and (b) the LIBOR Rate for the Initial Interest Period (if applicable) shall be the rate determined based on a linear interpolation between (i) the LIBOR Rate for an interest period that is the next shortest interest period reported by the Service to the duration of the Initial Interest Period and (ii) the LIBOR Rate for an interest period that is the next longest interest period reported by the Service to the duration of the Initial Interest Period.

“LIBOR Rate Loan” means a Loan bearing interest at the LIBOR Rate Option.

“LIBOR Rate Option” means the option of the Borrower to have Loans bear interest at the rate and under the terms set forth in Section 2.4(a)(ii).

“Licenses” means any cable television franchise or any wireline telephone, cellular telephone, microwave, personal communications, commercial mobile radio service, broadband or other telecommunications license, authorization, registration, certificate, waiver, certificate of compliance, franchise (including cable television and telecommunications franchise), approval, right of way, material filing, exemption, order, or permit, whether for the acquisition, construction or operation of any Communications System, including the lease of any spectrum (and attendant rights and obligations), or to otherwise provide the services related to any Communications System, granted or issued by the FCC or any applicable PUC or other Governmental Authority.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, collateral assignment, lien (statutory or otherwise), security interest, charge or other encumbrance or security arrangement of any nature whatsoever, whether voluntarily or involuntarily given, including any conditional sale or title retention arrangement, and any assignment or deposit arrangement intended as, or having the effect of, security.

“Limited Conditionality Purchase Agreement” means a definitive purchase or similar agreement under which a Loan Party’s contractual obligation to consummate an acquisition of or other transaction resulting in an Investment is not conditioned upon such Loan Party having obtained third-party financing.

“Loan Documents” means this Agreement, the Fee Letters, the Negative Pledge Agreements, the Collateral Documents, the Solvency Certificate, the Perfection and Diligence Certificate, the Notices of Incremental Term Loan Borrowing (if any), the Incremental Term Loan Funding Agreements (if any), the Notes and any other instruments, certificates or documents delivered in connection herewith or therewith, all as amended, restated, reaffirmed, reconfirmed, replaced, substituted or otherwise modified from time to time.

“Loan Parties” means (a) prior to the Initial Credit Extension, the Borrower and (b) on and after the Initial Credit Extension, the Borrower and the Guarantors.

“Loan Request” means a request for a Term Loan, an Incremental Term Loan, a Revolving Loan or a Swing Line Loan, in each case substantially in the form of Exhibit D hereto.

“Loans” means, collectively, all Revolving Loans, Swing Line Loans, Term Loans and Incremental Term Loans or any Revolving Loan, Swing Line Loan, Term Loan or Incremental Term Loan, and “Loan” means the reference to any of the foregoing.

“Master Subordinated Intercompany Note” means a master intercompany note, substantially in the form of Exhibit M hereto, evidencing Indebtedness among the Loan Parties and delivered by the Loan Parties to the Administrative Agent on the Closing Date.

“Material Accounts” means (a) all deposit, securities and commodities accounts in the name of the Borrower at the financial institution with which the Borrower maintains its primary banking relationship and (b) all other deposit, securities and commodities accounts in the name of the Loan Parties and their respective Subsidiaries (other than Excluded Subsidiaries) to the extent the average daily or interdaily balance or market value of such accounts for the most recently completed six calendar months exceeds $1,000,000 individually or $2,500,000 in the aggregate; provided that, (x) Material Accounts will not include any deposit account specially and exclusively used for payroll, payroll taxes or other employee wages or benefit payments to or for the benefit of any salaried employee of any Loan Party or any Subsidiary of any Loan Party and (y) the individual and aggregate thresholds described in clause (b) shall be calculated without including (i) the balance or market value of any deposit account that is specially and exclusively used for payroll, payroll taxes or other employee wages or benefit payments to or for the benefit of any salaried employee of any Loan Party or any Subsidiary of any Loan Party and (ii) the balance or market value of any deposit account pledged to the United States of America, acting through the Administrator of the Rural Utilities Service, to the extent the balances or market values for all such pledged accounts do not exceed in the aggregate $2,500,000 and for so long as such pledge is required pursuant to the terms and conditions of any grant awarded to any Acquisition Target under the Broadband Initiatives Program on or before the Execution Date.

“Material Acquisition” means any acquisition of property or series of related acquisitions of property that (a) constitutes assets comprising all or substantially all of an operating line of business, division or business unit or constitutes all or substantially all of the Equity Interests of a Person and (b) involves the payment of consideration by the Borrower and its Subsidiaries in excess of $10,000,000.

“Material Adverse Effect” means (a) a material adverse effect upon the business, result of operations, properties, assets or financial condition of the Loan Parties and their respective Subsidiaries, taken as a whole, or (b) the impairment of any Liens in favor of the Administrative Agent, of the ability of the Loan Parties and their respective Subsidiaries to perform their material obligations under any Loan Document or of the Administrative Agent or any Lender to enforce any material provision of any Loan Document or collect any of the Secured Obligations.  In determining whether any individual event would reasonably be expected to have a Material Adverse Effect, notwithstanding that such event does not of itself have such effect, a Material Adverse Effect shall be deemed to have occurred if the cumulative effect of such event and all other then existing events would reasonably be expected to have a Material Adverse Effect.

“Material Contracts” means (a) each of the Sprint Agreements, (b) the Acquisition Agreement and (c) any other contract or agreement, written or oral, of any Loan Party or any of its respective Subsidiaries the failure to comply with which would reasonably be expected to have a Material Adverse Effect.

“Material Disposition” means any Disposition or series of related Dispositions that yields gross proceeds to the Borrower and its Subsidiaries in excess of $10,000,000.

“Material Indebtedness” means Indebtedness (other than the Obligations) in an aggregate principal amount in excess of $25,000,000.

“Material License” means all Licenses (a) issued by the FCC or any PUC, (b) required for the operation of any Communications System in the manner in which such Communications System is operating or (c) material to the value of the assets of any Loan Party or Subsidiary of any Loan Party but excluding any Auxiliary License.

“Material Owned Real Property” means any real property owned by any Loan Party in fee simple with a fair market value (determined in good faith by the Borrower) in excess of $1,500,000 or as to which the loss thereof would reasonably be expected to have a Material Adverse Effect.

“Maturity Date” means (a) with respect to the Revolving Credit Facility, the Swing Line Facility and the Letter of Credit Facility, the earlier of (i) the date of acceleration of the Obligations in accordance with Section 9.2 and (ii) five years from the last day of the calendar quarter during which the Closing Date occurs, (b) with respect to the Term Loan A‑1 Facility, the earlier of (i) the date of acceleration of the Obligations in accordance with Section 9.2 and (ii) five years from the last day of the calendar quarter during which the Closing Date occurs, (c) with respect to the Term Loan A‑2 Facility, the earlier of (i) the date of acceleration of the Obligations in accordance with Section 9.2 and (ii) seven years from the last day of the calendar quarter during which the Closing Date occurs and (d) with respect to any Tranche of Incremental Term Loans under the Incremental Term Loan Facility, the earlier of (i) the date of acceleration of the Obligations in accordance with Section 9.2 and (ii) the date set forth in the corresponding Incremental Term Loan Funding Agreement (which date shall be no earlier than the Maturity Date with respect to the Term Loan A‑1 Facility); provided that, if the Maturity Date with respect to the Term Loan A‑2 Facility is equal to or less than five years from the initial funding date for such Tranche of Incremental Term Loans, the Maturity Date of such Tranche of Incremental Term Loans shall also be no earlier than the Maturity Date with respect to the Term Loan A‑2 Facility; provided that, in the case of clauses (a) through (d), if the Closing Date has not occurred on or before June 28, 2016, the Maturity Date shall be June 28, 2016.

“Maximum Guarantor Liability” has the meaning specified in Section 12.4(a)(i).

“Maximum Rate” has the meaning specified in Section 11.14.

“Minimum Collateral Amount” means, at any time, (a) with respect to Cash Collateral consisting of cash or deposit account balances, an amount equal to 103% of the Fronting Exposure of any Issuing Lender with respect to Letters of Credit issued by it and outstanding at such time and (b) otherwise, an amount determined by the Administrative Agent and such Issuing Lender in its respective sole discretion.

“Minimum Liquidity Balance” means, as of any date of determination, (a) provided that as of such date each of the conditions set forth in Section 4.3 are satisfied, the aggregate Available Revolving Commitments plus (b) the sum of all unrestricted cash and unrestricted Cash Equivalents on deposit as of such date in all deposit accounts in the name of a Loan Party and for which such Loan Party has delivered to the Administrative Agent, for the benefit of the Secured Parties, a deposit account control agreement in form and substance reasonably satisfactory to Administrative Agent.

“Minority Investment” means any Person in whom any Loan Party owns any Equity Interests to the extent such Person does not constitute a Subsidiary of a Loan Party.

“Moody’s” means Moody’s Investors Service, Inc., or any successor or assignee thereof in the business of rating securities and debt.

“Mortgage” means a mortgage, deed of trust or similar instrument reasonably acceptable to the Administrative Agent, in each case, executed and delivered by the applicable Loan Party in favor of  the Administrative Agent for the benefit of the Secured Parties.

“Multiemployer Plan” means any employee benefit plan that is subject to Title IV of ERISA and that is a “multiemployer plan” within the meaning of Section 3(37) of the Code or Section 4001(a)(3) of ERISA and to which any Loan Party or any ERISA Affiliate is then making or accruing an obligation to make contributions or, within the preceding five plan years of such Multiemployer Plan, has made or had an obligation to make such contributions or with respect to which otherwise has any obligation or liability (including a contingent liability).

“Negative Pledge Agreement” means a Negative Pledge Agreement executed and delivered by an Excluded Subsidiary in favor of the Administrative Agent for the benefit of the Secured Parties, in substantially the form of Exhibit O hereto.

“Net Cash Proceeds” means:

(a)           in the case of any Debt Incurrence, an amount equal to: (i) the aggregate amount of all cash and Cash Equivalents received by any Loan Party or any Subsidiary of any Loan Party in respect of such Debt Incurrence minus (ii) all taxes and reasonable and documented fees (including reasonable and documented investment banking fees), commissions, costs and other expenses, in each case incurred in connection with such Debt Incurrence; and

(b)           in the case of any Casualty Event or any Disposition, an amount equal to: (i) the aggregate amount of all cash and Cash Equivalents received by any Loan Party or any Subsidiary of any Loan Party (other than, in the case of any Casualty Event, any Excluded Subsidiary) from such Casualty Event or Disposition (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or return of funds held in escrow or otherwise, but only as and when received), minus (ii) reasonable and documented attorneys’ fees, accountants’ fees, investment banking fees, survey costs, title insurance premiums, and related search and recording charges, transfer taxes, deed or mortgage recording taxes, required debt payments and required payments of other obligations relating to the applicable asset to the extent such debt or obligations are secured by a Lien permitted hereunder (other than pursuant to the Loan Documents) on such asset, other customary, reasonable and documented expenses and brokerage, consultant and other customary, reasonable and documented fees actually incurred in connection therewith, minus (iii) Taxes paid or payable (in the good faith determination of the Borrower) as a result thereof (or any tax distribution that may be required as a result thereof to the extent permitted hereunder), minus (iv) the amount of any reasonable reserve established in accordance with GAAP against any adjustment to the sale price or any liabilities (x) related to any of the applicable assets and (y) retained by the Borrower or any of its Subsidiaries including, without limitation, pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations (however, the amount of any subsequent reduction of such reserve (other than in connection with a payment in respect of any such liability) shall be deemed to be cash proceeds of such Disposition occurring on the date of such reduction), minus (v) any costs associated with unwinding any related Hedge Agreement in connection with such transaction;

provided that, so long as no Event of Default shall have occurred and be continuing or would result therefrom, Net Cash Proceeds shall not include any amounts with respect to clause (b) above to the extent that such amounts are reinvested in productive assets (other than inventory unless such Net Cash Proceeds result from a Casualty Event with respect to inventory) of a kind then used or usable in the business of any Loan Party or in the business of the Subsidiary who experienced such Casualty Event or Disposition, in each case, within 270 days after the receipt thereof, or are contractually committed to be applied to purchase productive assets (other than inventory unless such Net Cash Proceeds result from a Casualty Event with respect to inventory) of a kind then used or usable in the business of any Loan Party or in the business of the Subsidiary who experienced such Casualty Event or Disposition, in each case, within 270 days after the receipt thereof and are so applied within 18 months of receipt.  To the extent reinvestment is permitted in the event of any Casualty Event or Disposition experienced by any Loan Party, such Net Cash Proceeds must be reinvested in assets subject to the Lien of the Administrative Agent under the Collateral Documents, subject only to Permitted Liens.

“Non-Consenting Lender” has the meaning specified in Section 11.1.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Notes” means, collectively, the Revolving Notes, the Term Loan A‑1 Notes, the Term Loan A‑2 Notes, the Swing Line Notes, and the Incremental Term Loan Notes.

“Notice of Incremental Term Loan Borrowing” means a notice of a Tranche of Incremental Term Loans meeting the requirements of Section 2.1(e) and substantially in the form of Exhibit J hereto.

“NTELOS Prior Credit Agreement” means the Second Amendment and Restatement Agreement (the “Second Amendment”) dated as of January 31, 2014 to the Amended and Restated Credit Agreement dated as of November 9, 2012 (the “Existing Credit Agreement”), which amended and restated the Existing Credit Agreement in its entirety pursuant to a Second Amended and Restated Credit Agreement in the form attached to the Second Amendment, which is by and among NTELOS, Inc., a wholly-owned subsidiary of NTELOS Holdings Corp., certain subsidiaries of NTELOS, Inc. party thereto from time to time as guarantors, JPMorgan Chase Bank, N.A., as administrative agent, and the financial institutions party thereto from time to time as lenders.

“Obligation” means any obligation or liability of any of the Loan Parties (other than Excluded Swap Obligations), howsoever created, arising or evidenced, whether direct or indirect, joint or several, absolute or contingent, for payment or performance, now or hereafter existing (and including obligations or liabilities arising or accruing after the commencement of any Insolvency Proceeding with respect to any Loan Party or which would have arisen or accrued but for the commencement of such Insolvency Proceeding, even if the claim for such obligation or liability is not enforceable or allowable in such proceeding), or due or to become due, under or in connection with this Agreement, the Notes, the Letters of Credit, the Fee Letters or any other Loan Document (regardless of whether any Credit Extension is in excess of the amount committed under or contemplated by the Loan Documents or are made in circumstances in which any condition to any Credit Extension is not satisfied) whether to the Administrative Agent, any of the Lenders or their Affiliates or other Persons provided for under such Loan Documents.

“OFAC” means the Office of Foreign Assets Control of the U.S. Treasury Department.

“Official Body” means (a) any Governmental Authority and (b) any group or body charged with setting financial accounting or regulatory capital rules or standards (including, without limitation, the Financial Accounting Standards Board, the Bank for International Settlements or the Basel Committee on Banking Supervision or any successor or similar authority to any of the foregoing).

“Order” has the meaning specified in Section 2.9.

“Organizational Documents” means the certificate or articles of incorporation, bylaws, certificate of limited partnership, partnership agreement, certificate of formation, limited liability company agreement or other organizational documents of any Person.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Information” has the meaning specified in Section 12.13.

“Other Liabilities” means any obligation of any Loan Party arising under any document or agreement relating to or on account of (a) any Secured Bank Product or (b) any Secured Hedge (other than any Excluded Swap Obligations).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 3.6).

“Overadvance” means any Revolving Overadvance and any Term Overadvance.

“Participant” has the meaning specified in Section 11.7(d).

“Participant Register” has the meaning specified in Section 11.7(d).

“Participation Advance” has the meaning specified in Section 2.9(c)(ii).

“Payment In Full” means (a) with respect to the Obligations, the payment in full in cash of the Loans and other Obligations (other than contingent indemnification obligations as to which no claim has been made) hereunder, the termination of the Commitments and the expiration, termination or Cash Collateralization of all Letters of Credit and (b) with respect to the Other Liabilities, the payment in full in cash or Cash Collateralization of such Other Liabilities.

“PBGC” means the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA.

“Pension Plan” means any Plan that is subject to Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Code, and that any Loan Party or any ERISA Affiliate sponsors, maintains, or contributes to or is required to contribute to or with respect to which any Loan Party or any ERISA Affiliate otherwise has any obligation or liability (including any contingent liability).

“Perfection and Diligence Certificate” means a certificate executed and delivered by an Authorized Officer of each Loan Party to the Administrative Agent on the Closing Date, in substantially the form of Exhibit E hereto.

“Permitted Additional Distributions” has the meaning specified in Section 7.6(e)

“Permitted Additional Indebtedness” means unsecured Indebtedness in an aggregate amount not to exceed the current Flex-Debt Amount subject to the following conditions:

(a) no Default or Event of Default shall then exist or would exist after giving effect to such Indebtedness; provided that, if the proceeds of such Indebtedness shall be used to acquire a Permitted Additional Investment, this clause (a) shall be tested as provided in clause (iii) of the definition of Permitted Additional Investment; and

(b) the Borrower shall have provided to the Administrative Agent a certificate of a Financial Officer of the Borrower (supported by reasonably detailed calculations) certifying that, after giving effect to such Indebtedness, the Loan Parties shall be in compliance with the covenants set forth in Article VIII, calculated on a Pro forma Basis as of the most recent four fiscal quarter period for which Consolidated financial statements have been delivered; provided that, if the proceeds of such Indebtedness shall be used to acquire a Permitted Additional Investment, this clause (b) shall be tested as provided in clause (viii) of the definition of Permitted Additional Investment.

“Permitted Additional Investment” means an Investment (a) by any Loan Party of all of the Equity Interests of any Person, (b) by any Loan Party (other than the Borrower) of all or substantially all the assets of, or any line of business or division or business unit of, any other Person or (c) by any Loan Party in any Minority Investment; provided that,

(i)            after giving effect to such Investment, the Loan Parties shall continue to be in compliance with the requirements set forth in Section 7.11;

(ii)           the Administrative Agent shall promptly receive in accordance with the requirements of Section 6.10, all documents and other deliveries reasonably required by the Administrative Agent to have a first-priority perfected security interest (subject to Permitted Liens) in the assets, Person or Minority Investment acquired or created in such Investment, together with all opinions of counsel, certificates, resolutions and other documents required by Section 6.10, in form and substance reasonably acceptable to the Administrative Agent;

(iii)          no Default or Event of Default shall exist or would exist after giving effect to such Investment; provided that, if the Investment is subject to a Limited Conditionality Purchase Agreement, this clause (iii) shall be tested as of the time such Loan Party entered into such Limited Conditionality Purchase Agreement;

(iv)         the aggregate amount of the consideration (including, in the case of consideration consisting of assets, the fair market value of the assets) paid or incurred by any Loan Party or any Subsidiary of any Loan Party in connection with such Investment shall not exceed $150,000,000 over the term of the Facilities;

(v)           (1) any Person acquired will be a direct or indirect, wholly-owned Domestic Subsidiary of the Borrower immediately after such Investment, (2) any assets being acquired (other than a de minimis amount of assets in relation to the assets being acquired) are located within the United States, and (3) any Minority Investment being acquired will be in a Person who is organized or formed and existing under the Laws of the United States of America or any state, commonwealth or territory thereof or under the Laws of the District of Columbia and whose assets are located within the United States;

(vi)         such Investment shall not be a Hostile Acquisition;

(vii)        if the aggregate amount of the consideration (including, in the case of consideration consisting of assets, the fair market value of the assets) paid or incurred by any Loan Party or any Subsidiary of any Loan Party in connection with such Investment exceeds the Threshold Amount, then not later than five Business Days prior to the anticipated closing date of such Investment, the Borrower shall provide to the Administrative Agent its due diligence package regarding the Person, assets or Minority Investment being acquired, if any, and such other information as the Administrative Agent may reasonably request; and

(viii)  if the aggregate amount of the consideration (including, in the case of consideration consisting of assets, the fair market value of the assets) paid or incurred by any Loan Party or any Subsidiary of any Loan Party in connection with such Investment exceeds the Threshold Amount, then the Borrower shall have provided to the Administrative Agent a certificate of a Financial Officer of the Borrower (supported by reasonably detailed calculations) certifying that, after giving effect to such Investment, the Loan Parties shall be in compliance with the covenants set forth in Article VIII, calculated on a Pro forma Basis as of the most recent four fiscal quarter period for which Consolidated financial statements have been delivered; provided that, if the Investment is subject to Limited Conditionality Purchase Agreement, this clause (viii) shall be tested on a Pro forma Basis as of the time that such Loan Party enters into such Limited Conditionality Purchase Agreement.

“Permitted Liens” means the following:

(a)           Liens for taxes, assessments or similar charges and levies of any Governmental Authority not yet due or which are being diligently contested in good faith by appropriate and lawful proceedings that suspend enforcement of such Liens and for which adequate reserves or other appropriate provisions in accordance with GAAP have been set aside on such Loan Party’s or Subsidiary’s books;

(b)           pledges or deposits made in the ordinary course of business in connection with worker’s compensation, unemployment insurance, old-age pensions or other social security programs, other than any Lien imposed by ERISA;

(c)           Liens of mechanics, repairmen, materialmen, warehousemen, carriers, suppliers, landlords or other like Liens that are incurred in the ordinary course of business and either (i) secure obligations that are not overdue by more than 60 days, (ii) are being diligently contested in good faith by appropriate and lawful proceedings that suspend enforcement of such Liens and for which adequate reserves or other appropriate provisions in accordance with GAAP have been set aside on such Loan Party’s or Subsidiary’s books or (iii) do not in the aggregate materially detract from the value of the property or asset subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;

(d)          pledges or deposits made in the ordinary course of business to secure performance of bids, tenders, trade contracts (other than Indebtedness) or leases, not in excess of the aggregate amount due thereunder, or to secure statutory obligations, or surety, appeal, performance or other similar bonds required in the ordinary course of business;

(e)           pledges and deposits in the ordinary course of business securing liability for reimbursement of indemnification obligations of insurance carriers providing property, casualty, liability or other insurance to the Borrower or any Subsidiary;

(f)            encumbrances consisting of zoning restrictions, easements, right-of-way or other encumbrances, title defects and restrictions on the use of real property that do not in the aggregate materially detract from the value of the property or asset subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;

 (g)         Liens in favor of the Administrative Agent for the benefit of the Secured Parties or otherwise securing the Secured Obligations;

(h)          CoBank’s statutory Lien in all of the CoBank Equities that the Borrower acquires in connection with its patronage loan or loans from CoBank;

(i)            judgment Liens arising solely as a result of the existence of judgments, awards, decrees, orders or attachments that do not constitute an Event of Default;

(j)            cash collateralization of existing Letters of Credit issued by Person(s) other than an Issuing Lender; provided, that the aggregate amount of such cash collateralizations together with the Loan Parties’ reimbursement obligations under such Letters of Credit does not exceed $2,500,000 in the aggregate at any one time;

(k)           Liens securing purchase money security interests or Capital Leases permitted under Section 7.1(d), provided, that such Liens do not at any time encumber any property other than the property purchased, leased or otherwise acquired with the proceeds of such Indebtedness;

(l)            Liens in favor of customs and revenue authorities arising as a matter of Law to secure payment of customs duties in connection with the importation of goods;

(m)         Liens of the Loan Parties, the Acquisition Targets or their respective Subsidiaries existing as of the Execution Date, that will not be discharged on the Closing Date in connection with the Initial Credit Extension and which are set forth on Schedule 1.1(C), and any refinancing thereof, provided that, (i) the property covered thereby is unchanged, (ii) the amount secured or benefited thereby is not increased, (iii) the direct or any contingent obligor with respect thereto is not changed and (iv) any renewal or extension of the obligations secured thereby is Indebtedness permitted under Section 7.1;

(n)          Liens solely on any cash earnest money deposits made in connection with any letter of intent or purchase agreement with respect to any Investment permitted under Section 7.5;

(o)          purported Liens evidenced by the filing of precautionary UCC financing statements relating solely to operating leases or consignment or bailee arrangements entered into in the ordinary course of business;

(p)          rights of setoff or banker’s lien upon deposits of cash in favor of banks or other depository institutions arising as a matter of law;

(q)           leases, licenses, subleases or sublicenses granted to others in the ordinary course of business which do not (i) interfere in any material respect with the business of the applicable Person or (ii) secure any Indebtedness;

(r)            Liens arising (i) out of conditional sale, title retention, consignment or similar arrangements for the sale of any assets or property in the ordinary course of business and permitted by this Agreement or (ii) by operation of Law under Article 2 of the UCC in the ordinary course of business, covering only the goods sold and securing only the unpaid purchase price for such goods and related expenses;

(s)           Liens granted in the ordinary course of business on the unearned portion of insurance premiums securing the financing of insurance premiums to the extent such secured Indebtedness is permitted;

(t)            customary rights of first refusal and tag, drag and similar rights in joint venture agreements;

(u)           Liens in favor of collecting banks arising under Section 4-210 of the UCC or, with respect to collecting banks located in the State of New York, under Section 4-208 of the UCC; and

(v)           additional Liens of the Excluded Subsidiaries not otherwise permitted by this definition that (i) do not materially impair the use of such asset in the operation of the business of such Excluded Subsidiary and (ii) do not secure outstanding obligations in excess of $500,000 in the aggregate for all such Liens at any time.

“Permitted Post-Closing Deliveries” means those certain conditions precedent set forth in Section 4.02 which may be satisfied after the Initial Credit Extension to the extent the satisfaction of such conditions precedent is identified as an affirmative covenant under Section 6.16 and described on Schedule 6.16.  The conditions set forth on Schedule 6.16 shall include: (i) an affirmative covenant to complete within 90 days of the Closing Date (or such later date as the Administrative Agent may agree to in its sole discretion), pursuant to arrangements acceptable to the Administrative Agent in its reasonable discretion, the perfection or the provision of evidence of the perfection of the Lien of the Administrative Agent in any portion of the Collateral not provided on the Closing Date after the Borrower’s use of commercially reasonable efforts to do so; provided that the Permitted Post-Closing Deliveries shall not include the perfection or the provision of evidence of the perfection of the Lien of the Administrative Agent in any portion of the Collateral  that may be perfected by the filing of a UCC Financing Statement, filing of an Intellectual Property Security Agreement with the U.S. Patent and Trademark Office or the U.S. Copyright Office or the delivery of certificates evidencing Equity Interests unless otherwise agreed by the Administrative Agent in its sole discretion; and (ii) such other affirmative covenants to complete conditions precedent as the Administrative Agent may agree to in its sole discretion.

“Person” means any natural person, corporation, company, partnership, limited liability company, association, joint-stock company, trust, unincorporated organization, joint venture, Official Body or any other entity.

“Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA (including any Pension Plan but excluding any Multiemployer Plan) that any Loan Party or any ERISA Affiliate sponsors, maintains, or contributes to or is required to contribute to or with respect to which any Loan Party or any ERISA Affiliate otherwise has any obligation or liability.

“Plan Funding Rules” means the rules of the Code and ERISA regarding minimum required contributions (including any installment payment thereof) to Pension Plans set forth in, Sections 412, 430 and 436 of the Code and Sections 206, 302, 303 and 305 of ERISA.

“Platform” has the meaning specified in Section 11.4(d)(i).

“Pricing Grid” means the table and text set forth below:

		Revolving Loans and Term Loan A‑1		Term Loan A‑2		Revolving Loans
Level	Total Leverage Ratio	Applicable Margin for Base Rate Loans	Applicable Margin for LIBOR Rate Loans and Letter of Credit Fee	Applicable Margin for Base Rate Loans	Applicable Margin for LIBOR Rate Loans	Applicable Revolving Unused Commitment Fee Rate
Level I	< 2.25x	1.250%	2.250%	1.500%	2.500%	0.200%
Level II	> 2.25x and < 2.75x	1.500%	2.500%	1.750%	2.750%	0.200%
Level III	> 2.75x and < 3.25x	1.750%	2.750%	2.000%	3.000%	0.250%
Level IV	> 3.25x	2.000%	3.000%	2.250%	3.250%	0.375%

For purposes of determining the Applicable Margin, the Applicable Revolving Unused Commitment Fee Rate and the Applicable Letter of Credit Fee Rate:

(a)          The Applicable Margin, the Applicable Revolving Unused Commitment Fee Rate and the Applicable Letter of Credit Fee Rate shall be set at Level III until receipt of the first annual or quarterly financial statements and corresponding Compliance Certificate for the first full fiscal quarter following the Closing Date.

(b)          The Applicable Margin, the Applicable Revolving Unused Commitment Fee Rate and the Applicable Letter of Credit Fee Rate shall be recomputed as of the end of each fiscal quarter ending after the Closing Date based on the Total Leverage Ratio as of such quarter end.  Any increase or decrease in the Applicable Margin, the Applicable Revolving Unused Commitment Fee Rate or the Applicable Letter of Credit Fee Rate computed as of a quarter end shall be effective no later than five Business Days following the date on which the Compliance Certificate evidencing such computation is delivered under Section 6.1(c).  If a Compliance Certificate is not delivered when due in accordance with such Section 6.1(c), then the rates in Level IV shall apply as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered and shall remain in effect until the date on which such Compliance Certificate is delivered.

(c)           If, as a result of any restatement of or other adjustment to the financial statements of the Borrower or for any other reason, the Borrower or the Lenders determine that (i) the Total Leverage Ratio as calculated by the Borrower as of any applicable date was inaccurate and (ii) a proper calculation of the Total Leverage Ratio would have resulted in higher pricing for such period, the Borrower shall immediately and retroactively be obligated to pay to the Administrative Agent for the account of the applicable Lenders, promptly on demand by the Administrative Agent (or, after the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code, automatically and without further action by the Administrative Agent, any Lender or the Issuing Lender), an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period.  This clause (c) shall not limit the rights of the Administrative Agent, any Lender or the Issuing Lender, as the case may be, under Section 2.9, or Section 3.5, or Article IX.

“Prime Rate” means a variable rate of interest per annum equal to the “U.S. prime rate” as reported on such day in the Money Rates Section of the Eastern Edition of The Wall Street Journal, or if the Eastern Edition of The Wall Street Journal is not published on such day, such rate as last published in the Eastern Edition of The Wall Street Journal. In the event the Eastern Edition of The Wall Street Journal ceases to publish such rate or an equivalent on a regular basis, the Administrative Agent shall notify the Borrower and the Administrative Agent and the Borrower will agree upon a substitute regularly published average prime rate to be used to determine the “Prime Rate”.  Any change in Prime Rate shall be automatic, without the necessity of notice provided to the Borrower or any other Loan Party.

“Principal Office” means the main banking office of the Administrative Agent in Greenwood Village, Colorado, or such other banking office as may be designated in writing by the Administrative Agent to the Borrower from time to time.

“Prior Credit Agreement” means that certain Amended and Restated Credit Agreement, dated as of September 14, 2012, among the Borrower, certain of the Subsidiaries of the Borrower party thereto from time to time as guarantors, the financial institutions party thereto from time to time as lenders and CoBank, ACB, as the administrative agent for the benefit of the lenders.

“Prior Security Interest” means a valid and enforceable perfected first-priority security interest in and to the Collateral that is subject only to Permitted Liens which have first-priority by operation of applicable Law.

“Pro forma Basis” means, for purposes of calculating compliance with any test or financial covenant under this Agreement for any period, that the applicable Tranche of the Incremental Term Loan Facility, Permitted Additional Indebtedness, Permitted Additional Investment or Permitted Additional Distribution (and all Tranches of the Incremental Term Loan Facility, Permitted Additional Indebtedness, Permitted Additional Investments or Permitted Additional Distributions that have been consummated during the applicable period), or the applicable Material Acquisition or Material Disposition, and the following transactions in connection therewith shall be deemed to have occurred as of the first day of the applicable period of measurement in such test or covenant:  (a) income statement items (whether positive or negative) attributable to the property or Person subject to such Tranche of the Incremental Term Loan Facility, Permitted Additional Indebtedness, Permitted Additional Investment, Permitted Additional Distribution, Material Acquisition or Material Disposition, (i) in the case of a Permitted Additional Distribution or Material Disposition shall be excluded, and (ii) in the case of a Permitted Additional Investment or a Material Acquisition, shall be included, (b) any retirement of Indebtedness and (c) any Indebtedness incurred or assumed by the Borrower or any of its Subsidiaries and if such Indebtedness has a floating or formula rate, shall have an implied rate of interest for the applicable period for purposes of this definition determined by utilizing the rate which is or would be in effect with respect to such Indebtedness as at the relevant date of determination; provided that the foregoing pro forma adjustments may be applied to any such test or financial covenant solely to the extent that such adjustments give effect to events that are (x) attributable to such transaction and (y) factually supportable in a manner reasonably satisfactory to the Administrative Agent.

“Pro Forma Closing Date Total Leverage Ratio” means the ratio, for the Borrower on a Consolidated basis, derived by dividing (a) Indebtedness (other than the net termination obligations of such Person under any Hedge Agreement, calculated as of any date as if such agreement or arrangement were terminated as of such date and, to the extent related to or supporting such net termination obligations, as described in clauses (k), (l) and (m) of the definition of Indebtedness) after giving effect to the Initial Credit Extension, the Acquisition and the other Transactions by (b) Consolidated EBITDA projected for the first full fiscal quarter after the Closing Date multiplied by four.

“Pro Rata Share” means (a) with respect to the Revolving Credit Facility as of any date of determination, the proportion that a Revolving Lender’s Revolving Commitment as of such date bears to the aggregate amount of Revolving Commitments of all of the Revolving Lenders as of such date, provided, that if the Revolving Commitments have been terminated or have expired, Pro Rata Share under the Revolving Credit Facility shall be determined based upon the Revolving Commitments most recently in effect, giving effect to any assignment, (b) with respect to the Term Loan A‑1 Facility as of any date of determination, (i) if any Term Loan A‑1 Commitments remain in effect, the proportion that a Term Loan A‑1 Lender’s unused Term Loan A‑1 Commitment bears to the aggregate amount of Term Loan A‑1 Commitments of all of the Term Loan A‑1 Lenders as of such date or (ii) if the Term Loan A‑1 Commitments have been terminated or have expired, the proportion that the outstanding principal amount of a Term Loan A‑1 Lender’s Term Loan A‑1 as of such date bears to the aggregate principal amount of all outstanding Term Loan A‑1s as of such date, (c) with respect to the Term Loan A‑2 Facility as of any date of determination, (i) if any Term Loan A‑2 Commitments remain in effect, the proportion that a Term Loan A‑2 Lender’s unused Term Loan A‑2 Commitment bears to the aggregate amount of Term Loan A‑2 Commitments of all of the Term Loan A‑2 Lenders as of such date or (ii) if the Term Loan A‑2 Commitments have been terminated or have expired, the proportion that the outstanding principal amount of a Term Loan A‑2 Lender’s Term Loan A‑2 as of such date bears to the aggregate principal amount of all outstanding Term Loan A‑2s as of such date and (d) with respect to each Tranche of the Incremental Term Loan Facility as of any date of determination, (i) if any Incremental Term Loan Commitments remain in effect with respect to such Tranche, the proportion that an Incremental Term Lender’s unused Incremental Term Loan Commitment with respect to such Tranche bears to the aggregate amount of the Incremental Term Loan Commitments of all of the Incremental Term Loan Lenders for such Tranche as of such date or (ii) if the Incremental Term Loan Commitments have been terminated or have expired with respect to such Tranche, the proportion that the outstanding principal amount of an Incremental Term Loan Lender’s Incremental Term Loan with respect to such Tranche as of such date bears to the aggregate principal amount of all outstanding Incremental Term Loans for such Tranche as of such date.

“Properties” has the meaning specified in Section 5.18(a).

“PUC” means any state, provincial or other local public utility commission, local franchising authority, or similar regulatory agency or body that exercises jurisdiction over the rates, terms or services or the ownership, construction or operation of any Communications System (and its related facilities) or over Persons who own, construct or operate a Communications System, in each case by reason of the nature or type of the services, operations or business subject to regulation and not pursuant to laws and regulations of general applicability to Persons conducting business in any such jurisdiction.

“PUC Laws” means all relevant statutes of any applicable State, rules, regulations, orders, directives and published policies of, and all Laws administered by, any PUC asserting jurisdiction over any Loan Party or any Subsidiary of any Loan Party.

“Purchase Money Security Interest” means any Lien upon tangible personal property securing loans to any Loan Party or Subsidiary of any Loan Party or deferred payments by such Loan Party or Subsidiary for the purchase of such tangible personal property.

“Qualified ECP Guarantor” means, in respect of any Swap Obligation, each Loan Party that has total assets exceeding $10,000,000 at the time the relevant Guaranty or grant of the relevant security interest becomes effective with respect to such Swap Obligation or such other Person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another Person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Real Estate Deliverables” means, with respect to each Material Owned Real Property, all of the following (except to the extent all or any portion of which is waived by the Administrative Agent in its sole discretion), each of which shall be in form and substance reasonably acceptable to the Administrative Agent,

(a)           a Mortgage;

(b)           a legal description of each parcel of real property constituting such Material Owned Real Property, sufficient for recording;

(c)           an ALTA title insurance policy or policies insuring the Administrative Agent, for the benefit of the Secured Parties (including such endorsements as the Administrative Agent may reasonably require), insuring the Mortgage as a valid first priority Lien upon such Material Owned Real Property, subject to Permitted Liens described in clauses (a), (c), (f), (g) and (p) of the definition thereof and such other Permitted Liens or exceptions as are reasonably acceptable to the Administrative Agent;

(d)          appraisals, zoning reports, and other customary third party inspections, applicable to such Material Owned Real Property;

(e)           an environmental questionnaire with respect to such Material Owned Real Property and, if requested by the Administrative Agent, a Phase I environmental audit and such other environmental information and audits as the Administrative Agent may reasonably request;

(f)            written opinions of counsel for the Loan Parties, duly executed and covering such matters with respect to the Mortgages as may be reasonably requested by the Administrative Agent;

(g)          evidence that the Loan Parties have taken all actions required under the Flood Laws and/or requested by the Administrative Agent to assist in ensuring that each Lender is in compliance with the Flood Laws applicable to the Material Owned Real Property, including, but not limited to:

(i)            providing the Administrative Agent with the address and/or GPS coordinates of each parcel or, if reasonably requested by the Administrative Agent, each structure on any improved real property that will be subject to the Mortgage,

(ii)           obtaining or providing the following documents: (1) a completed standard “life-of-loan” flood hazard determination form, (2) if the improvement(s) to the improved real property is located in a special flood hazard area, a notification to the Borrower (“Borrower Notice”) and (if applicable) notification to the Borrower that flood insurance coverage under the National Flood Insurance Program (“NFIP”) is not available because the community does not participate in the NFIP and (3) documentation evidencing the Borrower’s receipt of the Borrower Notice (e.g., countersigned Borrower Notice, return receipt of certified U.S. Mail, or overnight delivery) and

(iii)         to the extent required under Section 6.5(b), obtaining flood insurance for such property, structures and contents prior to such property, structures and contents becoming Collateral, together with such endorsements in favor of the Administrative Agent as the Administrative Agent may reasonably request; and

(h)          such other documents, instruments or agreements reasonably requested by the Administrative Agent in connection with granting and perfecting a Prior Security Interest, on such Material Owned Real Property in favor of the Administrative Agent, for the ratable benefit of the Secured Parties.

“Recipient” means (a) the Administrative Agent, (b) any Lender or (c) any Issuing Lender, as applicable.

“Register” has the meaning specified in Section 11.7(c).

“Reimbursement Obligation” has the meaning specified in Section 2.9(c)(i).

“Related Agreements” has the meaning specified in Section 12.3(a).

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Required Lenders” means, at any time, Lenders (other than Defaulting Lenders but specifically including Voting Participants) having Total Credit Exposures representing more than 50% of the Total Credit Exposures of all Lenders; provided, that:

(a)	“Required Lenders” must include at least two Lenders other than CoBank or a Voting Participant;

(b)	with respect to any agreement, waiver or consent that by its terms would modify the interests, rights or obligations of one Class of Lenders (but not of any other Class of Lenders), “Required Lenders” shall not be subject to clause (a) above if such Class of Lenders consists of three or fewer Lenders; and

(c)	other than any Total Credit Exposure voted by another Lender pursuant to an allocation of such Total Credit Exposure to such Lender under Section 2.15 or otherwise, the Total Credit Exposure of any Defaulting Lender shall be disregarded in determining Required Lenders at any time.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interest of the Borrower or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interest, or on account of any return of capital to the Borrower’s stockholders, partners or members (or the equivalent Person thereof).

“Revolving Commitment” means, as to any Revolving Lender at any time, the amount initially set forth opposite its name on Schedule 1.1(A), as such Commitment is thereafter assigned or modified and “Revolving Commitments” means the aggregate Revolving Commitments of all of the Revolving Lenders. As of the Execution Date, the aggregate amount of the Revolving Commitments of all Revolving Lenders is $75,000,000.

“Revolving Credit Exposure” means, as to any Revolving Lender at any time, the aggregate principal amount at such time of its outstanding Revolving Loans and such Revolving Lender’s participation in Letter of Credit Obligations and Swing Line Loans at such time.

“Revolving Credit Facility” means the Revolving Credit Facility established pursuant to Section 2.2.

“Revolving Credit Facility Usage” means, at any time, the sum of the outstanding Revolving Loans, the outstanding Swing Line Loans and the Letter of Credit Obligations.

“Revolving Lender” means each Lender having a Revolving Commitment or who has funded or purchased all or a portion of a Revolving Loan in accordance with the terms hereof.

“Revolving Loans” means, collectively, and “Revolving Loan” means, separately, all Revolving Loans or any Revolving Loan made by the Lenders or one of the Lenders to the Borrower pursuant to Section 2.2.

“Revolving Note” means a promissory note of the Borrower substantially in the form of Exhibit F-1 hereto to any requesting Revolving Lender evidencing its Revolving Loans.

“Revolving Overadvance” has the meaning specified in Section 2.13(a)(i).

“Revolving Unused Commitment Fee” has the meaning specified in Section 2.7(a).

“RUS Grant and Security Agreement” means that certain Broadband Initiatives Program Grant and Security Agreement, dated as of October 8, 2010, by and among West Virginia PCS Alliance, L.C., NTELOS Licenses, Inc. and the United States of America, acting through the Administrator of the Rural Utilities Services, without giving effect to any amendments, supplements, modifications or extensions that would be adverse to the interests of the Lenders in any material respect.

“Sanctioned Country” means, at any time, a country, territory or sector that is, or whose government is, the subject or target of any Sanctions or that is, or whose government is, the subject of any list-based or territorial or sectorial Sanctions.

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by any (i) Governmental Authority of the United States of America, Canada, the United Kingdom or any member of the European Union, (ii) the United Nations Security Council, (iii) the European Union, (iv) any political subdivision of any of the foregoing or (v) any other Governmental Authority having (or claiming to have) jurisdiction at such time over any of the following Persons or any of their assets: any Loan Party, any Acquisition Target, any Subsidiary or Affiliate of any Loan Party or Acquisition Target, any other party to the Transactions, any Secured Party, any Participant or any Subsidiary or Affiliate of any Secured Party or Participant, (b) any Person operating, organized or resident in a Sanctioned Country, (c) any Person that is otherwise subject to any Sanctions or (d) any Person, directly or indirectly, 50% or more in the aggregate owned by, otherwise controlled by, or acting for the benefit or on behalf of, any Person or Persons described in clause (a), (b) or (c) of this definition.

“Sanctions” means any economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by any (i) Governmental Authority of the United States of America, Canada, the United Kingdom or any member of the European Union, (ii) the United Nations Security Council, (iii) the European Union, (iv) any political subdivision of any of the foregoing or (v) any other Governmental Authority having (or claiming to have) jurisdiction at such time over any of the following Persons or any of their assets: any Loan Party, any Acquisition Target, any Subsidiary or Affiliate of any Loan Party or Acquisition Target, any other party to the Transactions, any Secured Party, any Participant or any Subsidiary or Affiliate of any Secured Party or Participant.

“SEC” means the Securities and Exchange Commission.

“Secured Bank Product” means agreements or other arrangements entered into by a Lender or its Affiliate, on the one hand, and any Loan Party, on the other hand at the time such Lender is a party to this Agreement, under which any Lender or Affiliate of a Lender provides any of the following products or services to any of the Loan Parties: (a) credit cards, (b) credit card processing services, (c) debit cards, (d) purchase cards, (e) ACH transactions, (f) cash management, including controlled disbursement, accounts or services or (g) foreign currency exchange, and shall include, without limitation, the CoBank Cash Management Agreement; provided that the foregoing shall not constitute a Secured Bank Product if at any time the applicable provider of such bank products or services is not a Lender or an Affiliate of a Lender.

“Secured Hedge” means an Interest Rate Hedge permitted under this Agreement (a) that is entered into by a Hedge Bank and (b) with respect to which such Hedge Bank has provided evidence reasonably satisfactory to the Administrative Agent that (i) such Interest Rate Hedge is documented in a standard International Swap Dealer Association Agreement, and (ii) such Interest Rate Hedge provides for the method of calculating the reimbursable amount of the provider’s credit exposure in a reasonable and customary manner; provided that the foregoing shall not constitute a Secured Hedge if at any time the applicable provider of such Interest Rate Hedge is not a Lender or an Affiliate of a Lender.

“Secured Obligations” means all Obligations and all Other Liabilities, but excluding all Excluded Swap Obligations.

“Secured Parties” means, collectively, the Administrative Agent, the Lenders, each Issuing Lender, each Lender (or its Affiliate) that provides any Secured Hedge for so long as such Lender remains a Lender hereunder, each Lender (or its Affiliate) that provides any Secured Bank Product for so long as such Lender remains a Lender hereunder, each Related Party or co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Section 10.6, and, in each case, their respective successors and permitted assigns.

“Security Agreement” means the Pledge and Security Agreement, executed and delivered on the Closing Date, by each of the Loan Parties in favor of the Administrative Agent in substantially the form of Exhibit M hereto.

“Service” has the meaning set forth in the definition of “LIBOR Rate.”

“Shentel PCS” means Shenandoah Personal Communications, LLC.

“Solvency Certificate” means the certificate of the Borrower in the form of Exhibit G hereto.

“Solvent” means, with respect to any Person on any date of determination, such Person, Consolidated with its respective Subsidiaries (a) owns and will own assets, the present fair value of which is greater than the total amount of liabilities, including, contingent liabilities, of such Person and its Subsidiaries, (b) owns and will own assets, the present fair saleable value of which is greater than the amount that will be required to pay the probable liabilities of the then existing debts and liabilities of such Person and its Subsidiaries as they become absolute and matured considering all financing alternatives and potential asset sales reasonably available to such Person and its Subsidiaries, (c) has capital that is not unreasonably small in relation to its business as presently conducted or after giving effect to any contemplated transactions, (d) does not intend to, and does not believe that it will, incur debts or liabilities beyond its ability to pay such debts and liabilities as they become due and (e) has not incurred, and will not incur, any obligation under the Agreement or any other Loan Document and such Person and its Subsidiaries have not made and will not make any conveyance pursuant to or in connection therewith, with actual intent to hinder, delay or defraud either existing or future creditors of such Person or its Subsidiaries.

“Specified Representations” means (a) with respect to each of the Acquisition Targets, each of the representations and warrants set forth in Section 5.24 and (b) with respect to each of the Loan Parties and their Subsidiaries, each of the representations and warrants set forth in: Section 5.1, Section 5.2(b), Section 5.4, Section 5.7, Section 5.8(a)(i) through (iii), Section 5.11, Section 5.15, Section 5.20, Section 5.24 and Section 5.26.

“Sprint Affiliate Agreements” means the Sprint PCS Management Agreement, dated as of November 5, 1999, by and among Sprint Spectrum, L.P., WirelessCo, L.P., APC PCS, LLC, PhillieCo, L.P., Sprint Communications Company L.P., SprintCom, Inc. and Shentel PCS, and all related services, trademark, service mark and other agreements related thereto (other than, for the avoidance of doubt, the Sprint Master Agreement and the Sprint Retail Stores Transfer Agreement), as amended by Addendum I through Addendum XVIII and as may be further amended, supplemented, modified, extended or replaced in accordance with the terms thereof but without giving effect to any amendments, supplements, modifications, extensions or replacements after Addendum XVIII that would be adverse to the interests of the Lenders in any material respect, in any such case without the prior written consent of the Administrative Agent (such consent not to be unreasonably withheld, conditioned or delayed).

“Sprint Agreements” means, collectively, the Sprint Master Agreement, the Sprint Retail Stores Transfer Agreement and various other agreements related to the Transactions described in the Sprint Master Agreement and the Sprint Affiliate Agreements.

“Sprint Master Agreement” means the Master Agreement, dated as of August 10, 2015, by and between SprintCom, Inc. and Shentel PCS, as the same may be amended, supplemented, modified, extended or replaced from time to time in accordance with the terms thereof but without giving effect to any amendments, supplements, modifications, extensions or replacements thereof that would be adverse to the interests of the Lenders in any material respect, in any such case without the prior written consent of the Administrative Agent (such consent not to be unreasonably withheld, conditioned or delayed).

“Sprint Retail Stores Transfer Agreement” means the Retail Stores Transfer Agreement, dated as of August 10, 2015, by and between SprintCom, Inc. and Shentel PCS, as the same may be amended, supplemented, modified, extended or replaced from time to time in accordance with the terms thereof but without giving effect to any amendments, supplements, modifications, extensions or replacements thereof that would be adverse to the interests of the Lenders in any material respect, in any such case without the prior written consent of the Administrative Agent (such consent not to be unreasonably withheld, conditioned or delayed).

“Standard & Poor’s” means Standard & Poor’s Ratings Services LLC, a subsidiary of The McGraw-Hill Companies, Inc., or any successor or assignee of the business of such division in the business of rating securities and debt.

“Statutory Reserve Rate” means, for the Interest Period for any LIBOR Rate Loan, a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the arithmetic mean, taken over each day in such Interest Period, of the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject for eurocurrency funding (currently referred to as “Eurocurrency liabilities” in Regulation D of the Board).  Such reserve percentages shall include those imposed pursuant to such Regulation D.  LIBOR Rate Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation.  The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subsidiary” of any Person at any time means any corporation, trust, partnership, any limited liability company or other business entity of which more than 50% of the outstanding voting securities or other interests normally entitled to vote for the election of one or more directors or trustees (regardless of any contingency that does or may suspend or dilute the voting rights) is at such time owned, or the management of which is controlled, directly or indirectly through one or more intermediaries, or both, by such Person or one or more of such Person’s Subsidiaries.

“Subsidiary Equity Interests” has the meaning specified in Section 5.6.

“Swap Obligation” means, with respect to any Loan Party, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Swing Line Commitment” means, as to the Swing Line Lender at any time, the amount initially set forth opposite its name on Schedule 1.1(A), as such Commitment is thereafter assigned or modified.  As of the Execution Date, the Swing Line Commitment of the Swing Line Lender shall be $10,000,000.

“Swing Line Facility” means the swing line facility established pursuant to Section 2.3.

“Swing Line Lender” means CoBank, in its individual capacity as the provider of the Swing Line Commitment.

“Swing Line Loans” means, collectively, and “Swing Line Loan” means, separately, all Swing Line Loans or any Swing Line Loan made by the Swing Line Lender to the Borrower pursuant to Section 2.3 hereof.

“Swing Line Note” means a promissory note of the Borrower substantially in the form of Exhibit F-2 hereto to the Swing Line Lender evidencing the Swing Line Loans.

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, for tax purposes or otherwise upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Tax Compliance Certificate” means a tax certificate substantially in the form of Exhibit H hereto, prepared and delivered in accordance with Section 3.2(g).

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Termination Date”  means the Business Day as of which all of the following shall have occurred:  (a) all Commitments under this Agreement have terminated, (b) all Secured Obligations have been paid in full in cash (other than (i) contingent indemnification obligations as to which no claim has been made and (ii) obligations and liabilities with respect to any Secured Bank Product or Secured Hedge as to which arrangements reasonably satisfactory to the applicable Secured Party have been made) and (c) all Letters of Credit have terminated or expired (other than Letters of Credit which have been Cash Collateralized or as to which other arrangements with respect thereto satisfactory to the Administrative Agent and the Issuing Lender shall have been made).

“Term Lender” means a Lender having either a Term Loan A‑1 Commitment or a Term Loan A‑2 Commitment or who has funded or purchased all or a portion of a Term Loan A‑1 or a Term Loan A‑2 in accordance with the terms hereof and “Term Lenders” means collectively all of the Term Loan A‑1 Lenders and all of the Term Loan A‑2 Lenders.

“Term Loan A‑1” has the meaning specified in Section 2.1(a) and “Term Loan A‑1s” means, collectively, all of the Term Loan A‑1s made by the Lenders pursuant to Section 2.1(a).

“Term Loan A‑1 Commitment” means, as to any Lender at any time, the amount initially set forth opposite its name on Schedule 1.1(A), as such Commitment is thereafter assigned or modified and “Term Loan A‑1 Commitments” means the aggregate Term Loan A‑1 Commitments of all of the Term Loan A‑1 Lenders.

“Term Loan A‑1 Facility” means the single-draw term loan facility established pursuant to Section 2.1(a).

“Term Loan A‑1 Lender” means each Lender having a Term Loan A‑1 Commitment or who has funded or purchased all or a portion of a Term Loan A‑1 in accordance with the terms hereof.

“Term Loan A‑1 Note” means a promissory note of the Borrower substantially in the form of Exhibit F-3 hereto to any requesting Term Loan A‑1 Lender evidencing its Term Loan A‑1.

“Term Loan A‑1 Unused Commitment Fee” has the meaning specified in Section 2.7(b).

“Term Loan A‑2” has the meaning specified in Section 2.1(b) and “Term Loan A‑2s” means, collectively, all of the Term Loan A‑2s made by the Lenders pursuant to Section 2.1(b).

“Term Loan A‑2 Commitment” means, as to any Lender at any time, the amount initially set forth opposite its name on Schedule 1.1(A), as such Commitment is thereafter assigned or modified and “Term Loan A‑2 Commitments” means the aggregate Term Loan Commitments of all of the Term Loan A‑2 Lenders.

“Term Loan A‑2 Facility” means the multi-draw term loan facility established pursuant to Section 2.1(b).

 “Term Loan A‑2 Lender” means each Lender having a Term Loan A‑2 Commitment or who has funded or purchased all or a portion of a Term Loan A‑2 in accordance with the terms hereof.

“Term Loan A‑2 Note” means a promissory note of the Borrower substantially in the form of Exhibit F-4 hereto to any requesting Term Loan A‑2 Lender evidencing its Term Loan A‑2.

“Term Loan A‑2 Unused Commitment Fee” has the meaning specified in Section 2.7(c).

“Term Loans” means, collectively, all of the term loans issued under the Term Loan A‑1 Facility and the Term Loan A‑2 Facility.

“Term Overadvance” has the meaning specified in Section 2.13(a)(ii).

“Ticking Rate” means the rates set forth on Part I of Schedule 1.1(D) for the time periods described therein.

“Threshold Amount” means $10,000,000.

“Total Credit Exposure” means, as to any Lender at any time, the sum of such Lender’s unused Term Loan A‑1 Commitment, unused Term Loan A‑2 Commitment, unused Incremental Term Loan Commitments, Revolving Credit Exposure, outstanding Term Loans and outstanding Incremental Term Loans.

“Total Leverage Ratio” means, as of the date of determination, of the Borrower on a Consolidated basis, the ratio derived by dividing (a) Indebtedness (other than the net termination obligations of such Person under any Hedge Agreement, calculated as of any date as if such agreement or arrangement were terminated as of such date and, to the extent related to or supporting such net termination obligations, as described in clauses (k), (l) and (m) of the definition of Indebtedness) by (b) Consolidated EBITDA for the most recently completed four fiscal quarters; provided, that (1) if the Closing Date occurs on any day other than the last day of a fiscal quarter, for the first fiscal quarter ending immediately after the Closing Date, Consolidated EBITDA shall be an estimated number for such fiscal quarter which estimate shall assume that the Acquisition was consummated on the first day of such fiscal quarter and which estimate shall be reasonably acceptable to the Borrower and the Administrative Agent multiplied by four, (2) for the first full fiscal quarter ending immediately after the Closing Date, Consolidated EBITDA shall be calculated for the most recently completed fiscal quarter multiplied by four, (3) for the second full fiscal quarter ending after the Closing Date, Consolidated EBITDA shall be calculated for the most recently completed two fiscal quarters multiplied by two and (4) for the third full fiscal quarter ending after the Closing Date, Consolidated EBITDA shall be calculated for the then most recently completed three fiscal quarters multiplied by 1.33; provided further, that in case of all of clauses (1) through (4), inclusive, of the preceding proviso non-recurring items shall not be annualized and shall only be recognized in the fiscal quarter in which they arise.

“Tower Sale” has the meaning specified in the Acquisition Agreement.

“Trade Date” has the meaning specified in Section 11.7(b)(i)(B).

“Tranche” means, with respect to the Incremental Term Loan Facility, all Incremental Term Loans made on the same date pursuant to the terms of the same Notice of Incremental Term Loan Borrowing and Incremental Term Loan Funding Agreement.

“Transactions” means, collectively, (a) the Acquisition and (b) the other transactions to be consummated at the closing of the Acquisition as contemplated under the Acquisition Agreement and under the Sprint Master Agreement.

“UCC” shall mean the Uniform Commercial Code as the same may be in effect from time to time in the State of New York; provided that if, by reason of applicable Law, the validity or perfection of any security interest in any Collateral granted under the Loan Documents is governed by the Uniform Commercial Code as in effect in a jurisdiction other than New York, then as to the validity or perfection, as the case may be, of such security interest “Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect from time to time in such other jurisdictions.

“UCP” has the meaning specified in Section 2.9(j).

“USA Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“VAE Wind Down” has the meaning specified in the Acquisition Agreement.

“Voting Participant” has the meaning specified in Section 11.7(d).

“Voting Participant Notice” has the meaning specified in Section 11.7(d).

“Withholding Agent” means (a) the Borrower or any other Loan Party and (b) the Administrative Agent.

1.2                 Construction. Unless the context of this Agreement otherwise clearly requires, the following rules of construction shall apply to this Agreement and each of the other Loan Documents: (a) references to the plural include the singular, the plural, the part and the whole; (b) the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation”; (c) the words “hereof,” “herein,” “hereunder,” “hereto” and similar terms in this Agreement or any other Loan Document refer to this Agreement or such other Loan Document as a whole; (d) article, section, subsection, clause, schedule and exhibit references are to this Agreement or other Loan Document, as the case may be, unless otherwise specified; (e) reference to any Person includes such Person’s successors and assigns; (f) reference to any agreement, including this Agreement and any other Loan Document together with the schedules and exhibits hereto or thereto, document or instrument means such agreement, document or instrument as amended, extended, modified, supplemented, replaced, substituted for, superseded, renewed, refinanced, refunded, reaffirmed or restated at any time and from time to time; (g) relative to the determination of any period of time, “from” means “from and including,” “to” means “to but excluding,” and “through” means “through and including”; (h) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights; (i) section headings herein and in each other Loan Document are included for convenience and shall not affect the interpretation of this Agreement or such Loan Document; (j) any pronoun shall include the corresponding masculine, feminine and neuter terms; (k) reference to any Law shall refer to such Law as amended, modified, supplemented, renewed, or extended from time to time and to any successor or replacement Law promulgated thereunder or substantially related thereto; (l) reference to any Governmental Authority includes any similar or successor Governmental Authority; (m) the word “will” shall be construed to have the same meaning and effect as the word “shall”; and (n) unless otherwise specified, all references herein to times of day shall be references to Denver, Colorado time. The parties hereto each acknowledge that each of them has had the benefit of legal counsel of its own choice, that each of them has been afforded an opportunity to review this Agreement and the other Loan Documents with its legal counsel, and that this Agreement and the other Loan Documents shall be constructed as if jointly drafted by Administrative Agent and each Loan Party.

1.3                Accounting Principles.  Except as otherwise provided in this Agreement, all computations and determinations as to accounting or financial matters (including financial ratios and other financial covenants) and all financial statements to be delivered pursuant to this Agreement shall be made and prepared in accordance with GAAP (including principles of consolidation where appropriate), applied on a consistent basis and, except as expressly provided herein, in a manner consistent with that used in preparing audited financial statements in accordance with Section 6.1(b) and all accounting or financial terms have the meanings ascribed to such terms by GAAP; provided, however, that all accounting terms used in Article VIII (and all defined terms used in the definition of any accounting term used in Article VIII) have the meaning given to such terms (and defined terms) under GAAP as in effect on the Execution Date applied on a basis consistent with those used in preparing the financial statements referred to in Section 5.10.  In the event of any change after the Execution Date in GAAP or in the application of GAAP, and if such change would affect the computation of any of the financial covenants set forth in Article VIII or compliance with Sections 7.1 or 7.4, then the parties hereto agree to endeavor, in good faith, to agree upon an amendment to this Agreement that would adjust such financial covenants or such Sections in a manner that would preserve the original intent thereof, but would allow compliance therewith to be determined in accordance with the Borrower’s financial statements at that time, provided that until so amended such financial covenants and such Sections shall continue to be computed in accordance with GAAP prior to such change therein or the application thereof.  Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of any Loan Party and its Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 and FASB ASC 470-20 on financial liabilities shall be disregarded.  For the avoidance of doubt, any lease that is treated as an operating lease for purposes of GAAP as of the Execution Date shall not be treated as debt and shall continue to be treated as an operating lease (and any future lease that would be treated as an operating lease for purposes of GAAP as of the Execution Date shall be similarly treated).

1.4               Rounding.  Any financial ratios required to be maintained pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio or percentage is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.5                Letter of Credit Amounts.  Unless otherwise specified, all references herein to the amount of a Letter of Credit at any time shall be deemed to mean the maximum face amount of such Letter of Credit after giving effect to all increases thereof contemplated by such Letter of Credit or the Letter of Credit Request therefor (at the time specified therefor in such applicable Letter of Credit or Letter of Credit Request and as such amount may be reduced by (a) any permanent reduction of such Letter of Credit or (b) any amount which is drawn, reimbursed and no longer available under such Letter of Credit).

1.6                Covenant Compliance Generally.  For purposes of determining compliance under Article VIII, any amount in a currency other than Dollars will be converted to Dollars in a manner consistent with that used in calculating Consolidated net income in the most recent annual financial statements of Borrower and its Subsidiaries delivered pursuant to Section 6.1(b).  Notwithstanding the foregoing, for purposes of determining compliance with Article VII, with respect to any covenant with respect to the amount of Indebtedness or investment in a currency other than Dollars, no breach of any basket contained therein shall be deemed to have occurred solely as a result of changes in rates of exchange occurring after the time such Indebtedness or investment is incurred; provided, that for the avoidance of doubt, the result of any changes in rates of exchange occurring after the time such Indebtedness or investment is incurred shall otherwise apply in all other cases, including determining whether any additional Indebtedness or investment may be incurred at any time in accordance with Article VII and for purposes of calculating financial ratios in accordance with Article VIII.

1.7                Administration of Rates.  The Administrative Agent does not warrant, nor accept responsibility, nor shall the Administrative Agent have any liability with respect to the administration, submission or any other matter related to the rates in the definition of “LIBOR Rate” or with respect to any comparable or successor rate thereto.

1.8                Holidays.  Whenever payment of a Loan to be made or taken hereunder shall be due on a day that is not a Business Day such payment shall be due on the next Business Day (except as provided in Section 2.5) and such extension of time shall be included in computing interest and fees, except that the Loans shall be due on the Business Day preceding the Maturity Date if the Maturity Date is not a Business Day.  Whenever any payment or action to be made or taken hereunder (other than payment of the Loans) shall be stated to be due on a day that is not a Business Day, such payment or action shall be made or taken on the next following Business Day, and such extension of time shall not be included in computing interest or fees, if any, in connection with such payment or action.

1.9                UCC Terms.  Terms defined in the UCC in effect on the Execution Date and not otherwise defined herein shall, unless the context otherwise indicates, have the meanings provided by those definitions; provided that, to the extent the UCC is revised subsequent to the Execution Date such that the definition of any of the terms included in the description of Collateral in any Loan Document is changed, the parties hereto desire that any property which is included in such changed definitions which would not otherwise be included in such grant, be included in such grant immediately upon the effective date of such revision, to the extent a security interest in such personal property may be granted under such revised UCC (and, to the extent effective under applicable Law, such security interest will attach immediately without further action).  Subject to the foregoing, the term “UCC” refers, as of any date of determination, to the UCC then in effect.

II.            CREDIT FACILITIES

2.1                Term Loans.

(a)           Term Loan A‑1 Commitments.  Subject to the terms and conditions hereof, and relying upon the representations and warranties of the Loan Parties set forth herein and in the other Loan Documents, each Term Loan A‑1 Lender severally agrees to make a term loan (the “Term Loan A‑1”) to the Borrower on the Closing Date (by the time and in the manner specified in Section 2.6(a)) in such principal amount as the Borrower shall request (which request shall be in the aggregate for all Term Loan A‑1 Lenders equal to $485,000,000) up to, but not exceeding the lesser of (i) such Term Loan A‑1 Lender’s Term Loan A‑1 Commitment and (ii) such Term Loan A‑1 Lender’s Pro Rata Share of the aggregate principal amount of the Term Loan A‑1s to be funded on the Closing Date.  The Term Loan A‑1 Commitments shall be fully drawn on the Closing Date and shall automatically terminate concurrent with the Initial Credit Extension.

(b)           Term Loan A‑2 Commitments.  Subject to the terms and conditions hereof, and relying upon the representations and warranties of the Loan Parties set forth herein and in the other Loan Documents, each Term Loan A‑2 Lender severally agrees to make a term loan (the “Term Loan A‑2”) to the Borrower

(i)           on the Closing Date (by the time and in the manner specified in Section 2.6(a)) in such principal amount as the Borrower shall request (which request shall be in the aggregate for all Term Loan A‑2 Lenders equal to not less than $300,000,000) up to, but not exceeding the lesser of (A) such Term Loan A‑2 Lender’s Term Loan A‑2 Commitment and (B) such Term Loan A‑2 Lender’s Pro Rata Share of the aggregate principal amount of the Term Loan A‑2s to be funded on the Closing Date, and

(ii)          on each Delayed Draw Date (by the time and in the manner specified in Section 2.6(a)) in such principal amount as the Borrower shall request up to, but not exceeding the lesser of (A) such Term Loan A‑2 Lender’s remaining Term Loan A‑2 Commitment and (B) such Term Loan A‑2 Lender’s Pro Rata Share of the aggregate principal amount of the Term Loan A‑2s to be funded on such Delayed Draw Date; provided that each Delayed Draw shall be a minimum of $20,000,000, the aggregate amount of Delayed Draws shall not exceed the lesser of (X) $100,000,000 and (Y) the amount of Term Loan A‑2 Commitments available immediately after the Initial Credit Extension and the maximum number of Delayed Draws shall not exceed five.

(c)           Term Loan Request.  The Borrower shall request the Term Loan A‑1 Lenders or the Term Loan A‑2 Lenders to make the applicable Term Loans by delivering to the Administrative Agent, not later than 11:00 a.m., (i) three Business Days prior to the expected Closing Date or Delayed Draw Date, as applicable, with respect to LIBOR Rate Loans; and (ii) one Business Day prior to the expected Closing Date or Delayed Draw Date, as applicable, with respect to Base Rate Loans, a duly completed Loan Request.  The Loan Request with respect to Term Loans to be drawn on the expected Closing Date shall be subject to the occurrence of the Closing Date but otherwise shall be irrevocable and shall specify the aggregate amount of the proposed Term Loans comprising each Borrowing, and, if applicable, the Interest Period, which amounts shall be in integral multiples of $1,000,000 and not less than $1,000,000 for each Borrowing.  (For the avoidance of doubt, the revocation of a Loan Request with respect to LIBOR Rate Loans because of the failure of the Closing Date to occur shall not relieve the Borrower of its obligations under Section 3.5, Section 11.3 or otherwise.)

(d)           Nature of Lenders’ Obligations with Respect to Term Loans.  The failure of any Term Loan A‑1 Lender or Term Loan A‑2 Lender to make a Term Loan (i) shall not relieve any other Term Lender of its obligations to make a Term Loan nor (ii), other than as expressly provided in the Commitment Letter in the case of the Initial Credit Extension with respect to the Lenders party thereto, shall it impose any additional liability on any other Lender hereunder.  The Term Loan A‑1 Lenders shall have no obligation to make the Term Loan A‑1s after the Closing Date, and the Term Loan A‑2 Lenders shall have no obligation to make the Term Loan A‑2s after the Closing Date except for Delayed Draws as specifically provided in Section 2.1(b)(ii).  The Term Loan Commitments are not revolving commitments, and the Borrower shall not have the right to repay and reborrow under Section 2.1.

(e)           Repayment of Term Loan A‑1.  In addition to any prepayments or repayments made pursuant to Sections 2.12 and 2.13, the Borrower shall repay the aggregate outstanding principal balance of the Term Loan A‑1s in quarterly principal payments on the last day of each calendar quarter in accordance with the schedule set forth below (with the exact dates and amounts to be calculated on the Closing Date and set forth in Schedule 2.1(e) hereto), which Schedule will be prepared and provided by the Administrative Agent to the parties hereto on the Closing Date:

Date	Quarterly Principal Payment
First full calendar quarter after the Closing Date through the fourth full calendar quarter after the Closing Date	1.25% per quarter

Fifth full calendar quarter after the Closing Date through the sixteenth full calendar quarter after the Closing Date	2.5% per quarter

Seventeenth full calendar quarter after the Closing Date and thereafter	3.75% per quarter

Notwithstanding anything herein to the contrary, the entire outstanding principal balance of the Term Loan A‑1s shall be due and payable in full in cash on the Maturity Date with respect to the Term Loan A‑1 Facility.

(f)            Repayment of Term Loan A‑2.  In addition to any prepayments or repayments made pursuant to Sections 2.12 and 2.13, the Borrower shall repay the aggregate outstanding principal balance of the Term Loan A‑2s in quarterly installments equal to 0% for the first eight full calendar quarters ending after the Closing Date and in quarterly installments equal to 2.5% of the outstanding principal amount of the Term Loan A‑2s on the Delayed Draw Expiration Date for each calendar quarter ending thereafter on the last day of each calendar quarter (with the exact dates and amounts to be calculated on the Delayed Draw Expiration Date and set forth in a Schedule 2.1(f) hereto, which Schedule will be prepared and provided by the Administrative Agent to the parties hereto on the Delayed Draw Expiration Date).  Notwithstanding anything herein to the contrary, the entire outstanding principal balance of the Term Loan A‑2s shall be due and payable in full in cash on the Maturity Date with respect to the Term Loan A‑2 Facility.

(g)           Incremental Term Loans.

(i)  After the Closing Date, the Borrower may from time to time prior to the Maturity Date with respect to the Incremental Term Loan Facility, request that additional term loans be made to it in accordance with this Section 2.1(g) (each, an “Incremental Term Loan”) by delivering a Notice of Incremental Term Loan Borrowing to the Administrative Agent, specifying (subject to the restrictions set forth in this Section 2.1(g)) therein (A) the amount of the Tranche of Incremental Term Loans requested (which Tranche shall be in a minimum principal amount equal to the lesser of (x) $20,000,000 and (y) the then current Flex-Debt Amount, and, subject to the first sentence of Section 2.1(g)(iii), in integral multiples of $1,000,000 in excess thereof), (B) the requested advance date of the proposed Incremental Term Loans comprising such Tranche (which shall be not less than ten days from the date of delivery of the Notice of Incremental Term Loan Borrowing (or such shorter period of time as to which the Administrative Agent may agree in its sole discretion)), (C) the Interest Rate Option(s) and the Applicable Margin(s) to be applicable to all Incremental Term Loans in such Tranche, (D) the amortization for all Incremental Term Loans in such Tranche and (E) the amount of any upfront or closing fees to be paid by the Borrower to the Lenders funding the Tranche of Incremental Term Loans requested. Subject to the last sentence in Section 2.1(g)(v), each Notice of Incremental Term Loan Borrowing delivered by the Borrower shall be irrevocable and shall be binding upon all Loan Parties.

(ii)          At the time of delivery of each Notice of Incremental Term Loan Borrowing, the Borrower shall also deliver to the Administrative Agent a certificate of a Financial Officer of the Borrower certifying (1) that no Default or Event of Default then exists or would be caused thereby; provided that, if the proceeds of such Tranche of Incremental Term Loans shall be used to acquire a Permitted Additional Investment, this clause (1) shall be tested as provided in clause (iii) of the definition of Permitted Additional Investment, (2) that, both before and after giving effect to a Borrowing of such Tranche of Incremental Term Loans, the Borrower shall be in compliance with the covenants set forth in Article VIII on a Pro forma Basis as of the most recent four fiscal quarter period for which Consolidated financial statements have been delivered (and showing the calculations thereof); provided that, if the proceeds of such Tranche of Incremental Term Loans shall be used to acquire a Permitted Additional Investment, this clause (2) shall be tested as provided in clause (viii) of the definition of Permitted Additional Investment, and (3) the representations and warranties of each Loan Party set forth in Article V of the Credit Agreement are true and correct in all material respects and will be true and correct in all material respects (unless any such representation or warranty is qualified as to materiality or a Material Adverse Effect, in which case such representation and warranty shall be true and correct in all respects) on the date of the proposed Borrowing of such Tranche of Incremental Term Loans, before and after giving effect to such Borrowing and to the application of the proceeds therefrom, as though made on and as of such date, other than any such representations or warranties that specifically refer to a date other than the date of such Borrowing; provided that, if the proceeds of such Tranche of Incremental Term Loans shall be used to acquire a Permitted Additional Investment, this clause (3) may be modified or otherwise waived in whole or in part in a manner determined by the Borrower and the Lenders providing such Tranche of Incremental Term Loans (including by requiring that clause (3) be tested as of the time such Loan Party entered into such Limited Conditionality Purchase Agreement).

(iii)  The sum of (A) all aggregate outstanding principal amounts of all Tranches of Incremental Term Loans and (B) all unused Incremental Term Loan Commitments of all Tranches of Incremental Term Loans shall not exceed at any time the then current Flex-Debt Amount. Repayments or prepayments of the principal of any Incremental Term Loans may not be reborrowed. Each Tranche of Incremental Term Loans shall bear interest at the Alternate Base Rate or the Adjusted LIBOR Rate plus such Applicable Margin as is set forth in the Notice of Incremental Term Loan Borrowing related to such Tranche, and shall be subject to the amortization set forth in the applicable Notice of Incremental Term Loan Borrowing relating to such Tranche, provided, however, to the extent that the Applicable Margins for Base Rate Loans or LIBOR Rate Loans under any Tranche of Incremental Term Loans exceed by more than 0.25% the Applicable Margins for the existing Term Loan A‑2 Facility, determined as of the initial funding date of such Tranche of Incremental Term Loans, the Applicable Margins for the existing Term Loans shall be increased so that the Applicable Margins on such Tranche of Incremental Term Loans and the existing Term Loan A‑2 are equal, and so that the Applicable Margins on the existing Term Loan A‑1 are 0.25% lower than the Applicable Margins on such Tranche of Incremental Term Loans and the existing Term Loan A‑2. The final maturity date of any Tranche of Incremental Term Loans shall be no earlier than the Maturity Date with respect to the Term Loan A‑1 Facility; provided that, if the Maturity Date with respect to the Term Loan A‑2 Facility is equal to or less than five years from the initial funding date of such Tranche of Incremental Term Loans, the final maturity date of such Tranche of Incremental Term Loans shall also be no earlier than the Maturity Date with respect to the Term Loan A‑2 Facility. The weighted average life of any Tranche of Incremental Term Loans shall be equal to or greater than the weighted average life of the Term Loan A‑1 Facility, determined as of the initial funding date of such Tranche of Incremental Term Loans; provided that, if the Maturity Date with respect to the Term Loan A‑2 Facility is equal to or less than five years from the initial funding date of such Tranche of Incremental Term Loans, the weighted average life of such Tranche of Incremental Term Loans shall also be equal to or greater than the weighted average life with respect to the Term Loan A‑2 Facility. The original issue discount or the upfront fees applicable to any Tranche of Incremental Term Loans shall not be more than 1.00% of the aggregate principal amount of the Incremental Term Loans thereunder. Any covenant or Event of Default applicable to any Tranche of Incremental Term Loans (other than solely after the Maturity Date with respect to the Term Loan A‑2) that is more restrictive than the equivalent covenant or Event of Default set forth in this Agreement shall be deemed to be applicable to all Loans hereunder. All Incremental Term Loans shall for all purposes be Obligations hereunder and under the Loan Documents.

(iv)        Upon receipt of a request for a Tranche of Incremental Term Loans from the Borrower, the Administrative Agent may, in its sole discretion, offer one or more Term Lenders, other Lenders or new lenders that are Eligible Assignees, and, with the prior written consent of the Borrower, other new lenders that are not Eligible Assignees, the opportunity, in such amounts as the Administrative Agent shall determine, to participate in the requested Tranche of Incremental Term Loans.  The Administrative Agent shall have no obligation to offer any Lender or new lender the opportunity to participate in any such Tranche of Incremental Term Loans and nothing herein shall prohibit the Administrative Agent from retaining for its own account, as an Incremental Term Lender, all or substantially all of such Tranche of Incremental Term Loans.  Each Term Lender, other Lender or new lender that fails to respond to such a notice in writing in a form acceptable to the Administrative Agent within the period of time provided therein shall be deemed to have elected not to participate in such Tranche of Incremental Term Loans.  No Lender or new lender shall have any obligation to fund any Incremental Term Loan, and any decision by a Lender or new lender to fund any Incremental Term Loan shall be made in its sole discretion independently from any other Lender or new lender.

(v)          If in response to the offer to participate in such Tranche made by the Administrative Agent pursuant to clause (iv) above, the Administrative Agent receives commitments from Lenders and/or from any other Person that (A) qualifies as an Eligible Assignee and is reasonably acceptable to the Borrower and the Administrative Agent and (B) has agreed to become a Lender in respect of all or a portion of such Tranche of Incremental Term Loans (an “Additional Incremental Term Lender”), in excess of the requested Tranche of Incremental Term Loans, the Administrative Agent shall have the right, in its sole discretion but with the consent of the Borrower, to reduce and reallocate (within the minimum and maximum amounts specified by each such Lender or Additional Incremental Term Lender in its notice to the Administrative Agent) the shares of the Incremental Term Loans of the Lenders or Additional Incremental Term Lenders willing to fund (or commit to fund) such Tranche of Incremental Term Loans so that the total committed Incremental Term Loans equal the requested Tranche of Incremental Term Loans.  If the Administrative Agent does not receive commitments from Lenders or Additional Incremental Term Lenders in an amount sufficient to fund the requested Tranche of Incremental Term Loans, the Administrative Agent shall so notify Borrower and the request for such Tranche of Incremental Term Loans shall be deemed automatically rescinded; provided, the Borrower may submit a replacement Notice of Incremental Term Loan Borrowing setting forth different terms for the requested Incremental Term Loan.

(vi)        An agreement to fund a Tranche of Incremental Term Loans (an “Incremental Term Loan Funding Agreement”), pursuant to this Section 2.1(g) shall become effective upon the receipt by the Administrative Agent of an agreement in form and substance reasonably satisfactory to the Administrative Agent and the Borrower signed by each Loan Party, by each Additional Incremental Term Lender and by each existing Lender who has agreed to fund such Tranche of Incremental Term Loans, setting forth the new Tranche of Incremental Term Loans of such Lenders and setting forth the agreement of each Additional Incremental Term Lender to become a party to this Agreement as a Lender and to be bound by all the terms and provisions hereof, together with officer’s certificates and ratification agreements executed by each Loan Party and such evidence of satisfaction of all conditions set forth in Section 4.3 (subject to the provisos of Section 2.1(g)(ii)(1), (2) and (3)), appropriate corporate authorization on the part of each Loan Party with respect to the requested Tranche of Incremental Term Loans, amendments to any other Loan Documents reasonably requested by the Administrative Agent in relation to the requested Tranche of Incremental Term Loans (which amendments to the Loan Documents (other than this Agreement) the Administrative Agent is hereby authorized to execute on behalf of the Lenders), updates or endorsements to policies of title insurance, flood hazard determination certificates (and, if applicable, evidence of flood insurance) with respect to each parcel of property subject to a Mortgage, the results of lien searches from applicable jurisdictions, and such opinions of counsel for the Loan Parties with respect to the requested Tranche of Incremental Term Loans and other assurances as the Administrative Agent may reasonably request.

(vii)       In addition to any prepayments or repayments made pursuant to Sections 2.12 and 2.13, the principal of the Incremental Term Loans of each Tranche shall be repaid on such dates and in such amounts as may be set forth in the Notice of Incremental Term Loan Borrowing for such Tranche, to be applied to the unpaid principal amount of the Incremental Term Loans for such Tranche for which such payment relates.  Notwithstanding anything herein to the contrary, the entire outstanding principal balance of all Tranches of Incremental Term Loans shall be due and payable in full in cash on the Maturity Date as specified in clause (d) of the definition thereof.

(viii)     The Administrative Agent shall record relevant information regarding each Tranche of Incremental Term Loans (including information with respect to Additional Incremental Term Lenders) in the Register in accordance with Section 11.7(c); provided, however, that failure to make any such recordation, or any error in such recordation, shall not affect the Borrower’s obligations in respect of any Incremental Term Loan Commitment or Incremental Term Loan.

2.2                Revolving Loans.

(a)           Revolving Loan Commitments.  Subject to the terms and conditions hereof and relying upon the representations and warranties of the Loan Parties set forth herein and in the other Loan Documents, each Revolving Lender severally agrees to make Revolving Loans to the Borrower at any time or from time to time on or after the Closing Date (by the time and in the manner specified in Section 2.6(a)) to, but not including, the Maturity Date with respect to the Revolving Credit Facility, provided, that after giving effect to each such Revolving Loan (i) such Revolving Lender’s Available Revolving Commitment shall not be less than $0 and (ii) the Revolving Credit Facility Usage shall not exceed the Revolving Commitments.  Within such limits of time and amount and subject to the other provisions of this Agreement, the Borrower may borrow, repay and reborrow pursuant to this Section 2.2.

(b)  Revolving Loan Requests. Except as otherwise provided herein, the Borrower may from time to time prior to the Maturity Date request the Revolving Lenders to make Revolving Loans by delivering to the Administrative Agent, not later than 11:00 a.m., (i) three Business Days prior to the proposed Borrowing Date with respect to LIBOR Rate Loans; and (ii) one Business Day prior to the proposed Borrowing Date with respect to Base Rate Loans, a duly completed Loan Request. Other than a Loan Request with respect to Revolving Loans to be drawn on the expected Closing Date which may be subject to the occurrence of the Closing Date, each Loan Request shall be irrevocable and shall specify the aggregate amount of the proposed Revolving Loans comprising each Borrowing, and, if applicable, the Interest Period, which amounts shall be in (x) integral multiples of $500,000 and not less than $1,000,000 for each Borrowing under the LIBOR Rate Option, and (y) integral multiples of $500,000 and not less than $500,000 for each Borrowing under the Base Rate Option. (For the avoidance of doubt, the revocation of a Loan Request with respect to LIBOR Rate Loans because of the failure of the Closing Date to occur shall not relieve the Borrower of its obligations under Section 3.5, Section 11.3 or otherwise.)

(c)           Nature of Lenders’ Obligations with Respect to Revolving Loans.  Each Revolving Lender shall be obligated to participate in each request for Revolving Loans pursuant to this Section 2.2 in accordance with its Pro Rata Share.  The obligations of each Revolving Lender hereunder are several.  The failure of any Revolving Lender to perform its obligations hereunder (i) shall not affect the Obligations of the Borrower to any other party nor (ii), other than as expressly provided in the Commitment Letter in the case of the Initial Credit Extension with respect to the Lenders party thereto, shall any other party be liable for the failure of such Revolving Lender to perform its obligations hereunder.  Other than Revolving Loans in repayment of Swing Line Loans in accordance with Section 2.3(e) and/or Reimbursement Obligations in accordance with Section 2.9(c), the Revolving Lenders shall have no obligation to make Revolving Loans hereunder on or after the Maturity Date with respect to the Revolving Credit Facility.

(d)          Repayment of Revolving Loans.  Notwithstanding anything herein or in any other Loan Document to the contrary, the Borrower shall repay the entire outstanding principal amount of Revolving Loans, together with all outstanding interest thereon and unpaid fees with respect thereto, on the Maturity Date with respect to the Revolving Credit Facility.

2.3                Swing Line Loans.

(a)           Swing Line Commitments.  Subject to the terms and conditions hereof and relying upon the agreements of the Revolving Lenders set forth in this Section 2.3, the Swing Line Lender shall make Swing Line Loans to the Borrower at any time or from time to time after the Initial Credit Extension to, but not including, the Maturity Date with respect to the Revolving Credit Facility; provided, that after giving effect to any such Swing Line Loan, (i) the aggregate amount of Swing Line Loans shall not exceed  the Swing Line Commitment and (ii) the Revolving Credit Facility Usage shall not exceed the Revolving Commitments. Each request by the Borrower for a Swing Line Loan shall be deemed to be a representation by the Borrower that it is in compliance with the proviso at the end of the preceding sentence and with Section 4.3 after giving effect to the requested Swing Line Loan. Within such limits of time and amount and subject to the other provisions of this Agreement, the Borrower may borrow, repay and reborrow Swing Line Loans in accordance with this Section 2.3. Unless the CoBank Cash Management Agreement is in effect and the Borrower has elected (without modification) pursuant to its rule set instructions or similar document to have its accounts that are subject to the CoBank Cash Management Agreement settle against the Swing Line Loan, the Borrower shall not use the proceeds of any Swing Line Loan to refinance any outstanding Swing Line Loan.  If at any time the aggregate principal balance of the Swing Line Loans then outstanding exceeds the Swing Line Commitment, the Borrower shall be deemed to have requested the Revolving Lenders to make Revolving Loans in the amount of the difference in the manner and pursuant to the terms of Section 2.2(b).

(b)          Cash Management Arrangements.  The Borrower and the Swing Line Lender may enter into a cash management agreement (including the CoBank Cash Management Agreement) providing for the automatic advance by the Swing Line Lender of Swing Line Loans under the conditions set forth in such agreement, which conditions shall be in addition to the conditions set forth herein and which shall be in form and substance reasonably acceptable to the Administrative Agent.

(c)           Swing Line Loan Requests.  Except as otherwise provided herein, the Borrower may from time to time after the Initial Credit Extension and prior to the Maturity Date with respect to the Revolving Credit Facility request that the Swing Line Lender make Swing Line Loans by delivering to the Swing Line Lender (with a copy to the Administrative Agent) not later than 12:00 Noon (or such later time as the applicable cash management agreement, if any, may permit or otherwise as the Swing Line Lender in its sole discretion may agree) on the proposed Borrowing Date of a duly completed and executed Loan Request, by telephonic request promptly followed by a duly completed and executed Loan Request, or by such other method of request as may be provided for in any applicable cash management agreement.  Each such request shall be irrevocable and shall specify the proposed Borrowing Date and the principal amount of such Swing Line Loan.  Minimum borrowing amounts shall not apply to Swing Line Loans, except as provided for in any applicable cash management agreement.  Promptly after receipt of any such request for a Swing Line Loan, the Swing Line Lender will confirm with the Administrative Agent that the Administrative Agent received a copy of the same and, if not, provide the Administrative Agent with information regarding the requested Swing Line Loan.

(d)           Making Swing Line Loans.  So long as the Swing Line Lender has not received timely telephonic or written notice from the Administrative Agent that one or more conditions precedent to the making of a Credit Extension under Section 4.3 have not been satisfied, the Swing Line Lender, after receipt by it of a Loan Request in accordance with Section 2.3(c), shall fund such Swing Line Loan to the Borrower in Dollars and immediately available funds at the Principal Office prior to 2:00 p.m. or as otherwise agreed in any applicable cash management agreement on the Borrowing Date; provided, that at any time that the CoBank Cash Management Agreement is in effect, the Swing Line Lender may waive, in its sole discretion, any one or more of the conditions precedent in Section 4.3 with respect to the making of any Swing Line Loan.

(e)           Borrowings to Repay Swing Line Loans.  The Swing Line Lender may, at its option, exercisable at any time for any reason whatsoever, request that the Administrative Agent demand repayment of the Swing Line Loans.  Upon such request, the Administrative Agent shall demand repayment of the Swing Line Loans, and each Revolving Lender shall make a Revolving Loan in an amount equal to such Lender’s Pro Rata Share of the aggregate principal amount of the outstanding Swing Line Loans, plus, if the Swing Line Lender has so requested, accrued interest thereon, provided, that no Revolving Lender shall be obligated in any event to make Revolving Loans in excess of its Available Revolving Commitment.  Revolving Loans made pursuant to the preceding sentence shall bear interest at the Base Rate Option and shall be deemed to have been properly requested in accordance with Section 2.2(b) without regard to any of the requirements of that provision.  Each Revolving Lender acknowledges and agrees that its obligations to fund Swing Line Loans pursuant to this Section 2.3(e) and/or to acquire participations pursuant to Section 2.3(f) in respect of Swing Line Loans are absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or an Event of Default or any failure by the Borrower to satisfy any of the conditions set forth in Section 4.3. The Administrative Agent shall provide notice to the Revolving Lenders that such Revolving Loans are to be made under this Section 2.3 and of the apportionment among the Revolving Lenders, and the Revolving Lenders shall be unconditionally obligated to fund such Revolving Loans (whether or not the conditions specified in Section 2.2(b) are then satisfied) by the time requested by the Swing Line Lender and designated in such notice from the Administrative Agent, which shall not be earlier than 2:00 p.m. on the Business Day next after the date the Revolving Lenders receive such notice from the Administrative Agent.

(f)            Risk Participations in Swing Line Loans.  Immediately upon the making of each Swing Line Loan, each Revolving Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swing Line Lender, without recourse or warranty, an undivided interest and participation in such Swing Line Loan in an amount equal to such Revolving Lender’s Pro Rata Share of the principal amount of such Swing Line Loan, and such interest and participation may be recovered from such Revolving Lender together with interest thereon at the Alternate Base Rate for each day during the period commencing on the date of demand and ending on the date such amount is received (subject to the limitation in Section 2.3(e) that no Revolving Lender shall be obligated in any event to make Revolving Loans in excess of its Available Revolving Commitment).

(g)          Repayment of Swing Line Loans.  On the Maturity Date with respect to the Revolving Credit Facility, if not sooner demanded, the Borrower shall repay in full the outstanding principal amount of the Swing Line Loans, together will all accrued and unpaid interest and any applicable fees.

2.4                Interest Rate Provisions.  The Borrower shall pay interest in respect of the outstanding unpaid principal amount of the Base Rate Loans and LIBOR Rate Loans, it being understood that, subject to the provisions of this Agreement, the Borrower may select different Interest Rate Options and different Interest Periods to apply to different Borrowings at any time outstanding and may convert to or renew one or more Interest Rate Options with respect to all or any portion of any Borrowing (subject to minimum amounts set forth in Sections 2.1(c), 2.2(b) or the applicable Incremental Term Loan Funding Agreement); provided that there shall not be at any one time outstanding more than ten Borrowings of LIBOR Rate Loans, and provided, further, that if a Default or an Event of Default has occurred and is continuing, the Borrower may not request, convert to, or renew any LIBOR Rate Loans.  If at any time the designated rate applicable to any Loan made by any Lender exceeds the Maximum Rate, the rate of interest on such Lender’s Loan shall be limited to such Lender’s Maximum Rate.

(a)           Interest Rate Options.  Swing Line Loans and all other Obligations not constituting Term Loans, Incremental Term Loans, Revolving Loans or Letter of Credit Fees shall bear interest calculated using the Base Rate Option. Subject to the limitations set forth in Section 3.4, the Borrower shall have the right to select from the following Interest Rate Options applicable to the Term Loans, Incremental Term Loans and Revolving Loans:

(i)            Base Rate Option:  An option to pay interest at a fluctuating rate per annum equal to the Alternate Base Rate in effect as of any date of determination plus the Applicable Margin as of such date; or

(ii)           LIBOR Rate Option:  An option to pay interest at a fluctuating rate per annum equal to the Adjusted LIBOR Rate with respect to the applicable Interest Period and as in effect as of any date of determination plus the Applicable Margin as of such date.

(b)          Day Count Basis.  Interest and fees shall be calculated on the basis of a 360-day year for the actual number of days elapsed (which results in more interest or fees, as the case may be, being paid than if calculated on the basis of a 365-day year); provided that interest with respect to Base Rate Loans incurring interest based on the Prime Rate shall be calculated on the basis of a 365/366-day year.  The date of funding or conversion of a LIBOR Rate Loan to a Base Rate Loan and the first day of an Interest Period shall be included in the calculation of interest.  The date of payment of any Loan and the last day of an Interest Period shall be excluded from the calculation of interest; provided, if a Loan is repaid on the same day that it is made, one day’s interest shall be charged.

2.5                Interest Periods.  In order to convert a Base Rate Loan (other than a Swing Line Loan) or LIBOR Rate Loan or continue a LIBOR Rate Loan, the Borrower shall deliver to the Administrative Agent a duly completed, written request therefor substantially in the form of Exhibit I (each, a “Conversion or Continuation Notice”) not later than 11:00 a.m. (i) with respect to a conversion to or continuation of a LIBOR Rate Loan, at least three Business Days prior to the proposed effective date of such conversion or continuation and (ii) with respect to a conversion to a Base Rate Loan, at least one Business Day prior to the proposed effective date of such conversion.  The Conversion or Continuation Notice shall specify (i) which Borrowings (including the principal amount thereof) are subject to such request, and, in the case of any LIBOR Rate Loan to be converted or continued, the last day of the current Interest Period therefor, (ii) the proposed effective date of such conversion or continuation (which shall be a Business Day), (iii) whether the Borrower is requesting a continuation of LIBOR Rate Loans or a conversion of Borrowings from one interest rate option to the other interest rate option and (iv) if a continuation of or conversion to LIBOR Rate Loans is requested, the requested Interest Period with respect thereto.  In addition, the following provisions shall apply to any continuation of or conversion of any Borrowings:

(a)           Amount of Loans.  After giving effect to such conversion or continuation, each Borrowing of Term Loans shall be in an amount no less than the applicable minimum amount for Term Loans as set forth in Section 2.1(c), each Borrowing of Revolving Loans shall be in an amount no less than the applicable minimum amount for Revolving Loans as set forth in Section 2.2(b), and each Borrowing of Incremental Term Loans shall be in an amount specified in the applicable Incremental Term Loan Funding Agreement.

(b)           Commencement of Interest Period.  In the case of any borrowing of, conversion to or continuation of any LIBOR Rate Loan, the Interest Period shall commence on the date of advance or continuation of, or conversion to, any LIBOR Rate Loan and, in the case of immediately successive Interest Periods, each successive Interest Period shall commence on the date on which the immediately preceding Interest Period expires.  Upon a conversion from a LIBOR Rate Loan to a Base Rate Loan, interest at the Base Rate Option shall commence on the last day of the existing Interest Period.

(c)           Selection of Interest Rate Options.  If the Borrower elects to continue a LIBOR Rate Loan but fails to select a new Interest Period to apply thereto, then a one month Interest Period automatically shall apply.  If the Borrower fails to duly request the continuation of any Borrowing consisting of LIBOR Rate Loans on or before the date specified and otherwise in accordance with the provisions of this Section 2.5, then such LIBOR Rate Loan automatically shall be converted to a Base Rate Loan, interest at the Base Rate Option shall commence on the last day of the existing Interest Period.

2.6                Making of Loans.

(a)           Notifications and Payments.  The Administrative Agent shall, promptly after receipt by it of a Loan Request pursuant to Sections 2.1(c), 2.1(g) or 2.2(b) notify the applicable Lenders of such Class of Loan of its receipt of such Loan Request specifying the information provided by the Borrower and the apportionment among the Lenders of the requested Loan as determined by the Administrative Agent in accordance with Section 2.1 or Section 2.2, as applicable.  Each applicable Lender shall remit the principal amount of their Pro Rata Share of the Loan to the Administrative Agent such that the Administrative Agent is able to, and the Administrative Agent shall, to the extent the Lenders have made funds available to it for such purpose and subject to the terms and conditions of Section 2.1 or Section 2.2, as applicable, fund such Loan to the Borrower in Dollars and immediately available funds to the Borrower’s account specified in the Loan Request prior to 2:00 p.m. on any proposed Borrowing Date.

(b)          Pro Rata Treatment of Lenders.  The Borrowing of any Class of Loan shall be allocated to each Lender of such Class of Loan according to its Pro Rata Share thereof, and each selection of, conversion to or renewal of any Interest Rate Option and each payment or prepayment by the Borrower with respect to principal and interest due from the Borrower hereunder to the Lenders with respect to the applicable Class of Commitments and Loan, shall (except as otherwise may be provided with respect to a Defaulting Lender and except as provided in Section 3.1 or Section 3.6) be payable ratably among the Lenders of such Class of Loan entitled to such payment in accordance with the amount of principal and interest then due or payable to such Lenders as set forth in this Agreement.

(c)           Presumptions by the Administrative Agent.  Unless the Administrative Agent shall have received notice from a Lender prior to the proposed Borrowing Date that such Lender will not make available to the Administrative Agent such Lender’s share of any Loan, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.1 or Section 2.2, as the case may be, and may, in reliance upon such assumption, make available to the Borrower a corresponding amount.  In such event, if a Lender has not in fact made its share of such Loan available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of a payment to be made by such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation and (ii) in the case of a payment to be made by the Borrower, the interest rate then applicable to Base Rate Loans.  If such Lender pays its share of the applicable Loan to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan.  Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.  If the Borrower and such Lender pay such interest for the same period, the Administrative Agent promptly shall remit to the Borrower the amount of interest paid by Borrower for such overlapping period.  Nothing in this Section 2.6(c) or elsewhere in this Agreement or the other Loan Documents, including the provisions of Section 2.14, shall be deemed to relieve any Lender from its obligation to fulfill its commitments hereunder, to prejudice any rights that the Administrative Agent or the Borrower may have against any Lender as a result of any default by such Lender hereunder or, other than as expressly provided in the Commitment Letter in the case of the Initial Credit Extension with respect to the Lenders party thereto, require the Administrative Agent (or any other Lender) to advance funds on behalf of any Lender.

2.7                Fees.

(a)           Revolving Unused Commitment Fees.  The Borrower agrees to pay to the Administrative Agent for the account of each Revolving Lender according to its Pro Rata Share, a nonrefundable unused commitment fee (each a “Revolving Unused Commitment Fee”) equal to

(i)            from and including the Execution Date to but excluding the earlier of the Closing Date and the Maturity Date, the Ticking Rate multiplied by the Revolving Commitments;

(ii)           from and including the Closing Date to but excluding the Maturity Date, the Applicable Revolving Unused Commitment Fee Rate multiplied by the average daily result of (1) the Revolving Commitments minus (2) Revolving Loans minus (3) the Letter of Credit Obligations; provided however, with respect to the Revolving Unused Commitment Fee during such period for the account of the Swing Line Lender, such fee shall be equal to the Applicable Revolving Unused Commitment Fee Rate multiplied by the average daily result of (x) the Revolving Commitments minus (y) Revolving Credit Facility Usage.

Subject to the Section 2.15, all Revolving Unused Commitment Fees shall be payable in arrears on the dates set forth on Part II of Schedule 1.1(D) with respect to Revolving Unused Commitment Fees incurred prior to the Closing Date and on each Interest Payment Date with respect to Revolving Unused Commitment Fees incurred on and after the Closing Date.

(b)           Term Loan A‑1 Unused Commitment Fees. From and including the Execution Date to but excluding the earlier of the Closing Date and the Maturity Date, the Borrower agrees to pay to the Administrative Agent for the account of each Term Loan A‑1 Lender according to its Pro Rata Share, a nonrefundable unused commitment fee (each a “Term Loan A‑1 Unused Commitment Fee”) equal to the Ticking Rate multiplied by the Term Loan A‑1 Commitments.  Subject to the Section 2.15, all Term Loan A‑1 Unused Commitment Fees shall be payable in arrears on the dates set forth on Part II of Schedule 1.1(D).

(c)            Term Loan A‑2 Unused Commitment Fees. The Borrower agrees to pay to the Administrative Agent for the account of each Term Loan A‑2 Lender according to its Pro Rata Share, a nonrefundable unused commitment fee (each a “Term Loan A‑2 Unused Commitment Fee”) equal to (i) from and including the Execution Date to but excluding the earlier of the Closing Date and the Maturity Date, the Ticking Rate multiplied by the Term Loan A‑2 Commitments and (ii) from and including the Closing Date to but excluding the Delayed Draw Expiration Date, 0.50% per annum multiplied by the average daily result of (i) the Term Loan A‑2 Commitments minus (ii) the Term Loan A‑2.  Subject to the Section 2.15, all Term Loan A‑2 Unused Commitment Fees shall be payable in arrears on the dates set forth on Part II of Schedule 1.1(D) with respect to Term Loan A‑2 Unused Commitment Fees incurred prior to the Closing Date and on each Interest Payment Date with respect to Term Loan A‑2 Unused Commitment Fees incurred on and after the Closing Date.

(d)           Other Fees.  The Borrower agrees to pay to the Administrative Agent and the Lenders such other fees as agreed in the Fee Letters with respect to the Administrative Agent and the Lenders including, for the avoidance of doubt, certain ticking fees incurred prior to the Execution Date which ticking fees are payable in arrears on the dates and at the rates set forth on Part III of the Schedule 1.1(D).

2.8                Notes.  The obligation of the Borrower to repay the aggregate unpaid principal amount of the Revolving Loans, Swing Line Loans, the Term Loan A‑1, the Term Loan A‑2, and Incremental Term Loans made to it by each Lender, together with interest thereon, shall, at the request of the applicable Lender, be evidenced by a Revolving Note, a Swing Line Note, a Term Loan A‑1 Note, a Term Loan A‑2 Note and/or an Incremental Term Loan Note, as the case may be, dated as of the Closing Date, the effective date of the applicable Incremental Term Loan Funding Agreement, or the date of such request, as applicable, payable to the order of such Lender in a face amount equal to the Revolving Commitment, Swing Line Commitment, Term Loan A‑1 Commitment, Term Loan A‑2 Commitment or Incremental Term Loan Commitment, as applicable, of such Lender. The Borrower hereby unconditionally promises to pay, to the order of each of the Lenders, the Administrative Agent, each Issuing Lender and the Swing Line Lender, as applicable, the Loans and other Obligations as provided in this Agreement and the other Loan Documents.

2.9                  Letter of Credit Facility.

(a)  Issuance of Letters of Credit. Subject to the terms and conditions of this Agreement and the other Loan Documents, including Sections 4.2 and 4.3, and in reliance upon the representations and warranties set forth in this Agreement and the other Loan Documents and in reliance on the agreements of the Revolving Lenders set forth in this Section 2.9, each Issuing Lender severally agrees to issue standby and commercial letters of credit (the “Letters of Credit”) for the account of the Borrower and, if applicable, any other Loan Party, on any Business Day from the Closing Date through but not including the Letter of Credit Expiration Date. The Borrower may at any time prior to the Letter of Credit Expiration Date request the issuance of a Letter of Credit, or an amendment or extension of a Letter of Credit, by delivering to an Issuing Lender (with a copy to the Administrative Agent) a completed application and agreement for letters of credit, or request for such amendment or extension, as applicable, in such form as such Issuing Lender may specify from time to time (each a “Letter of Credit Request”) by no later than 11:00 a.m. at least five Business Days, or such shorter period as may be agreed to by an Issuing Lender, in advance of the proposed date of issuance, amendment or extension. Promptly after receipt of any Letter of Credit Request, such Issuing Lender shall confirm with the Administrative Agent (in writing) that the Administrative Agent has received a copy of such Letter of Credit Request and if not, such Issuing Lender will provide the Administrative Agent with a copy thereof. Unless such Issuing Lender has received notice from any Lender, the Administrative Agent or any Loan Party, at least one Business Day prior to the requested date of issuance, amendment or extension of the applicable Letter of Credit, that one or more applicable conditions in Article IV is not satisfied, then such Issuing Lender will issue a Letter of Credit or agree to such amendment or extension, provided that each Letter of Credit shall (A) have a maximum maturity of 12 months from the date of issuance, provided, that a Letter of Credit may contain renewal terms reasonably satisfactory to the Issuing Lender and (B) in no event expire later than the Letter of Credit Expiration Date. At no time shall (i) the Letter of Credit Obligations exceed the Letter of Credit Sublimit or (ii) the Revolving Credit Facility Usage exceed the Revolving Commitments. Each request by the Borrower for the issuance, amendment or extension of a Letter of Credit shall be deemed to be a representation by the Borrower that it shall be in compliance with the preceding sentence and with Article IV after giving effect to the requested issuance, amendment or extension of such Letter of Credit. Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to the beneficiary thereof, the applicable Issuing Lender will also deliver to the Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment. The Borrower unconditionally guarantees all obligations of any other Loan Party with respect to Letters of Credit issued by the Issuing Lender for the account of such Loan Party.

(b)          Letter of Credit Fees.  The Borrower shall pay to the Administrative Agent for the ratable account of the Revolving Lenders a fee (the “Letter of Credit Fee”) equal to the Applicable Letter of Credit Fee Rate, which fee shall be computed on the daily average undrawn portion of the Letter of Credit Obligations and shall be payable quarterly in arrears on each Interest Payment Date and on the Maturity Date.  The Borrower shall also pay to each Issuing Lender for such Issuing Lender’s sole account a fronting fee in an amount equal to 0.125% per annum of the face amount of each Letter of Credit, as well as each Issuing Lender’s then in effect customary fees and administrative expenses payable with respect to the Letters of Credit as such Issuing Lender may generally charge or incur from time to time in connection with the issuance, maintenance, amendment (if any), assignment or transfer (if any), negotiation, and administration of Letters of Credit.

(c)           Disbursements, Reimbursement.  Immediately upon the issuance of each Letter of Credit, each Revolving Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the applicable Issuing Lender a participation in such Letter of Credit and each drawing thereunder, without recourse or warranty, in an amount equal to such Revolving Lender’s Pro Rata Share of the maximum amount available to be drawn under such Letter of Credit and the amount of such drawing, respectively.

(i)  In the event of any request for a drawing under a Letter of Credit by the beneficiary or transferee thereof, the applicable Issuing Lender will promptly notify the Borrower and the Administrative Agent thereof. Provided that it shall have received such notice, the Borrower shall reimburse (such obligation to reimburse such Issuing Lender shall sometimes be referred to as a “Reimbursement Obligation”) such Issuing Lender prior to 12:00 Noon on each date that an amount is paid by such Issuing Lender under any Letter of Credit (each such date, a “Drawing Date”), or if such notice was received after 11:00 a.m. on a Drawing Date, then by 10:00 a.m. on the Business Day immediately following such Drawing Date, by paying to the Administrative Agent for the account of such Issuing Lender an amount equal to the amount so paid by such Issuing Lender. In the event the Borrower fails to reimburse such Issuing Lender (through the Administrative Agent) for the full amount of any drawing under any Letter of Credit by date and time required in accordance with the foregoing sentence, then the Administrative Agent will promptly notify each Revolving Lender thereof, and the Borrower shall be deemed to have requested that Revolving Loans be made by the Revolving Lenders under the Base Rate Option to be disbursed on the Business Day immediately following the Drawing Date, subject to the amount of the unutilized portion of the Revolving Commitment and subject to the conditions set forth in Section 4.3 other than any notice requirements. Any notice given by the Administrative Agent or an Issuing Lender pursuant to this Section 2.9(c)(i) may be by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii)          Each Revolving Lender shall upon the Business Day immediately following a Drawing Date with respect to which notice was delivered by the Administrative Agent in accordance with Section 2.9(c)(i) make funds available to the Administrative Agent for the account of the applicable Issuing Lender in an amount equal to its Pro Rata Share of the amount of the drawing.  So long as the conditions set forth in Section 4.3 have been satisfied or waived in accordance with this Agreement, each Revolving Lender that makes such funds available shall be deemed to have made a Revolving Loan at the Base Rate Option; provided, that if any conditions set forth in Section 4.3 have not been satisfied or waived in accordance with this Agreement, each Revolving Lender shall remain obligated to fund its Pro Rata Share of such unreimbursed amount and such amount (each a “Participation Advance”) shall be deemed to be a payment in respect of its participation in the applicable Letter of Credit Borrowing resulting from such drawing in accordance with Section 2.9(c)(iii). If any Revolving Lender so notified fails to make available to the Administrative Agent for the account of such Issuing Lender the amount of such Revolving Lender’s Pro Rata Share of such amount by no later than 12:00 Noon on such date, then interest shall accrue on such Revolving Lender’s obligation to make such payment, from such Business Day to the date on which such Lender makes such payment (A) at a rate per annum equal to the Federal Funds Effective Rate during the first three days following the date such amount was due and (B) at a rate per annum equal to the rate applicable to Base Rate Loans thereafter.  The Administrative Agent and the Issuing Lender will promptly give notice (as described in Section 2.9(c)(i) above) of the occurrence of the Drawing Date, but failure of the Administrative Agent or the Issuing Lender to give any such notice on the Drawing Date or in sufficient time to enable any Lender to effect such payment on such date shall not relieve such Lender from its obligation under this clause (ii).

(iii)         With respect to any unreimbursed drawing that is not fully reimbursed by Borrower and is not refinanced by Revolving Loans in accordance with Section 2.9(c)(i) because of the Borrower’s failure to satisfy the conditions set forth in Section 4.3, the Borrower shall be deemed to have incurred from the Issuing Lender a borrowing (each, a “Letter of Credit Borrowing”) in an amount equal to the unreimbursed portion of such drawing.  Such Letter of Credit Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the rate per annum applicable to the Revolving Loans under the Base Rate Option.

(d)           Repayment of Participation Advances.

(i)            Upon (and only upon) receipt by the Administrative Agent for the account of the applicable Issuing Lender of immediately available funds from the Borrower (A) in reimbursement of any payment made by such Issuing Lender under the Letter of Credit with respect to which any Lender has made a Participation Advance to the Administrative Agent or (B) in payment of interest on such a payment made by such Issuing Lender under such a Letter of Credit, the Administrative Agent on behalf of such Issuing Lender will pay to each Revolving Lender, in the same funds as those received by the Administrative Agent, the amount of such Revolving Lender’s Pro Rata Share of such funds, except the Administrative Agent shall retain for the account of such Issuing Lender the amount of the Pro Rata Share of such funds of any Revolving Lender that did not make a Participation Advance in respect of such payment by such Issuing Lender.

(ii)          If the Administrative Agent is required at any time to return to any Loan Party, or to a trustee, receiver, liquidator, custodian or any official in any Insolvency Proceeding, any portion of any payment made by any Loan Party to the Administrative Agent for the account of an Issuing Lender pursuant to this Section 2.9 in reimbursement of a payment made under the Letter of Credit or interest or fee thereon, each Revolving Lender shall, on demand of the Administrative Agent, forthwith return to the Administrative Agent for the account of such Issuing Lender the amount of its Pro Rata Share of any amounts so returned by the Administrative Agent plus interest thereon from the date such demand is made to the date such amounts are returned by such Revolving Lender to the Administrative Agent, at a rate per annum equal to the Federal Funds Effective Rate in effect from time to time.

(e)           Documentation.  Each Loan Party agrees to be bound by the terms of the applicable Issuing Lender’s application and agreement for letters of credit and such Issuing Lender’s written regulations and customary practices relating to letters of credit, though such interpretation may be different from such Loan Party’s own.  In the event of a conflict between such application or agreement and this Agreement, this Agreement shall govern.  It is understood and agreed that, except in the case of its gross negligence or willful misconduct as determined by a final decision by a court of competent jurisdiction, such Issuing Lender shall not be liable for any error, negligence and/or mistakes, whether of omission or commission, in following any Loan Party’s instructions or those contained in the Letters of Credit or any modifications, amendments or supplements thereto.

(f)            Determinations to Honor Drawing Requests.  In determining whether to honor any request for drawing under any Letter of Credit by the beneficiary thereof, an Issuing Lender shall be responsible only to determine that the documents and certificates required to be delivered under such Letter of Credit have been delivered and that they comply on their face with the requirements of such Letter of Credit.

(g)           Nature of Participation and Reimbursement Obligations.  Each Revolving Lender’s obligation in accordance with this Agreement to make the Revolving Loans or Participation Advances, as contemplated by this Section 2.9, as a result of a drawing under a Letter of Credit, and the Obligations of the Borrower to reimburse the applicable Issuing Lender upon a draw under a Letter of Credit, shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Section 2.9 under all circumstances, including the following circumstances:

(i)            any set-off, counterclaim, recoupment, defense or other right that such Revolving Lender may have against an Issuing Lender or any of its Affiliates, the Borrower or any other Person for any reason whatsoever, or that any Loan Party may have against such Issuing Lender or any of its Affiliates, any Lender or any other Person for any reason whatsoever;

(ii)           the failure of any Loan Party or any other Person to comply, in connection with a Letter of Credit Borrowing, with the conditions set forth in Sections 2.2, 4.2 or 4.3 or as otherwise set forth in this Agreement for the making of a Revolving Loan, it being acknowledged that such conditions are not required for the making of a Letter of Credit Borrowing and the obligation of the Revolving Lenders to make Participation Advances under this Section 2.9;

(iii)         any lack of validity or enforceability of any Letter of Credit;

(iv)         any claim of breach of warranty that might be made by any Loan Party or any Lender against any beneficiary of a Letter of Credit, or the existence of any claim, set-off, recoupment, counterclaim, crossclaim, defense or other right that any Loan Party or any Lender may have at any time against a beneficiary, successor beneficiary, any transferee or assignee of any Letter of Credit or the proceeds thereof (or any Persons for whom any such transferee may be acting), an Issuing Lender or its Affiliates or any Lender or any other Person, whether in connection with this Agreement, the transactions contemplated herein or any unrelated transaction (including any underlying transaction between any Loan Party or Subsidiaries of a Loan Party and the beneficiary for which any Letter of Credit was procured);

(v)          the lack of power or authority of any signer of (or any defect in or forgery of any signature or endorsement on) or the form of or lack of validity, sufficiency, accuracy, enforceability or genuineness of any draft, demand, instrument, certificate or other document presented under or in connection with any Letter of Credit, or any fraud or alleged fraud in connection with any Letter of Credit, or the transport of any property or provision of services relating to a Letter of Credit, in each case even if an Issuing Lender or any of its Affiliates has been notified thereof;

(vi)         payment by an Issuing Lender or any of its Affiliates under any Letter of Credit against presentation of a demand, draft or certificate or other document that does not comply with the terms of such Letter of Credit;

(vii)       the solvency of, or any acts or omissions by, any beneficiary of any Letter of Credit, or any other Person having a role in any transaction or obligation relating to a Letter of Credit, or the existence, nature, quality, quantity, condition, value or other characteristic of any property or services relating to a Letter of Credit;

(viii)      any failure by an Issuing Lender or any of its Affiliates to issue any Letter of Credit in the form requested by any Loan Party, unless such Issuing Lender has received written notice from such Loan Party of such failure within three Business Days after such Issuing Lender shall have furnished such Loan Party and the Administrative Agent a copy of such Letter of Credit and such error is material and no drawing has been made thereon prior to receipt of such notice;

(ix)          any adverse change in the business, operations, properties, assets, condition (financial or otherwise) or prospects of any Loan Party or Subsidiaries of a Loan Party;

(x)           any breach of this Agreement or any other Loan Document by any party thereto;

(xi)          the occurrence or continuance of an Insolvency Proceeding with respect to any Loan Party;

(xii)        the fact that an Event of Default or a Default shall have occurred and be continuing;

(xiii)       the fact that the Maturity Date shall have passed or this Agreement or the Commitments hereunder shall have been terminated; and

(xiv)      any other circumstance or happening whatsoever, whether or not similar to any of the foregoing.

(h)          Liability for Acts and Omissions.  As between any Loan Party and an Issuing Lender, or the Issuing Lender’s Affiliates, such Loan Party assumes all risks of the acts and omissions of, or misuse of the Letters of Credit by, the respective beneficiaries of such Letters of Credit.  In furtherance and not in limitation of the foregoing, an Issuing Lender shall not be responsible for any of the following, including any losses or damages to any Loan Party or other Person or property relating therefrom:  (i) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for an issuance of any such Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged (even if the applicable Issuing Lender or its Affiliates shall have been notified thereof); (ii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any such Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, that may prove to be invalid or ineffective for any reason; (iii) the failure of the beneficiary of any such Letter of Credit, or any other party to which such Letter of Credit may be transferred, to comply fully with any conditions required in order to draw upon such Letter of Credit or any other claim of any Loan Party against any beneficiary of such Letter of Credit, or any such transferee, or any dispute between or among any Loan Party and any beneficiary of any Letter of Credit or any such transferee; (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher; (v) errors in interpretation of technical terms; (vi) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any such Letter of Credit or of the proceeds thereof; (vii) the misapplication by the beneficiary of any such Letter of Credit of the proceeds of any drawing under such Letter of Credit; or (viii) any consequences arising from causes beyond the control of the applicable Issuing Lender or its Affiliates, as applicable, including any act or omission of any Governmental Authority, and none of the above shall affect or impair, or prevent the vesting of, any of the applicable Issuing Lender’s or its Affiliates rights or powers hereunder.  Nothing in the preceding sentence shall relieve an Issuing Lender from liability for such Issuing Lender’s gross negligence or willful misconduct or breach in bad faith by such Issuing Lender of its obligations under this Agreement (as determined by a court of competent jurisdiction in a final, non-appealable judgment) in connection with actions or omissions described in such clauses (i) through (viii) of such sentence.  In no event shall an Issuing Lender or its Affiliates be liable to any Loan Party for any indirect, consequential, incidental, punitive, exemplary or special damages or expenses (including without limitation attorneys’ fees), or for any damages resulting from any change in the value of any property relating to a Letter of Credit.

Without limiting the generality of the foregoing, the applicable Issuing Lender and each of its Affiliates (A) may rely on any oral or other communication believed in good faith by such Issuing Lender or such Affiliate to have been authorized or given by or on behalf of the applicant for a Letter of Credit, (B) may honor any presentation if the documents presented appear on their face substantially to comply with the terms and conditions of the relevant Letter of Credit; (C) may honor a previously dishonored presentation under a Letter of Credit, whether such dishonor was pursuant to a court order, to settle or compromise any claim of wrongful dishonor, or otherwise, and shall be entitled to reimbursement to the same extent as if such presentation had initially been honored, together with any interest paid by such Issuing Lender or its Affiliate; (D) may honor any drawing that is payable upon presentation of a statement advising negotiation or payment, upon receipt of such statement (even if such statement indicates that a draft or other document is being delivered separately), and shall not be liable for any failure of any such draft or other document to arrive, or to conform in any way with the relevant Letter of Credit; (E) may pay any paying or negotiating bank claiming that it rightfully honored under the laws or practices of the place where such bank is located; and (F) may settle or adjust any claim or demand made on such Issuing Lender or its Affiliate in any way related to any order issued at the applicant’s request to an air carrier, a letter of guarantee or of indemnity issued to a carrier or any similar document (each an “Order”) and honor any drawing in connection with any Letter of Credit that is the subject of such Order, notwithstanding that any drafts or other documents presented in connection with such Letter of Credit fail to conform in any way with such Letter of Credit.

In furtherance and extension and not in limitation of the specific provisions set forth above, any action taken or omitted by an Issuing Lender or its Affiliates under or in connection with the Letters of Credit issued by it or any documents and certificates delivered thereunder, if taken or omitted in good faith, shall not put such Issuing Lender or its Affiliates under any resulting liability to the Borrower or any Lender.

(i)            Issuing Lender Reporting Requirements.  Each Issuing Lender shall, on the first Business Day of each month, provide to the Administrative Agent and the Borrower a schedule of the Letters of Credit issued by it, in form and substance reasonably satisfactory to the Administrative Agent, showing the date of issuance of each Letter of Credit, the account party, the original face amount (if any), and the Maturity Date of any Letter of Credit outstanding at any time during the preceding month, and any other information relating to such Letter of Credit that the Administrative Agent may request.

(j)            UCP and ISP.  Unless otherwise expressly agreed by the applicable Issuing Lender, the Borrower and the beneficiary of a Letter of Credit, (i) the rules of the International Standby Practices as most recently published from time to time by the International Chamber of Commerce (the “ISP”)  shall apply to each standby Letter of Credit and (ii) the rules of the Uniform Customs and Practice for Documentary Credits as most recently published from time to time by the International Chamber of Commerce (the “UCP”) shall apply to each commercial Letter of Credit.

(k)           Illegality.  If, at any time, it becomes unlawful for an Issuing Lender to comply with any of its obligations under any Letter of Credit (including, but not limited to, as a result of any Sanctions), the obligations of such Issuing Lender with respect to such Letter of Credit shall be suspended (and all corresponding rights shall cease to accrue) until such time as it may again become lawful for such Issuing Lender to comply with its obligations under such Letter of Credit, and such Issuing Lender shall not be liable for any losses that the Borrower or its Subsidiaries may incur as a result.

2.10             Payments.

(a)           Payments Generally.  All payments and prepayments to be made in respect of principal, interest, Revolving Unused Commitment Fees, Term Loan A‑1 Unused Commitment Fees, Term Loan A‑2 Unused Commitment Fees, Letter of Credit Fees, other fees referred to in Section 2.7 or other fees or amounts due from the Borrower hereunder shall be payable prior to 11:00 a.m. on the date when due without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived by the Borrower, and without set-off, counterclaim or other deduction of any nature, and an action therefor shall immediately accrue.  Such payments shall be made to the Administrative Agent at the Principal Office for the account of the Lenders or each Issuing Lender to which they are owed, in each case in Dollars and in immediately available funds. The Administrative Agent shall promptly distribute such amounts to each Issuing Lender, Swing Line Lender and/or applicable Lenders in immediately available funds.  The Administrative Agent’s and each Lender’s statement of account, ledger or other relevant record shall, in the absence of manifest error, be conclusive as the statement of the amount of principal of and interest on the Loans and other amounts owing under this Agreement and shall be deemed an “account stated.”

(b)          Payments by the Borrower; Presumptions by the Administrative Agent.  Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or an Issuing Lender hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Lender, as the case may be, the amount due.  In such event, if the Borrower has not in fact made such payment, then each of the Lenders or Issuing Lender, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Lender, with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

2.11             Interest Payment Dates.  Interest on Base Rate Loans shall be due and payable in arrears on each Interest Payment Date.  Interest on LIBOR Rate Loans shall be due and payable on the last day of each Interest Period for those Loans and, if such Interest Period is longer than three months, also on the date that is the three-month anniversary of the first day of such Interest Period.  Interest on mandatory prepayments of principal under Section 2.13 shall be due on the date such mandatory prepayment is due.  Interest on other monetary Obligation shall be due and payable on demand after such principal amount or other monetary Obligation becomes due and payable (whether on the stated Maturity Date, upon an accelerated Maturity Date or otherwise).

2.12             Voluntary Prepayments and Reduction of Commitments.

(a)           Right to Prepay.  The Borrower shall have the right at its option from time to time to prepay the Loans in whole or part without premium or penalty (except as provided in Sections 3.1, 3.5 and 11.3).  Whenever the Borrower desires to prepay any part of the Loans, it shall provide a prepayment notice to the Administrative Agent (A) by 11:00 a.m. at least three Business Days prior to the date of prepayment of LIBOR Rate Loans, (B) by 11:00 a.m. at least one Business Day prior to the date of prepayment of Base Rate Loans or (C) no later than 2:00 p.m. on the date of prepayment of Swing Line Loans, in each case, setting forth the following information:

(i)            the date, which shall be a Business Day, on which the proposed prepayment is to be made;

(ii)           a statement indicating the application of the prepayment among Class of Loan and Borrowings; and

(iii)         the total principal amount of such prepayment, which shall not be less than the lesser of the following with respect to any Class of Loan: (A) the then outstanding principal amount of such Class of Loan or (B) $1,000,000 (provided, that the amount of any prepayment to which this Section 2.12(a)(iii)(B) applies shall be in integral multiples of $500,000).

Except as otherwise expressly provided herein with respect to refinancings, all prepayment notices shall be irrevocable. The principal amount of the Loans for which a prepayment notice is given, together with interest on such principal amount except with respect to Loans to which the Base Rate Option applies, shall be due and payable on the date specified in such prepayment notice as the date on which the proposed prepayment is to be made. So long as no Event of Default has occurred and is continuing, prepayments permitted pursuant to this Section 2.12 shall be applied to the Revolving Credit Facility or the Term Loans or the Incremental Term Loans as the Borrower may direct (provided that the Term Loans and the Incremental Term Loans are prepaid pro rata). Prepayments pursuant to this Section 2.12 of the Term Loans and Incremental Term Loans shall be applied pro rata to the unpaid installments of principal of the Term Loans and Incremental Term Loans in the inverse order of scheduled maturities (for the avoidance of doubt, including application to any balloon payment due and payable on the applicable Maturity Date). If the Borrower prepays a Loan but fails to specify the applicable Class and/or Borrowing that the Borrower intends to prepay or if an Event of Default has occurred and is continuing, then such prepayment shall be applied first, ratably to all outstanding Revolving Loans that are Base Rate Loans, second, ratably to all outstanding Revolving Loans that are LIBOR Rate Loans, third, ratably to all outstanding Term Loans and Incremental Term Loans that are Base Rate Loans, and fourth, ratably to all outstanding Term Loans and Incremental Term Loans that are LIBOR Rate Loans. Any prepayment hereunder (A) shall include all interest and fees due and payable with respect to the Loan being prepaid (unless other arrangements with respect to the payment of such interest and fees satisfactory to the applicable Lenders in their sole discretion have been made) and (B) shall be subject to the Borrower’s Obligation to indemnify the Lenders under Section 3.5. Notwithstanding the foregoing, any prepayment notice delivered in connection with any proposed refinancing of all of the Facilities may be, if expressly so stated in the applicable prepayment notice, contingent upon the consummation of such refinancing, and (x) the repayment date therefor may be amended from time to time by notice from the Borrower to the Administrative Agent and/or (y) such prepayment notice may be revoked by the Borrower in the event such refinancing is not consummated (provided that the failure of such contingency shall not relieve the Borrower from its obligations in respect thereof under Section 3.5).

(b)          Reduction of Revolving or Term Loan A‑2 Commitment.

(i)            In addition to the commitment reductions pursuant to Section 2.12(b)(ii) and 2.13(f), the Revolving Commitment shall be permanently reduced and terminated in full on the Maturity Date with respect to the Revolving Credit Facility.  Any outstanding principal balance of the Revolving Loans not sooner due and payable will become due and payable on such Maturity Date and shall be accompanied by accrued interest on the amount repaid, any applicable fees pursuant to Section 3.5 and any other fees required hereunder.

(ii)           The Borrower shall have the right at any time after the Closing Date upon three Business Days’ prior written notice to the Administrative Agent to permanently reduce (ratably among the Revolving Lenders in proportion to their Pro Rata Shares) the Revolving Commitments, in a minimum amount of $5,000,000 and whole multiples of $1,000,000, or to terminate completely the Revolving Commitments, without penalty or premium except as hereinafter set forth; provided that any such reduction or termination shall be accompanied by prepayment of the Revolving Loans, together with outstanding Revolving Unused Commitment Fees, and the full amount of interest accrued on the principal sum to be prepaid (and all amounts referred to in Section 3.5 hereof) to the extent necessary to cause the aggregate Revolving Credit Facility Usage after giving effect to such prepayments to be equal to or less than the Revolving Commitments as so reduced or terminated.  Any notice to reduce the Revolving Commitments under this Section 2.12(b)(ii) shall be irrevocable.

(iii)         The Borrower shall have the right at any time after the Closing Date upon three Business Days’ prior written notice to the Administrative Agent to permanently reduce (ratably among the Term Loan A‑2 Lenders in proportion to their Pro Rata Shares) the Term Loan A‑2 Commitments, in a minimum amount of $5,000,000 and whole multiples of $1,000,000, or to terminate completely the Term Loan A‑2 Commitments, without penalty or premium except as hereinafter set forth; provided that any such reduction or termination shall be accompanied by the payment of all outstanding Term Loan A‑2 Unused Commitment Fees.  Any notice to reduce the Term Loan A‑2 Commitments under this Section 2.12(b)(iv) shall be irrevocable.

2.13             Mandatory Prepayments.

(a)           Overadvance.

(i)            If the Revolving Credit Facility Usage at any time exceeds the Revolving Commitments (each, a “Revolving Overadvance”), the Borrower shall prepay the Revolving Loans and Swing Line Loans (or Cash Collateralize Letter of Credit Obligations, if prepayment in full of the Revolving Loans and Swing Line Loans is not sufficient) in such amounts as shall be necessary so that Revolving Credit Facility Usage does not exceed the Revolving Commitments.

(ii)           If the aggregate amount of the respective Term Loans at any time exceeds the Term Loan A‑1 Commitments or the Term Loan A‑2 Commitments or the aggregate amount of the Incremental Term Loans for any Tranche at any time exceeds the Incremental Term Loan Commitments for such Tranche (each, a “Term Overadvance”), the Borrower shall prepay the applicable Term Loans or such Tranche of Incremental Term Loans in such amounts as shall be necessary so that the applicable Term Loans or Incremental Term Loans of such Tranche do not exceed the applicable Commitments.

(b)          Disposition of Assets.  Promptly (but in any event, within three Business Days) upon the receipt by any Loan Party or Subsidiary thereof of the Net Cash Proceeds from any Disposition not expressly permitted by clauses (a) through (d) of Section 7.8 and in excess of $7,500,000 in the aggregate in any fiscal year, the Borrower shall prepay, or cause such other Loan Party or Subsidiary to prepay, Obligations in an aggregate amount equal to 100% of the Net Cash Proceeds of such Disposition.  All such proceeds shall be paid and applied in accordance with Sections 2.13(f) and (g). Notwithstanding anything herein to the contrary, no such mandatory prepayment shall constitute or be deemed to constitute a cure of any Default or Event of Default arising as a result of the Disposition giving rise to such prepayment obligation.

(c)           Casualty Events. Promptly (but in any event, within three Business Days) upon the receipt by any Loan Party or Subsidiary thereof of the Net Cash Proceeds of any Casualty Event or series of related Casualty Events affecting any property of any Loan Party or any Subsidiary of any Loan Party (other than any Excluded Subsidiary), the Borrower shall prepay, or cause such other Loan Party or Subsidiary thereof to prepay, Obligations in an aggregate amount equal to 100% of the Net Cash Proceeds of such Casualty Event(s), to the extent that such Net Cash Proceeds are not proceeds of business interruption insurance or such Net Cash Proceeds received exceed $7,500,000 in the aggregate in any fiscal year.  All such proceeds shall be paid and applied in accordance with Sections 2.13(f) and (g). Notwithstanding anything herein to the contrary, no such mandatory prepayment shall constitute or be deemed to constitute a cure of any Default or Event of Default arising as a result of such Casualty Event(s) giving rise to such prepayment obligation.

(d)          Debt Incurrence.  Promptly (but in any event, within three Business Days) upon the receipt by any Loan Party or Subsidiary thereof of the Net Cash Proceeds of any Debt Incurrence, other than a Debt Incurrence permitted under Section 7.1, the Borrower shall prepay, or cause such other Loan Party or Subsidiary thereof to prepay, Obligations in an amount equal to 100% of the amount of such Net Cash Proceeds. All such proceeds shall be paid and applied in accordance with Sections 2.13(f) and (g). Notwithstanding anything herein to the contrary, any such prepayment shall not constitute or be deemed to be a cure of any Default or Event of Default arising as a result of such Debt Incurrence.

(e)  Sprint Affiliate Agreements. Immediately upon the receipt by any Loan Party or Subsidiary thereof of any cash proceeds received under the Sprint Affiliate Agreements in connection with the purchase of operating assets by Sprint PCS or any Affiliate or successor thereof, the Borrower shall prepay, or cause such other Loan Party or Subsidiary thereof to prepay, Obligations in an aggregate amount equal to 100% of such cash proceeds. All such proceeds shall be paid and applied in accordance with Sections 2.13(f) and (g). Notwithstanding anything herein to the contrary, no such mandatory prepayment shall constitute or be deemed to constitute a cure of any Default or Event of Default arising as a result of such purchase under the Sprint Affiliate Agreement giving rise to such prepayment obligation.

(f)            Application Among Obligations.  All prepayments pursuant to this Section 2.13 shall be applied, first to prepay any Overadvances that may be outstanding, pro rata, second to prepay the Term Loans and Incremental Term Loans, pro rata (to be applied to installments of the Term Loans and Incremental Term Loans in inverse order of scheduled maturities (for the avoidance of doubt, including application to any balloon payment due and payable on the Maturity Date)) and third to prepay the Revolving Loans (including Swing Line Loans) with a corresponding reduction in the Revolving Commitments and to Cash Collateralize outstanding Letter of Credit Obligations. Notwithstanding the foregoing Sections 2.13(a) through (e), no such prepayment shall be required at any time if the amount of such prepayment is less than $250,000 for an individual or related group of transactions.

(g)           Interest Payments; Application Among Interest Rate Options.  All prepayments pursuant to this Section 2.13 shall be accompanied by accrued and unpaid interest upon the principal amount of each such prepayment (unless other arrangements with respect to the payment of such interest and fees satisfactory to the applicable Lenders in their sole discretion have been made).  Subject to Section 2.13(f), all prepayments required pursuant to this Section 2.13 shall first be applied to Base Rate Loans, then to LIBOR Rate Loans.  In accordance with Section 3.5, the Borrower shall indemnify the Lenders for any loss or expense, including loss of margin, incurred with respect to any such prepayments applied against LIBOR Rate Loans on any day other than the last day of the applicable Interest Period; provided, that upon the written request of the Borrower, the Administrative Agent may in its sole discretion (or upon the direction of the Required Lenders (such direction given in their sole discretion) shall) authorize the Borrower to delay making any mandatory repayment until such time as the Administrative Agent determines in its sole discretion that no liabilities for LIBOR breakage cost would result or such liabilities would be materially reduced (it being agreed that during such period of authorized delay such amount shall be Cash Collateralized in such amounts and on such terms and conditions as are acceptable to the Administrative Agent in its sole discretion).

2.14             Sharing of Payments by Lenders.  If any Lender shall, by exercising any right of setoff, counterclaim or banker’s lien, by receipt of voluntary payment, by realization upon security, or by any other non-pro rata source or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or other Obligations hereunder resulting in such Lender receiving payment of a proportion of the aggregate amount of its Loans and accrued interest thereon or other such Obligations greater than its pro rata share of the amount such Lender is entitled hereunder, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and such other Obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other Obligations owing them, provided that:

(a)            if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest other than interest or other amounts, if any, required by Law (including court order) to be paid by the Lender or the holder making such purchase; and

(b)  the provisions of this Section 2.14 shall not be construed to apply to (x) any payment (including the application of funds arising from the existence of a Defaulting Lender) made by the Loan Parties pursuant to and in accordance with the express terms of the Loan Documents or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or Participation Advances to any assignee or participant, other than to the Borrower or any Subsidiary thereof (as to which the provisions of this Section 2.14 shall apply).

Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against each Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of each Loan Party in the amount of such participation. This Section 2.14 shall not apply to any action taken by CoBank with respect to any CoBank Equities held by the Borrower, including pursuant to Section 9.2(c).

2.15             Defaulting Lenders.

(a)           Defaulting Lender Adjustments.  Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(i)           Waivers and Amendments.  Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Required Lenders and Section 11.1.

(ii)          Defaulting Lender Waterfall.  Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article IX or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 9.2(c) shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to each Issuing Lender or the Swing Line Lender hereunder; third, to Cash Collateralize each Issuing Lender’s Fronting Exposure with respect to such Defaulting Lender in accordance with Section 2.16; fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) Cash Collateralize each Issuing Lender’s future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 2.16; sixth, to the payment of any amounts owing to the Lenders, each Issuing Lender or the Swing Line Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, each Issuing Lender or the Swing Line Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that, if (x) such payment is a payment of the principal amount of any Loans or Letter of Credit Obligations in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 4.3 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and Letter of Credit Obligations owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or Letter of Credit Obligations owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in Letter of Credit Obligations and Swing Line Loans are held by the Lenders pro rata in accordance with the Commitments under the applicable Facility without giving effect to Section 2.15(a)(iv)(B) below.  Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.15(a) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)         Certain Fees.

(A)                No Defaulting Lender shall be entitled to receive any ticking fee accrued prior to the Execution Date and described on Schedule 1.1(D) Part III or any Revolving Unused Commitment Fee, Term Loan A‑1 Unused Commitment Fee or Term Loan A‑2 Unused Commitment Fee for any period during which that Lender is a Defaulting Lender (and, subject to clause (C) below, the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender); provided that, if such Defaulting Lender has not fully funded its Pro Rata Share of the Initial Credit Extension, it shall be deemed to have been a Defaulting Lender with respect to such unfunded share since October 1, 2015, and it shall immediately pay to the Administrative Agent for the benefit of the Lenders party to the Commitment Letter any payment made by the Borrower to such Defaulting Lender with respect to such unfunded share of the Initial Credit Extension as a ticking fee accrued prior to the Execution Date and described on Schedule 1.1(D) Part III or as a Revolving Unused Commitment Fee, Term Loan A‑1 Unused Commitment Fee or Term Loan A‑2 Unused Commitment Fee.

(B)                Each Defaulting Lender shall be entitled to receive Letter of Credit Fees for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Pro Rata Share of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 2.16.

(C)                With respect to any ticking fee accrued prior to the Execution Date and described on Schedule 1.1(D) Part III or any Revolving Unused Commitment Fee, Term Loan A‑1 Unused Commitment Fee, Term Loan A‑2 Unused Commitment Fee or Letter of Credit Fee not required to be paid to any Defaulting Lender pursuant to clause (A) or (B) above, the Borrower shall (w) pay to each Lender party to the Commitment Letter that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s Pro Rata Share of the Initial Credit Extension that has been reallocated to such Lender pursuant to clause (iv)(A) below, (x) pay to each Non-Defaulting Lender that portion of any such Revolving Unused Commitment Fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in Letter of Credit Obligations or Swing Line Loans that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv)(B) below, (y) pay to each Issuing Lender and Swing Line Lender, as applicable, the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to each Issuing Lender’s or Swing Line Lender’s Fronting Exposure to such Defaulting Lender and (z) not be required to pay the remaining amount of any such fee.

(iv)        Reallocations

(A)               Initial Credit Extension.  All or any part of such Defaulting Lender’s Pro Rata Share of the Initial Credit Extension shall be reallocated among the Lenders party to the Commitment Letter in accordance with the terms and conditions of the Commitment Letter and the Fee Letters; provided that, such reallocation shall be deemed to have occurred on October 1, 2015.  No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Lender party to the Commitment Letter as a result of such Lender’s increased exposure following such reallocation.

(B)               Participations to Reduce Fronting Exposure.  All or any part of such Defaulting Lender’s participation in Letter of Credit Obligations and Swing Line Loans shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Pro Rata Shares (calculated without regard to such Defaulting Lender’s Commitment) but only to the extent that (x) the conditions set forth in Section 4.3 are satisfied at the time of such reallocation (and, unless the Borrower shall have otherwise notified the Administrative Agent at such time, the Borrower shall be deemed to have represented and warranted that such conditions are satisfied at such time), and (y) such reallocation does not cause any Non-Defaulting Lender’s Pro Rata Share of the Revolving Credit Facility Usage to exceed such Non-Defaulting Lender’s Revolving Commitment.  No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(v)         Cash Collateral; Repayment of Swing Line Loans.  If the reallocation described in clause (iv)(B) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under Law, (x) first, prepay Swing Line Loans in an amount equal to the Swing Line Lender’s Fronting Exposure and (y) second, Cash Collateralize each Issuing Lender’s Fronting Exposure in accordance with the procedures set forth in Section 2.16.

(b)          Defaulting Lender Cure.  If the Borrower, the Administrative Agent and the Swing Line Lender and each Issuing Lender agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swing Line Loans to be held pro rata by the Lenders in accordance with the Commitments under the applicable Facility (without giving effect to Section 2.15(a)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(c)           New Swing Line Loans/Letters of Credit.  So long as any Lender is a Defaulting Lender, (i) the Swing Line Lender shall not be required to fund any Swing Line Loans unless it is satisfied that it will have no Fronting Exposure after giving effect to such Swing Line Loan and (ii) the Issuing Lenders shall not be required to issue, extend, renew or increase any Letter of Credit unless it is satisfied that it will have no Fronting Exposure after giving effect thereto.

2.16             Cash Collateral.  At any time that there shall exist a Defaulting Lender, within one Business Day following the written request of the Administrative Agent or an Issuing Lender (with a copy to the Administrative Agent) the Borrower shall Cash Collateralize such Issuing Lender’s Fronting Exposure with respect to such Defaulting Lender (determined after giving effect to Section 2.15(a)(iv) and any Cash Collateral provided by such Defaulting Lender) in an amount not less than the Minimum Collateral Amount.

(a)           Grant of Security Interest.  The Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to the Administrative Agent, for the benefit of each Issuing Lender, and agrees to maintain, a first priority security interest in all such Cash Collateral as security for the Defaulting Lenders’ obligation to fund participations in respect of Letter of Credit Obligations, to be applied pursuant to clause (b) below.  If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent and the Issuing Lenders as herein provided, or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount, the Borrower will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (after giving effect to any Cash Collateral provided by the Defaulting Lender).

(b)          Application.  Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under this Section 2.16 or Section 2.15 in respect of Letters of Credit shall be applied to the satisfaction of the Defaulting Lender’s obligation to fund participations in respect of Letter of Credit Obligations (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.

(c)            Termination of Requirement.  Cash Collateral (or the appropriate portion thereof) provided to reduce an Issuing Lender’s Fronting Exposure shall no longer be required to be held as Cash Collateral pursuant to this Section 2.16 following (i) the elimination of the applicable Fronting Exposure (including by the termination of Defaulting Lender status of the applicable Lender), or (ii) the determination by the Administrative Agent and an Issuing Lender that there exists excess Cash Collateral; provided that, subject to Section 2.15, the Person providing Cash Collateral and such Issuing Lender may agree that Cash Collateral shall be held to support future anticipated Fronting Exposure or other obligations and provided further that to the extent that such Cash Collateral was provided by the Borrower or any other Loan Party, such Cash Collateral shall remain subject to the Prior Security Interest granted pursuant to the Loan Documents.

2.17             CoBank Capital Plan.

(a)           Each party hereto acknowledges that CoBank’s Bylaws and Capital Plan (as each may be amended from time to time) shall govern (i) the rights and obligations of the parties with respect to the CoBank Equities and any patronage refunds or other distributions made on account thereof or on account of the Borrower’s patronage with CoBank, (ii) the Borrower’s eligibility for patronage distributions from CoBank (in the form of CoBank Equities and cash) and (iii) patronage distributions, if any, in the event of a sale of a participation interest. CoBank reserves the right to assign or sell participations in all or any part of its Commitments or outstanding Loans hereunder on a non-patronage basis.

(b)          Each party hereto acknowledges that CoBank has a statutory first lien pursuant to the Farm Credit Act of 1971 on all CoBank Equities that the Borrower may now own or hereafter acquire, which statutory lien shall be for CoBank’s sole and exclusive benefit.  Notwithstanding anything herein or in any other Loan Document to the contrary, the CoBank Equities shall not constitute security for the Secured Obligations due to any other Secured Party.  To the extent that any of the Loan Documents create a Lien on the CoBank Equities or on patronage accrued by CoBank for the account of the Borrower (including, in each case, proceeds thereof), such Lien shall be for CoBank’s sole and exclusive benefit and shall not be subject to pro rata sharing hereunder.  Neither the CoBank Equities nor any accrued patronage shall be offset against the Secured Obligations except that, in the event of an Event of Default, CoBank may elect to apply the cash portion of any patronage distribution or retirement of equity to amounts due under this Agreement.  The Borrower acknowledges that any corresponding tax liability associated with such application is the sole responsibility of the Borrower.  CoBank shall have no obligation to retire the CoBank Equities upon any Event of Default, Default or any other default by the Borrower or any other Loan Party, or at any other time, either for application to the Secured Obligations or otherwise.

III.            INCREASED COSTS; TAXES; ILLEGALITY; INDEMNITY

3.1                Increased Costs.

(a)           Increased Costs Generally.  If any Change in Law shall:

(i)            impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in the Adjusted LIBOR Rate) or an Issuing Lender;

(ii)          subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii)         impose on any Lender or an Issuing Lender or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, converting to, continuing or maintaining any Loan or of maintaining its obligation to make any such Loan, or to increase the cost to such Lender, an Issuing Lender or such other Recipient of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender, Issuing Lender or other Recipient hereunder (whether of principal, interest or any other amount) then, upon request of such Lender, Issuing Lender or other Recipient, the Borrower will pay to such Lender, Issuing Lender or other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender, Issuing Lender or other Recipient, as the case may be, for such additional costs incurred or reduction suffered.

(b)          Capital Requirements.  If any Lender or Issuing Lender determines that any Change in Law affecting such Lender or Issuing Lender or any lending office of such Lender or such Lender’s or such Issuing Lender’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on such Lender’s or Issuing Lender’s capital or on the capital of such Lender’s or Issuing Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit or Swing Line Loans held by, such Lender, or the Letters of Credit issued by an Issuing Lender, to a level below that which such Lender or Issuing Lender or such Lender’s or Issuing Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or Issuing Lender’s policies and the policies of such Lender’s or Issuing Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or Issuing Lender, as the case may be, such additional amount or amounts as will compensate such Lender or Issuing Lender or such Lender’s or Issuing Lender’s holding company for any such reduction suffered.

(c)           Certificates for Reimbursement.  A certificate of a Lender or an Issuing Lender setting forth the amount or amounts necessary to compensate such Lender or Issuing Lender or its holding company, as the case may be, as specified in this Section 3.1 and delivered to the Borrower shall be conclusive absent manifest error.  The Borrower shall pay such Lender or Issuing Lender, as the case may be, the amount shown as due on any such certificate within ten days after receipt thereof.

(d)          Delay in Requests.  Failure or delay on the part of any Lender or Issuing Lender to demand compensation pursuant to this Section 3.1 shall not constitute a waiver of such Lender’s or Issuing Lender’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender or Issuing Lender pursuant to this Section 3.1 for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender or Issuing Lender, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or Issuing Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine month period referred to above shall be extended to include the period of retroactive effect thereof).

3.2                Taxes.

(a)           Issuing Lender.  For purposes of this Section 3.2, for the avoidance of doubt, the term “Lender” includes Issuing Lender and the term “applicable Law” includes FATCA.

(b)          Payments Free of Taxes.  Any and all payments by or on account of any obligation of any Loan Party hereunder or under any other Loan Document shall be made free and clear of and without deduction or withholding for any Taxes, except as required by applicable Law.  If any applicable Law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 3.2) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(c)           Payment of Other Taxes by the Borrower.  The Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable Law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(d)          Indemnification by the Borrower.  The Loan Parties shall jointly and severally indemnify each Recipient, within ten days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 3.2) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e)  Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within ten days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that no Loan Party has already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 11.7 relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this clause (e).

(f)            Evidence of Payments.  As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 3.2, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(g)          Status of Lenders.

(i)            Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.  Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 3.2(g)(ii)(A), (g)(ii)(B) and (g)(ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)          Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Person:

(A)               any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding Tax;

(B)                any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(1)            in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2)           executed originals of IRS Form W-8ECI;

(3)            in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a Tax Compliance Certificate in a form reasonably acceptable to the Borrower and the Administrative Agent certifying  that such Foreign Lender is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, or (C) a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code and (y) executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable; or

(4)           to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, a Tax Compliance Certificate in a form reasonably acceptable to the Borrower and the Administrative Agent, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a Tax Compliance Certificate in a form reasonably acceptable to the Borrower and the Administrative Agent on behalf of each such direct and indirect partner;

(C)                any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable Law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D)                if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(h)           Treatment of Certain Refunds.  If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 3.2 (including by the payment of additional amounts pursuant to this Section 3.2), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 3.2 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund).  Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this clause (h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority.  Notwithstanding anything to the contrary in this clause (h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this clause (h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid.  This clause (h) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

3.3               Illegality.  If any Lender determines that any Change in Law has made it unlawful for any Lender to make, maintain or fund LIBOR Rate Loans, or to determine or charge interest rates based upon the LIBOR Rate Option, or if any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on written notice thereof by such Lender to the Borrower through the Administrative Agent, any obligation of such Lender to make or continue LIBOR Rate Loans or to convert Base Rate Loans to LIBOR Rate Loans shall be suspended until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist.  Upon receipt of such notice, the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all LIBOR Rate Loans of such Lender to Base Rate Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such LIBOR Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such LIBOR Rate Loans.  Upon any such prepayment or conversion, the Borrower shall also pay accrued and unpaid interest and all other amounts payable by Borrower under this Agreement (including amounts payable under Section 3.5) on the amount so prepaid or converted.

3.4                LIBOR Rate Option Unavailable; Interest After Default.

(a)           Adjusted LIBOR Rate Unavailable.  If prior to the commencement of any Interest Period for any Borrowing proposed to be subject to the LIBOR Rate Option:

(i)           the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that either Dollar deposits are not being offered to banks in the London interbank LIBOR Rate market or that adequate and reasonable means do not exist for ascertaining the Adjusted LIBOR Rate for such Interest Period; or

(ii)          the Required Lenders determine (which determination shall be conclusive and binding absent manifest error) that the Adjusted LIBOR Rate for such Interest Period will not adequately and fairly reflect the cost to the Lenders of making or maintaining the Loans for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (x) any request to convert any Base Rate Loan to, or continue any LIBOR Rate Loan at, the LIBOR Rate Option shall be ineffective, and (y) the Base Rate Option shall apply to any and all Borrowings upon the expiration of the Interest Period applicable thereto.

(b)          Default Rate.  To the extent permitted by Law, immediately upon the occurrence and during the continuation of an Event of Default under clause (n) of Section 9.1, or immediately after written demand by the Required Lenders to the Administrative Agent after the occurrence and during the continuation of any other Event of Default (such demand to be made by the Required Lenders in their sole discretion), the principal amount of all Obligations shall bear interest at the Default Rate and the rates applicable to Letter of Credit Fees shall be increased to the Default Rate.  The Borrower acknowledges that the increase in rates referred to in this Section 3.4(b) reflects, among other things, the fact that such Loans or other amounts have become a substantially greater risk given their default status and that the Lenders are entitled to additional compensation for such risk; and all such interest shall be payable by the Borrower upon demand by the Administrative Agent.

3.5                Indemnity.  Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a)           any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b)          any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Borrower; or

(c)           any assignment of a LIBOR Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 3.6;

including any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained. The Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 3.5, each Lender shall be deemed to have funded each LIBOR Rate Loan made by it at the LIBOR Rate for such Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such LIBOR Rate Loan was in fact so funded.

3.6                Mitigation Obligations; Replacement of Lenders.

(a)          Designation of a Different Lending Office. If any Lender requests compensation under Section 3.1, or requires any Loan Party to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.2, then such Lender shall (at the request of the Borrower) use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.1 or Section 3.2, as the case may be, in the future, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)          Replacement of Lenders.  If any Lender requests compensation under Section 3.1, or if the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.2 and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with Section 3.6(a) above or if any Lender is a Defaulting Lender or a Non-Consenting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 11.7), all of its interests, rights (other than its existing rights to payments pursuant to Section 3.1 or 3.2) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:

(i)            the Borrower shall have paid to the Administrative Agent the assignment fee (if any) specified in Section 11.7;

(ii)           such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in Letter of Credit drawings, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.5) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(iii)         in the case of any such assignment resulting from a claim for compensation under Section 3.1 or payments required to be made pursuant to Section 3.2, such assignment will result in a reduction in such compensation or payments thereafter;

(iv)         such assignment does not conflict with applicable Law; and

(v)          in the case of any assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

3.7                Survival.  Each party’s obligations under this Article III shall survive the resignation of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

IV.            CONDITIONS OF EXECUTION, LENDING AND ISSUANCE OF LETTERS OF CREDIT

4.1                Execution Date. The effectiveness of this Agreement and the effectiveness of the Commitments of each of the Lenders and the Issuing Lenders under the Facilities on the Execution Date is subject to the Administrative Agent having received, in form and substance reasonably satisfactory to the Administrative Agent and, if applicable, its counsel, on or before the Execution Date, each of the following:

(a)           counterparts of this Agreement, duly executed and delivered on behalf of (i) the Borrower, (ii) the Administrative Agent and (iii) each Lender as of the Execution Date (or as to any of the foregoing parties, the Administrative Agent shall have received evidence reasonably satisfactory to the Administrative Agent that any such foregoing party has executed a counterpart to this Agreement);

(b)           a certificate of the Borrower signed by an Authorized Officer of the Borrower, dated as of the Execution Date, stating that (i) all Execution Date Representations of the Borrower are true and correct in all material respects as of the Execution Date, except that such representations and warranties that are qualified in this Agreement by reference to materiality or Material Adverse Effect shall be true and correct in all respects, as of the Execution Date (or, if such representation or warranty makes reference to an earlier date, as of such earlier date), (ii) no Governmental Authority authorization is required with respect to the execution, delivery or performance of this Agreement by the Borrower, and (iii) the Borrower has satisfied each of the conditions required to be satisfied by it under this Section 4.1;

(c)           a certificate dated as of the Execution Date and signed by the Secretary or an Assistant Secretary of the Borrower, certifying as appropriate as to: (i) all action taken by the Borrower in connection with the execution of this Agreement on the Execution Date; (ii) the names of the Authorized Officers of the Borrower authorized to sign the Loan Documents and their true signatures; and (iii) copies of its Organizational Documents as in effect on the Execution Date certified by the appropriate state official where such documents are filed in a state office (if so filed or required to be so filed) together with certificates from the appropriate state officials as to the continued existence and good standing or existence (as applicable) of the Borrower in its state of incorporation;

(d)          a customary written opinion of Hunton & Williams LLP, special counsel for the Borrower, dated as of the Execution Date; and

(e)           payment by the Borrower of all fees and expenses related to the Facilities and this Agreement and the other Loan Documents payable on or before the Execution Date as required by this Agreement, the Fee Letters or any other Loan Document and invoiced three Business Days prior to the Execution Date.

4.2                Initial Credit Extension.  The obligation of each Lender to make any Loan constituting any portion of the Initial Credit Extension on the Closing Date and the obligation of each Issuing Lender to issue any Letters of Credit constituting any portion of the Initial Credit Extension on the Closing Date, are subject to the satisfaction of the following conditions on or before the Initial Credit Extension:

(a)           Acquisition Deliveries.  the Administrative Agent shall have received each of the following in form and substance reasonably satisfactory to the Administrative Agent in its discretion and, if applicable, its counsel:

(i)            a certificate of the Borrower signed by a Financial Officer of the Borrower, dated as of the Closing Date and substantially in the form of Exhibit O hereto, certifying that: (1) true, correct and complete copies of the Acquisition Agreement and each of the Sprint Agreements (together with all schedules, exhibits, appendices, attachments and amendments thereto) are attached to such certificate, (2) the Acquisition Agreement and each of the Sprint Agreements are in full force and effect, (3) since August 10, 2015, none of the Acquisition Agreement or the Sprint Agreements have been altered, amended, or otherwise changed or supplemented or any provision or condition therein waived by the Borrower or any of its Affiliates, and neither the Borrower nor any of its Affiliates have consented to any action under the Acquisition Agreement or any Sprint Agreement that would be adverse to the interests of the Lenders in any material respect without the prior written consent of the Administrative Agent, (4) substantially concurrently with the Initial Credit Extension and after giving effect thereto, the Acquisition shall have been consummated in accordance with the terms and conditions of the Acquisition Agreement and the Borrower shall have funds sufficient to consummate the Acquisition, (5) the acquisition of the Acquired Assets (as defined in the Sprint Retail Stores Transfer Agreement) by Shentel PCS has been, or substantially concurrent with the Acquisition and the Initial Credit Extension will be, consummated, (6) each of the Acquisition Agreement Representations are true and correct unless such inaccuracy of such Acquisition Agreement Representation does not result in the right of the Borrower or Gridiron Merger Sub to terminate its obligations under the Acquisition Agreement or to decline to consummate the Acquisition pursuant to the Acquisition Agreement, (7) there has occurred no Company Material Adverse Effect or any event, change or effect that would, individually or in the aggregate, reasonably be likely to result in a Company Material Adverse Effect, (8) all material authorizations, consents and waivers of any applicable Governmental Authority which are required with respect to the execution, delivery or performance of the Loan Documents, the Acquisition Agreement or the Transactions have been obtained or made, are Final Orders (as defined in the Acquisition Agreement as of August 10, 2015) and are in full force and effect other than as described on an exhibit to such certificate; provided, however, that any such Consent (as defined in the Acquisition Agreement) of the FCC will not be required to be a Final Order on or prior to the Initial Credit Extension if the Administrative Agent has received evidence reasonably satisfactory to it that such Consent has been received by the Borrower, the Acquisition Target and/or the Parties to the Sprint Master Agreement, as applicable, and the Borrower, the Acquisition Target and the parties to the Sprint Master Agreement have each waived their respective closing conditions under the Acquisition Agreement and the Sprint Master Agreement with respect to such Consent being a Final Order, (9) after giving effect to the Initial Credit Extension, the Acquisition and the other Transactions, each of the Specified Representations of each of the Acquisition Targets, the Loan Parties and the Subsidiaries of the Loan Parties is true and correct in all material respects, except that such representations and warranties that are qualified in this Agreement by reference to materiality or Material Adverse Effect shall be true and correct in all respects, as of the Closing Date (or, if such representation or warranty makes reference to an earlier date, as of such earlier date), (10) after giving effect to the Initial Credit Extension, the Acquisition and the other Transactions, each of the representations and warranties set forth in Article V of this Agreement is true and correct in all material respects as of the Closing Date, except that such representations and warranties that are qualified in this Agreement by reference to materiality or Material Adverse Effect shall be true and correct in all respects, as of the Closing Date (or, if such representation or warranty makes reference to an earlier date, as of such earlier date) other than as described on an exhibit to such certificate, (11) after giving effect to the Initial Credit Extension, the Acquisition and the other Transactions, the Loan Parties and their Subsidiaries are in compliance with each of the covenants and conditions hereunder other than as described on an exhibit to such certificate, (12) after giving effect to the Initial Credit Extension, the Acquisition and the other Transactions, no Event of Default or Default exists other than as described on an exhibit to such certificate, (13) after giving effect to the Initial Credit Extension, the Acquisition and the other Transactions, each of the Loan Parties has satisfied each of the closing conditions required to be satisfied by it under Section 4.2 and (14) the Pro Forma Closing Date Total Leverage Ratio calculated in an exhibit to such certificate is true and correct;

(ii)           evidence of the merger of NTELOS Holdings Corp., a Delaware corporation, into Gridiron Merger Sub of which merger NTELOS Holdings Corp. shall be the survivor;

(iii)         counterparts to the Consent and Agreement, dated as of the Closing Date, duly executed and delivered on behalf of (1) Shentel PCS, (2) the Borrower, (3) the Administrative Agent and (4) the other Persons party to the Sprint Master Agreement and the Sprint Affiliate Agreements (or as to any of the foregoing parties, the Administrative Agent shall have received evidence reasonably satisfactory to the Administrative Agent that any such foregoing party has executed a counterpart to the Consent and Agreement);

(iv)        evidence satisfactory to the Administrative Agent that, other than as agreed to by the Administrative Agent in its sole discretion, all material authorizations, consents and waivers of any applicable Governmental Authority which are required with respect to the execution, delivery or performance of the Loan Documents, the Acquisition Agreement or the Transactions have been obtained or made, are Final Orders (as defined in the Acquisition Agreement as of August 10, 2015) and are in full force and effect; provided, however, that any such Consent (as defined in the Acquisition Agreement) of the FCC will not be required to be a Final Order on or prior to the Initial Credit Extension if the Administrative Agent has received evidence reasonably satisfactory to it that such Consent has been received by the Borrower, the Acquisition Target and/or the Parties to the Sprint Master Agreement, as applicable, and the Borrower, the Acquisition Target and the parties to the Sprint Master Agreement have each waived their respective closing conditions under the Acquisition Agreement and the Sprint Master Agreement with respect to such Consent being a Final Order;

(v)          evidence satisfactory to the Administrative Agent that all Indebtedness and Contingent Obligations of the Borrower, the Acquisition Target and their respective Subsidiaries existing and outstanding as of the Closing Date shall, upon the Initial Credit Extension, have been, or will be substantially simultaneously, repaid, redeemed, defeased or otherwise discharged (which evidence may be in the form of one or more payoff letters reasonably acceptable to the Administrative Agent), and any Liens securing such Indebtedness or Contingent Obligation released, other than (1) the Facilities, (2) Secured Hedges, (3) Cash Collateralization of existing Interest Rate Hedges issued in connection with the Prior Credit Agreement by Person(s) who are not Lenders or Affiliates of a Lender under this Agreement in a manner satisfactory to the provider thereof and the Administrative Agent or (4) other Indebtedness permitted under Section 7.1 or Contingent Obligations permitted under Section 7.4, which evidence shall include:

(1)            Lien and litigation search reports with respect to the Borrower, the Acquisition Target and their respective Subsidiaries, in scope satisfactory to the Administrative Agent and with results showing no Liens other than Permitted Liens or Liens to be discharged on the Closing Date in connection with the Initial Credit Extension;

(2)            evidence that concurrent with the Initial Credit Extension, the Prior Credit Agreement will be terminated, all outstanding obligations thereunder will been paid in full and all Liens securing such obligations will be released;

(3)            evidence that concurrent with the Initial Credit Extension, the NTELOS Prior Credit Agreement will be terminated, all outstanding obligations thereunder will been paid in full and all Liens securing such obligations will be released; and

(4)            other evidence that immediately after giving effect to the Initial Credit Extension, the Acquisition and the other Transactions, the Borrower, the Acquisition Target and their respective Subsidiaries shall have no outstanding Indebtedness other than as permitted under Section 7.1, or Contingent Obligations other than as permitted under Section 7.4;

(b)          Loan Documentation Deliveries. subject to the Permitted Post-Closing Deliveries, the Administrative Agent shall have received each of the following in form and substance satisfactory to the Administrative Agent and, if applicable, its counsel:

(i)            a duly completed Schedule 5.19 to this Agreement;

(ii)           counterparts to a Guarantor Joinder, dated as of the Closing Date, duly executed and delivered on behalf of (1) certain Acquisition Targets and certain other Subsidiaries of the Borrower listed on Schedule 4.2(b), (2) the Borrower and (3) the Administrative Agent, together with revisions or updates to Schedule 5.1 or Schedule 5.6 as may be necessary or appropriate to revise or update any of the information or disclosures provided on the Execution Date that has become outdated or incorrect in any material respect as of the Initial Credit Extension;

(iii)         each of (A) the requested Notes, dated as of the Closing Date, duly executed and delivered by an Authorized Officer of the Borrower, (B) the Security Agreement, dated as of the Closing Date, duly executed and delivered by an Authorized Officer of the Borrower and the other Subsidiaries of the Borrower described on Schedule 4.2(b) and by the Administrative Agent, and (C) the Negative Pledge Agreement, dated as of the Closing Date, duly executed and delivered by an Authorized Officer of the Excluded Subsidiaries;

(iv)         a duly completed, executed Request for Credit Extension for each Loan or Letter of Credit constituting any portion of the Initial Credit Extension, including notice of election as to Interest Periods (if applicable);

(v)          an executed letter from the Borrower with respect to any proceeds of the Initial Credit Extension being disbursed to third parties authorizing the Administrative Agent to distribute such proceeds on behalf of the Loan Parties in accordance with the instructions set forth in such letter;

(vi)         a certificate dated as of the Closing Date and signed by the Secretary or an Assistant Secretary of each of the Loan Parties, certifying as appropriate as to: (a) all action taken by each Loan Party in connection with this Agreement and the other Loan Documents; (b) the names of the Authorized Officers authorized to sign the Loan Documents and their true signatures; and (c) copies of its Organizational Documents as in effect on and after the Initial Credit Extension certified by the appropriate state official where such documents are filed in a state office (if so filed or required to be so filed) together with certificates from the appropriate state officials as to the continued existence and good standing or existence (as applicable) of each Loan Party in each state where such Loan Party is organized or, unless otherwise agreed to by the Administrative Agent in its sole discretion, where such Loan Party is qualified to do business and has material operations or assets;

(vii)       a customary written opinion of counsel from Hunton & Williams LLP, special counsel for the Borrower and the other Loan Parties, and such other customary written opinions of counsel for the Loan Parties, dated as of the Closing Date, in form, scope and substance reasonably acceptable to the Administrative Agent;

(viii)      a duly completed, executed Solvency Certificate signed by a Financial Officer of the Borrower, dated as of the Closing Date;

(ix)          unless otherwise agreed to by the Administrative Agent in its sole discretion (but, in any event, providing all flood insurance required by applicable Law), evidence that insurance required to be maintained under Section 6.5 of this Agreement is in full force and effect, with, subject to the Permitted Post-Closing Deliveries, additional insured, mortgagee and lender loss payable special endorsements attached thereto naming the Administrative Agent as additional insured, mortgagee and lender loss payee, as applicable; and

(x)            a duly completed, executed Perfection and Diligence Certificate signed by an Authorized Officer of each of the Loan Parties, together with true, correct and complete copies of all Material Contracts not already delivered pursuant to another clause of this Section 4.2;

(c)           Collateral.  subject to the Permitted Post-Closing Deliveries, the Administrative Agent shall have received each of the following in form and substance satisfactory to the Administrative Agent and, if applicable, its counsel:

(i)            all appropriate financing statements and appropriate stock powers and certificates evidencing the pledged Collateral and all other original items required to be delivered pursuant to any of the Collateral Documents;

(ii)           evidence that the Loan Parties have effectively and validly pledged and perfected the Collateral contemplated by the Collateral Documents;

(iii)         evidence that all filings and recordings (including all Mortgages, fixture filings and transmitting utility filings) that are necessary to perfect the Prior Security Interest of the Administrative Agent, for the benefit of the Secured Parties, in the Collateral described in the Collateral Documents have been filed or recorded or will be filed for recording concurrent with the Initial Credit Extension in all appropriate locations;

(iv)         a duly completed, executed account control agreement with respect to all Material Accounts signed by an Authorized Officer of the appropriate Loan Parties and the appropriate depository institutions or other entities holding such Material Accounts; and

(v)          Real Estate Deliverables with respect to the Material Owned Real Property;

(d)          Know Your Customer Deliveries.  at least three Business Days prior to the Closing Date, all documentation and other information requested by (or on behalf of) the Administrative Agent and any Lender in order to comply with requirements of Sanctions, Anti-Corruption Laws or Anti-Terrorism Laws, to the extent such request has been received by the Borrower (a) at least five Business Days prior to the Closing Date, if such request comes from the Administrative Agent or a Syndication Agent and (b) at least ten Business Days prior to the Closing Date, if such request comes from any other Lender; and

(e)           Payment of Fees.  the Borrower shall have paid all fees and expenses related to the Facilities and this Agreement and the other Loan Documents payable on or before the Closing Date as required by this Agreement, the Fee Letters or any other Loan Document and invoiced three Business Days prior to the Closing Date.

4.3               Each Other Credit Extension. The obligation of any Lender to make any Credit Extension other than the Initial Credit Extension is subject to (i) the making of the Initial Credit Extension and (ii) subject to the provisos to Section 2.1(g)(ii)(1), (2) and (3) with respect to any Credit Extension consisting of the proceeds of any Tranche of Incremental Term Loans advanced solely for the purpose of acquiring a Permitted Additional Investment subject to a Limited Conditionality Purchase Agreement, the performance by each of the Loan Parties of its Obligations to be performed hereunder at or prior to the making of any such Credit Extension and, to the satisfaction of the following conditions:

(a)           the representations and warranties of the Loan Parties set forth in Article V of this Agreement shall on the date of such Credit Extension (both before and after giving effect to such Credit Extension and the application of the proceeds thereof) be true and correct, except such representations and warranties that are not qualified in this Agreement by reference to materiality or a Material Adverse Effect shall then be true and correct in all material respects as of such date (except for any such representation and warranty that by its terms is made only as of an earlier date, which representation and warranty shall have been true and correct in all material respects as of such earlier date),

(b)           no Event of Default or Default shall have occurred and be continuing or would result from such Credit Extension, and

(c)           the Borrower shall have delivered a duly executed and completed Loan Request to the Administrative Agent for each Loan requested to be made pursuant to Sections 2.1(c), 2.1(g), 2.2(b) and 2.3(c), or Letter of Credit Request to the applicable Issuing Lender for each Letter of Credit to be issued pursuant to Section 2.9(a), as the case may be.

V.            REPRESENTATIONS AND WARRANTIES

The Loan Parties, jointly and severally, represent and warrant to the Administrative Agent and each of the Lenders as follows; provided that, prior to the Initial Credit Extension, only the Execution Date Representations shall be effective as to any Loan Party or any Subsidiary of any Loan Party:

5.1                Organization and Qualification.  As of the Closing Date, each Loan Party and each Subsidiary of each Loan Party is a corporation, partnership or limited liability company or other entity as identified on Schedule 5.1.  Each Loan Party and each Subsidiary of each Loan Party (a) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization or incorporation, (b) has the lawful power to own or lease its properties and to engage in the business it presently conducts or proposes to conduct, and (c) is duly licensed or qualified and in good standing in its jurisdiction of organization or incorporation and in all other jurisdictions where the property owned or leased by it or the nature of the business transacted by it or both makes such licensing or qualification necessary except where the failure to be so duly licensed or qualified would not reasonably be expected to result in a Material Adverse Effect.

5.2                Compliance With Laws.

(a)           Each Loan Party and each Subsidiary of each Loan Party is in compliance with all applicable Laws in all jurisdictions in which any Loan Party or Subsidiary of any Loan Party is presently or currently foresees that it will be doing business except where the failure to do so would not reasonably be expected to result in a Material Adverse Effect.

(b)          No Credit Extension, or use of any proceeds thereof, or entry into or performance by any Loan Party of the Loan Documents to which it is a party contravenes any Law applicable to such Loan Party or any Subsidiary of any Loan Party or any of the Lenders.

5.3                Title to Properties.  Each Loan Party and each Subsidiary of each Loan Party (a) (i) has good and marketable title to all Material Owned Real Property and (ii) owns all of its Material Owned Real Property free and clear of all Liens except Permitted Liens described in clauses (a), (c), (f), (g) and (p) of the definition thereof and such other Permitted Liens or exceptions as are reasonably acceptable to the Administrative Agent and (b) (i) has good and sufficient title to or valid leasehold interest in all other properties, assets and other rights that it purports to own or lease or that are reflected as owned or leased on its books and records and (ii) owns or leases all of its other properties free and clear of all Liens except Permitted Liens.

5.4                Investment Company Act.  None of the Loan Parties or Subsidiaries of any Loan Party is an “investment company” registered or required to be registered under the Investment Company Act of 1940 or under the “control” of an “investment company” as such terms are defined in the Investment Company Act of 1940.

5.5                Event of Default.  No Event of Default or Default exists or is continuing.

5.6                Subsidiaries and Owners.  Schedule 5.6 sets forth, as of the Closing Date (a) the name of each of the Borrower’s Subsidiaries and the amount, percentage and type of Equity Interests of such Subsidiary (the “Subsidiary Equity Interests”) held by the Borrower or any Subsidiary of the Borrower, and (b) any options, warrants or other rights outstanding to purchase any such Equity Interests referred to in clause (a).  The Borrower and each Subsidiary of the Borrower has good and marketable title to all of the Subsidiary Equity Interests it purports to own, free and clear in each case of any Lien other than the Lien of the Administrative Agent pursuant to the Security Agreement and all such Subsidiary Equity Interests have been validly issued, fully paid and nonassessable (or, in the case of a partnership, limited liability company or similar Equity Interest, not subject to any capital call or other additional capital requirement).

5.7                Power and Authority; Validity and Binding Effect.

(a)           Each Loan Party and each Subsidiary of each Loan Party has the full power to enter into, execute, deliver and carry out this Agreement and the other Loan Documents to which it is a party, to incur the Indebtedness contemplated by the Loan Documents and to perform its Obligations under the Loan Documents to which it is a party, and all such actions have been duly authorized by all necessary proceedings on its part.

(b)          This Agreement and each of the other Loan Documents (i) has been duly and validly executed and delivered by each Loan Party, and (ii) constitutes, or will constitute, legal, valid and binding obligations of each Loan Party that is or will be a party thereto, enforceable against such Loan Party in accordance with its terms, subject only to limitations on enforceability imposed by (y) applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally, and (z) general equitable principles.

5.8                No Conflict; Material Contracts; Consents.

(a)  Neither the execution and delivery of this Agreement or the other Loan Documents by any Loan Party nor the consummation of the transactions herein or therein contemplated nor the compliance with the terms and provisions hereof or thereof by any of them will conflict with, constitute a default under or result in any breach of (i) the terms and conditions of the Organizational Documents of any Loan Party or any Subsidiary of any Loan Party, (ii) any Sprint Agreement to which any Loan Party or any of its Subsidiaries is a party or by which it or any of its Subsidiaries is bound or to which it or any of its Subsidiaries is subject, (iii) any Material Indebtedness of any Loan Party or any Subsidiary of any Loan Party, (iv) any Material Contract (not subject to clauses (ii) and (iii) of this Section 5.8(a)) to which any Loan Party or any of its Subsidiaries is a party or by which it or any of its Subsidiaries is bound or to which it or any of its Subsidiaries is subject, or (v) any applicable Law or any order, writ, judgment, injunction or decree to which any Loan Party or any of its Subsidiaries is a party or by which it or any of its Subsidiaries or any of its respective property is bound or to which it or any of its Subsidiaries is subject or (vi) result in the creation or enforcement of any Lien, charge or encumbrance whatsoever upon any property (now or hereafter acquired) of any Loan Party or any of its Subsidiaries (other than Liens granted under the Loan Documents). None of the Loan Parties or their Subsidiaries or their respective property is bound by any contractual obligation (including without limitation pursuant to any Material Contract), or subject to any restriction in any of its Organizational Documents, or any requirement of Law that would reasonably be expected to result in a Material Adverse Effect.

(b)          Neither the execution and delivery of the Acquisition Agreement by any Loan Party nor the consummation of the transactions therein contemplated nor the compliance with the terms and provisions thereof by any of them will conflict with, constitute a default under or result in any breach of (i) the terms and conditions of the Organizational Documents of any Loan Party or any Subsidiary of any Loan Party, (ii) any Material Contract to which any Loan Party or any of its Subsidiaries is a party or by which it or any of its Subsidiaries is bound or to which it or any of its Subsidiaries is subject, (iii) any applicable Law or any order, writ, judgment, injunction or decree to which any Loan Party or any of its Subsidiaries is a party or by which it or any of its Subsidiaries or any of its respective property is bound or to which it or any of its Subsidiaries is subject, or (iv) result in the creation or enforcement of any Lien, charge or encumbrance whatsoever upon any property (now or hereafter acquired) of any Loan Party or any of its Subsidiaries (other than Liens granted under the Loan Documents).

(c)           No consent, approval, exemption, order or authorization of, or a registration or filing with, any Governmental Authority or any other Person is required by any Law or any agreement (including any Material Contract) in connection with (i) the execution, delivery and carrying out of this (A) Agreement, (B) the other Loan Documents or (C) the Acquisition Agreement, (ii) the grant by any Loan Party of the Liens granted by it pursuant to the Collateral Documents other than as provided in Schedule 5.8, (iii) the perfection of the Prior Security Interest of the Administrative Agent and the Secured Parties created under the Collateral Documents (other than the filing of UCC financing statements (including any transmitting utility financing statements), recording of the Mortgages, and filings with the United States Patent and Trademark Office or the United States Copyright Office), (iv) the exercise by the Administrative Agent or any Lender of its rights under the Loan Documents or the remedies of any Secured Party in respect of the Collateral pursuant to the Collateral Documents (except approvals of the FCC or any applicable PUC with respect to any assignment or transfer of control of a License or Communications System) or (v) the closing of the Acquisition, in each case except those which have been duly obtained on or before the Closing Date, taken, given or made and are in full force and effect.  Each of the Material Contracts is in full force and effect, and no Loan Party has received any notice of termination, revocation or other cancellation (before any scheduled date of termination) in respect thereof.  All applicable waiting periods in connection with the Facilities, Acquisition and the other Transactions have expired without any action having been taken by the FCC or any PUC other than any Consent (as defined in the Acquisition Agreement as of August 10, 2015) of the FCC which is not a Final Order (as defined in the Acquisition Agreement as of August 10, 2015) on or before the Closing Date for which the Administrative Agent has received evidence reasonably satisfactory to it that such Consent has been received by the Borrower, the Acquisition Targets and/or the other Persons party to the Sprint Master Agreement, as applicable, and the Borrower, the Acquisition Targets and the other Persons party to the Sprint Master Agreement have each waived their respective closing conditions under the Acquisition Agreement and the Sprint Master Agreement with respect to such Consent being a Final Order.

5.9                Litigation.  There are no actions, suits, proceedings or investigations pending or, to the knowledge of any Authorized Officer of any Loan Party or any Subsidiary of any Loan Party, threatened in writing against any Loan Party or any Subsidiary of any Loan Party or any of their respective properties, including the Licenses, at law or in equity before any Governmental Authority that individually or in the aggregate (i) would reasonably be expected to result in a Material Adverse Effect or (ii) purports to affect the legality, validity or enforceability of any Loan Document, the Acquisition Agreement, the consummation of the Acquisition or the transactions contemplated by the Acquisition Agreement.  None of the Loan Parties or any Subsidiaries of any Loan Party is in violation of any order, writ, injunction or any decree of any Governmental Authority that would reasonably be expected to result in a Material Adverse Effect.

5.10             Financial Statements.

(a)           Audited Financial Statements.  The audited financial statements delivered on or before the Closing Date and thereafter most recently delivered in accordance with Section 6.1(b) (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein and (ii) fairly present the financial condition of the Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein.

(b)           Unaudited Financial Statements. The unaudited financial statements delivered on or before the Closing Date and thereafter most recently delivered by the Borrower in accordance with Section 6.1(a) (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present the financial condition of the Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments.

(c)           Accuracy of Financial Statements.  Neither the Borrower nor any of its Subsidiaries has any liabilities, contingent or otherwise, or forward or long-term commitments that are not disclosed in the financial statements referred to in clauses (a) and (b) of this Section 5.10 or in the notes thereto, and except as disclosed therein there are no unrealized or anticipated losses from any commitments of the Borrower or any Subsidiary of the Borrower that would reasonably be expected to result in a Material Adverse Effect.

(d)           Material Adverse Effect.  Since December 31, 2014, no circumstance or event, or series of circumstances or events, has occurred resulting in a Material Adverse Effect.

5.11            Margin Stock.  None of the Loan Parties nor any Subsidiaries of any Loan Party engages or intends to engage principally, or as one of its important activities, in the business of extending credit for the purpose, immediately, incidentally or ultimately, of purchasing or carrying margin stock (within the meaning of Regulation U, T or X as promulgated by the Board).  No part of the proceeds of any Loan has been or will be used, immediately, incidentally or ultimately, to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock or that is inconsistent with the provisions of the regulations of the Board.  None of the Loan Parties nor any Subsidiary of any Loan Party holds or intends to hold margin stock in such amounts that more than 25% of the reasonable value of the assets of any Loan Party or Subsidiary of any Loan Party are or will be represented by margin stock.

5.12            Full Disclosure.  Neither this Agreement nor any other Loan Document, nor any certificate, statement, agreement or other documents furnished to the Administrative Agent or any Lender in connection herewith or therewith (other than projections and budgets), contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein and therein, in light of the circumstances under which they were made, not materially misleading.  Any projections or budgets provided by or on behalf of the Loan Parties or their respective Subsidiaries have been prepared by management in good faith and based on assumptions believed by management to be reasonable at the time the projections or budgets were prepared, it being understood that the projections or budgets as to future events are not to be viewed as fact and that actual results during the period or periods covered by the projections or budgets may differ materially from such projected results.  There is no fact known to any Authorized Officer of any Loan Party or any Subsidiary of any Loan Party that materially and adversely affects the business, property, assets, financial condition or results of operations of the Loan Parties and their Subsidiaries, taken as a whole, that has not been set forth in this Agreement or in the certificates, statements, agreements or other documents furnished in writing to the Administrative Agent and the Lenders prior to or on the Execution Date in connection with the transactions contemplated hereby.

5.13            Taxes.  All material federal, state, local and other tax returns required to have been filed with respect to each Loan Party and each Subsidiary of each Loan Party have been filed, and payment or adequate provision has been made for the payment of all material taxes, fees, assessments and other governmental charges that have or may become due pursuant to said returns or to assessments received, except to the extent that such taxes, fees, assessments and other charges are being contested in good faith by appropriate proceedings diligently conducted and for which such reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made.

5.14             Intellectual Property; Other Rights.  Each Loan Party and each Subsidiary of each Loan Party owns or possesses all the Intellectual Property and all service marks, trade names, domain names, licenses, registrations, franchises, permits and other rights necessary to own and operate its properties and to carry on its business as presently conducted and planned to be conducted by such Loan Party or Subsidiary, without known possible, alleged or actual conflict with the rights of others except as would not reasonably be expected to result in a Material Adverse Effect.

5.15             Liens in the Collateral.  Subject to the Permitted Post-Closing Deliveries, the Liens in the Collateral granted to the Administrative Agent for the benefit of the Secured Parties pursuant to the Collateral Documents on or after the Closing Date constitute and will continue to constitute Prior Security Interests in and to the Collateral.  Subject to the Permitted Post-Closing Deliveries, all filing fees and other expenses in connection with the perfection of such Liens on or after the Closing Date have been or will be paid by the Borrower.

5.16             Insurance.

(a)           The properties of each Loan Party and each of its Subsidiaries are insured pursuant to policies and other bonds that are valid and in full force and effect and that provide coverage satisfying or surpassing the requirements set forth in Section 6.5(a).

(b)          Each Loan Party, to the extent required under the Flood Laws, has obtained flood insurance for such structures and contents constituting Collateral located in a flood hazard zone pursuant to policies that are valid and in full force and effect and which provide coverage meeting the requirements of Section 6.5(b).

5.17              Employee Benefits Compliance.

(a)           Each Plan is in compliance with its terms and the applicable provisions of ERISA, the Code and other federal or state Law, except for any noncompliance that would not reasonably be expected to have, either individually or in the aggregate a Material Adverse Effect.  Each Plan which is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS, is adopted by means of a master or prototype plan that has received a favorable opinion letter upon which the relevant Loan Party or ERISA Affiliate is entitled to rely or is within the remedial amendment period (under Section 401(b) of the Code and the regulations and IRS guidance thereunder) in which to submit a request for a favorable determination letter.  As to each Plan which is intended to qualify under Section 401(a) of the Code, to the knowledge of the Authorized Officers of the Loan Parties, nothing has occurred that would cause the loss of such qualification that cannot be remedied under the IRS employee plans compliance resolution system or any successor program.  The Loan Parties and each ERISA Affiliate have satisfied all of their obligations and liabilities with respect to each Plan and each Multiemployer Plan in all material respects and have made all required contributions to each Plan and each Multiemployer Plan on or before the applicable due date, including contributions to any Pension Plan that are required by the Plan Funding Rules and any contributions to any Pension Plan or any Multiemployer Plan that are required by a collective bargaining agreement, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Pension Plan or Multiemployer Plan.

(b)           There are no pending or, to the knowledge of the Authorized Officers of the Loan Parties, threatened claims, actions or lawsuits, including by any Governmental Authority, with respect to any Plan that could reasonably be expected to result in liability in excess of the Threshold Amount in the aggregate.

(c)           No ERISA Event has occurred or is reasonably expected to occur.

5.18             Environmental Matters.

(a)           The facilities and properties currently or formerly owned, leased or operated by any Loan Party or any Subsidiary of any Loan Party (the “Properties”) do not (x) contain any Hazardous Materials attributable to the ownership, lease or operation of the Properties by any Loan Party or any Subsidiary of any Loan Party in amounts or concentrations or (y) store or utilize any Hazardous Materials in amounts or concentrations which (i) constitute a violation by any Loan Party or any Subsidiary of Environmental Laws, or (ii) could reasonably be expected to give rise to any Environmental Liability in excess of the Threshold Amount;

(b)           No Loan Party or Subsidiary of any Loan Party has received any written notice of violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to the activities of any Loan Party or any Subsidiary of any Loan Party at any of the Properties or the business operated by any Loan Party or any Subsidiary of any Loan Party (the “Business”), or any prior Business for which any Loan Party or any Subsidiary of any Loan Party has retained liability under any Environmental Law; and

(c)           Hazardous Materials have not been transported or disposed of from the Properties (i) in violation of Environmental Law by or (ii) in a manner or to a location which could reasonably be expected to give rise to any Environmental Liability in excess of the Threshold Amount of, for any Loan Party or any Subsidiary of any Loan Party; nor have any Hazardous Materials been generated, treated, stored or disposed of by or on behalf of any Loan Party or any Subsidiary of any Loan Party at, on or under any of the Properties in violation of Environmental Laws, or in a manner that could reasonably be expected to give rise to, Environmental Liability in excess of the Threshold Amount.

5.19             Communications Regulatory Matters.

(a)           Schedule 5.19 sets forth, as of the Closing Date, a true and complete list of the following information for each License issued to or utilized by the Loan Parties or their respective Subsidiaries:  the name of the licensee, the type of service, the expiration date and the geographic area covered by such License and whether such License is a Material License.  A Loan Party or a wholly-owned, Domestic Subsidiary of a Loan Party whose Equity Interests are subject to a Prior Security Interest in favor of the Administrative Agent, on behalf of itself and the other Secured Parties, pursuant to the Security Agreement holds (i) each Material License or (ii) the right to utilize each Material License.

(b)          The Material Licenses held or utilized by the Loan Parties and their Subsidiaries are valid and in full force and effect without adverse conditions limiting the rights or authority of such Loan Party or Subsidiary under the Material Licenses, except for such conditions as (i) are generally applicable to holders of such Material Licenses or (ii) do not adversely affect the ability of the Loan Parties and their Subsidiaries to operate their Communications Systems.  Each Loan Party or Subsidiary of a Loan Party holding or utilizing a Material License has all requisite power and authority required under the Communications Act and PUC Laws to hold or utilize such Material License and to own and operate the Communications Systems held or utilized by such Loan Party or such Subsidiary of a Loan Party.  The Material Licenses constitute in all material respects all of the Licenses necessary for the operation of the Communications Systems of the Loan Parties and the Subsidiaries of the Loan Parties.  No event has occurred and is continuing which could reasonably be expected to (i) result in the suspension, revocation, or termination of any such Material License or (ii) materially and adversely affect any rights of the Loan Parties or their respective Subsidiaries thereunder.  No Authorized Officer of any Loan Party or any Subsidiary of any Loan Party has actual knowledge that any Material License will not be renewed in the ordinary course.  Neither the Loan Parties nor any of their respective Subsidiaries are a party to any investigation, notice of apparent liability, notice of violation, order or complaint issued by or before the FCC, any PUC or any other applicable Governmental Authority with respect to any Material License, and there are no proceedings pending by or before the FCC, any PUC or any other applicable Governmental Authority which would reasonably be expected to have a material and adverse effect on the validity of any Material License.

(c)           All of the material properties, equipment and systems owned, leased, subleased or managed by the Loan Parties or their respective Subsidiaries are, and (to the best knowledge of the Loan Parties and their Subsidiaries) all such property, equipment and systems to be acquired or added in connection with any contemplated system expansion or construction will be, in good repair, working order and condition (reasonable wear and tear and casualty events excepted) and are and will be in compliance in all material respects with all terms and conditions of the Material Licenses and all standards or rules imposed by any Governmental Authority or as imposed under any agreements with telecommunications companies and customers.

(d)          Each of the Loan Parties and their respective Subsidiaries has made all material filings which are required to be filed by it, paid, or caused to be paid, all material franchise, license or other fees and charges related to the Material Licenses or which have become due pursuant to any authorization, consent, approval or license of, or registration or filing with, any Governmental Authority in respect of its business and has made appropriate provision as is required by GAAP for any such fees and charges which have accrued.

5.20             Solvency.  The Borrower is, and the Loan Parties taken as a whole are, and after giving effect to (a) the incurrence of each Credit Extension pursuant to the Loan Documents or otherwise and (b) the Transactions, will be Solvent.

5.21             Qualified ECP Guarantor.  The Borrower is a Qualified ECP Guarantor.

5.22             Transactions with Affiliates.  No Affiliate of any Loan Party or any Subsidiary of any Loan Party is a party to any agreement, contract, commitment or transaction with such Loan Party or Subsidiary or has any material interest in any material property used by such Loan Party or Subsidiary, except as permitted by Section 7.3.

5.23             Labor Matters.  There are no strikes, lockouts or slowdowns against any Loan Party or any Subsidiary of any Loan Party pending or, to the knowledge of any Authorized Officer of any Loan Party or any Subsidiary of any Loan Party, threatened except as would not reasonably be expected to result in a Material Adverse Effect. The hours worked by and payments made to employees of the Loan Parties and their respective Subsidiaries within the past five years have not been in violation of the Fair Labor Standards Act or any other applicable Federal, state, local or foreign law dealing with such matters, except as would not reasonably be expected to result in a Material Adverse Effect. The execution, delivery and performance of the Loan Documents will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which any Loan Party or any Subsidiary of any Loan Party is bound.

5.24             Anti-Corruption; Anti-Terrorism and Sanctions.

(a)           Each of the Loan Parties and their respective Subsidiaries, Affiliates, and to the knowledge of the Loan Parties and their Subsidiaries, their officers, directors, employees and authorized agents are in compliance, in all respects, with all applicable (i) Anti-Corruption Laws, (ii) Anti-Terrorism Laws and (iii) Sanctions.

(b)           The Borrower has implemented and maintains in effect policies and procedures designed to ensure compliance by the Loan Parties and their respective Subsidiaries, Affiliates, officers, directors, employees and authorized agents with all applicable (i) Anti-Corruption Laws, (ii) Anti-Terrorism Laws and (iii) Sanctions.

(c)           None of the Loan Parties or their respective Subsidiaries, Affiliates, officers, directors, employees or authorized agents are Sanctioned Persons or have engaged in, or are now engaged in, any dealings or transactions with any Sanctioned Person.

(d)           No Credit Extension, use of proceeds or other transaction contemplated by this Agreement will violate any applicable (i) Anti-Corruption Laws, (ii) Anti-Terrorism Laws or (iii) Sanctions.

(e)           The Loan Parties have provided to the Administrative Agent and the Lenders all information requested by the Administrative Agent and the Lenders regarding the Loan Parties and their respective Subsidiaries, Affiliates, officers, directors, employees and authorized agents that is necessary for the Administrative Agent and the Lenders to collect to comply with applicable Anti-Corruption Laws, Anti-Terrorism Laws, Sanctions and other Laws.

5.25             Borrower’s Status as a Holding Company.  Borrower does not own any assets other than the Equity Interests in the Loan Parties and does not conduct, transact or engage in any business or operations other than those incidental to its direct ownership of the Loan Parties.

5.26             Senior Debt.  The Obligations constitute “Senior Indebtedness” (or any comparable term) or “Senior Secured Financing” (or any comparable term) under, and as defined in, the documentation governing any Indebtedness that is subordinated to the Obligations expressly by its terms.

VI.            AFFIRMATIVE COVENANTS

The Loan Parties, jointly and severally, covenant and agree that, commencing with the Initial Credit Extension and continuing until Payment In Full of the Secured Obligations, the Loan Parties shall comply at all times with the following covenants:

6.1                Reporting Requirements.  The Loan Parties will furnish or cause to be furnished to the Administrative Agent and each of the Lenders:

(a)           Quarterly Financial Statements.  As soon as available and in any event within the earlier of (i) ten calendar days after the date that the Borrower is or would be required to file its quarterly report with the SEC as part of the Borrower’s periodic reporting (whether or not the Borrower is subject to such reporting requirements) and (ii) 55 calendar days after the end of each of the first three fiscal quarters in each fiscal year of the Borrower (commencing with the first fiscal quarter end immediately following the Closing Date unless such fiscal quarter end is the fourth fiscal quarter end in a fiscal year), (1) financial statements of the Borrower and its Subsidiaries, consisting of consolidated balance sheets as of the end of such fiscal quarter and the then elapsed portion of the applicable fiscal year, and related consolidated statements of income, stockholders’ or members’ equity and cash flows for the fiscal quarter then ended and the fiscal year through that date, (which requirement shall be deemed satisfied by the delivery or filing with the SEC of the Borrower’s quarterly report on Form 10-Q (or any successor form) for such quarter), and (2) financial statements of the Borrower and its Subsidiaries, consisting of consolidating balance sheets of the Borrower and its Subsidiaries as of the end of such fiscal quarter and the then elapsed portion of the applicable fiscal year, and related consolidating statements of income for such fiscal quarter then ended and the fiscal year through that date, all in reasonable detail and certified by a Financial Officer of the Borrower as having been prepared in accordance with GAAP (subject to normal year-end audit adjustments and the absence of footnotes), consistently applied, and setting forth in comparative form the respective financial statements for the corresponding date and period in the previous fiscal year.

(b)          Annual Financial Statements.  As soon as available and in any event within the earlier of (i) ten calendar days after the date that the Borrower is or would be required to file its annual report with the Securities and Exchange Commission  as part of the Borrower’s periodic reporting (whether or not the Borrower is subject to such reporting requirements), and (ii) 100 calendar days after the end of each fiscal year of the Borrower (commencing with the fiscal year ending December 31, 2015), (1) audited financial statements of the Borrower and its Subsidiaries consisting of consolidated balance sheets as of the end of such fiscal year, and related consolidated statements of income, stockholders’ equity and cash flows for the fiscal year then ended (which requirement shall be deemed satisfied by the delivery or the filing with the SEC of the Borrower’s Annual Report on Form 10-K (or any successor form) for such year), and (2) audited financial statements of the Borrower and its Subsidiaries, consisting of consolidating balance sheets as of the end of such fiscal year, and related consolidating statements of income for such fiscal year, all in reasonable detail and setting forth in comparative form the financial statements as of the end of and for the preceding fiscal year, including a comparison of actual performance to the Budget for such fiscal year and year-to-date delivered to the Administrative Agent pursuant to Section 6.1(d)(i), and accompanied by an opinion of KPMG LLP or another independent certified public accountants of nationally recognized standing reasonably satisfactory to the Administrative Agent.  The report of accountants shall be prepared in accordance with Statement of Auditing Standards No. 58, as amended, entitled “Reports on Audited Financial Statements” and shall be free of material qualifications or exception as to the scope of such audit or any “going concern” qualification (other than any consistency qualification that may result from a change in the method used to prepare the financial statements as to which such accountants concur, and other than for an exception relating solely to the pending maturity of the Term Loan A‑1s).

(c)           Compliance Certificate.  Concurrently with the financial statements of the Borrower furnished to the Administrative Agent and to the Lenders pursuant to Sections 6.1(a) and (b), a Compliance Certificate duly executed by a Financial Officer of the Borrower; provided that a Compliance Certificate will only be required to accompany the first delivery of financial statements after the Closing Date if the Closing Date occurs on the last day of a fiscal quarter.

(d)          Other Reports.

(i)           Annual Budget.  The annual Consolidated Budget and any forecasts or projections of the Borrower, to be supplied not later than 30 calendar days after the commencement of the fiscal year to which any of the foregoing may be applicable;

(ii)          Accountants’ Reports.  Promptly upon their becoming available to the Borrower, any reports, including management letters submitted, to the Borrower by independent accountants in connection with any annual, interim or special audit;

(iii)        Management Report.  Concurrently with the annual financial statements of the Borrower furnished to the Administrative Agent and to the Lenders pursuant to Section 6.1(b), a customary management discussion and analysis.  The information above shall be presented in reasonable detail and shall be certified by a Financial Officer of the Borrower to the effect that, to his or her knowledge after reasonable diligence, such information fairly presents in all material respects the results of operations and financial condition of the Borrower and its Subsidiaries as at the dates and for the periods indicated.

(iv)       Benefit Plan Documentation.  Promptly upon request by any Lender, each Loan Party will deliver to the Lender (A) all reports, forms and other documents required to be or otherwise prepared or filed in respect of any Pension Plan pursuant to the Code, ERISA and other applicable Law, and  (B) all actuarial reports prepared in respect of any Pension Plan.  Promptly upon request by any Lender, each Loan Party will deliver to the Lender any documentation regarding withdrawal liability under or the funding status with respect to any Multiemployer Plan that the Loan Party has received and the Loan Party will request the Multiemployer Plan to provide (and the Loan Party will provide to the Lender upon the Loan Party’s receipt) any documentation regarding withdrawal liability or funding status that a Multiemployer Plan is required to provide upon request.

(e)            Notices.

(i)           Default.  Promptly after any Authorized Officer of any Loan Party or any Subsidiary of any Loan Party has learned of the occurrence of an Event of Default or Default, a certificate signed by an Authorized Officer of the Borrower setting forth the details of such Event of Default or Default and the action that the Borrower proposes to take, or to cause to be taken, with respect thereto.

(ii)          Regulatory and Other Notices.  Promptly after filing, receiving or becoming aware thereof, the Loan Parties will deliver or cause to be delivered copies of any filings or written communications sent to, or notices and other communications received by, any Loan Party or any of its respective Subsidiaries from any Governmental Authority, including the FCC and any PUC, relating to any material noncompliance by any Loan Party or any of its Subsidiaries with any applicable Law, including the Communications Act and any applicable PUC Law, or with respect to any matter or proceeding, in each case, the effect of which would reasonably be expected to result in a Material Adverse Effect.

(iii)         Litigation.  Promptly after the commencement thereof, notice of all actions, suits, proceedings or investigations before or by any Governmental Authority or any other Person against any Loan Party or Subsidiary of any Loan Party that relate to the Collateral, involve a claim or series of claims equal to or in excess of the Threshold Amount or that if adversely determined would reasonably be expected to result in a Material Adverse Effect.

(iv)        Organizational Documents.  Within the time limits set forth in Section 7.14, any material amendment to the Organizational Documents of any Loan Party or any Subsidiary of any Loan Party.

(v)          Material Contracts.  Promptly after any Authorized Officer of any Loan Party or any Subsidiary of any Loan Party becoming aware thereof, any material amendment, supplement, waiver or other modification to any of the Material Contracts unless such modification is not prohibited by Section 7.16, or any notice of default or of termination, cancellation or revocation (in each case, prior to any scheduled date of termination) delivered under any Material Contract if such default, termination, cancellation or revocation would reasonably be expected to result in a Material Adverse Effect, Default or Event of Default.

(vi)        Erroneous Financial Information.  Immediately in the event that the Borrower or its accountants conclude or advise that any previously issued financial statement, audit report or interim review should no longer be relied upon or that disclosure should be made or action should be taken to prevent future reliance.

(vii)       ERISA Event.  Immediately upon the occurrence of any ERISA Event or any event reasonably expected to result in an ERISA Event.

(viii)     Material Adverse Effect.  Promptly after becoming aware thereof, the Borrower will give notice of any change in events or changes in facts or circumstances affecting any Loan Party or any of their respective Subsidiaries which individually or in the aggregate have resulted in or would reasonably be expected to result in a Material Adverse Effect.

(ix)         Environmental Notices.  Promptly after becoming aware of any material violation by any Loan Party or any of its respective Subsidiaries of Environmental Laws or promptly upon receipt of any notice that a Governmental Authority has asserted that any Loan Party or any of its respective Subsidiaries is not in compliance with Environmental Laws or that its compliance is being investigated, and, in either case, the same would reasonably be expected to result in a Material Adverse Effect, the Borrower will give notice thereof and provide such other information as may be reasonably available to any Loan Party or any of its respective Subsidiaries to enable the Administrative Agent and the Lenders to reasonably evaluate such matter.

(x)           Acquisition of Certain Additional Collateral; Revisions and Updates to Schedules and Annexes. Concurrently with the delivery of each Compliance Certificate,

(A)                notice of the acquisition by any Loan Party of (A) any Material Owned Real Property, (B) any Equity Interest (as defined in the Security Agreement), (C) any Material Copyright, Patent, Trademark or Domain Name (each as defined in the Security Agreement), (D) any Commercial Tort Claim (as defined in the Security Agreement) that is known to any Loan Party (such that an officer of any Loan Party has actual knowledge of the existence of a tort cause of action and not merely of the existence of the facts giving rise to such cause of action) and are known to any Loan Party to involve an amount in controversy in excess of the Threshold Amount in the aggregate, (E) any Material Contracts, and (F) any Material Account, in each case, owned, acquired, leased or opened by any Loan Party, in each case, of which notice has not previously been given to the Administrative Agent, and

(B)                revisions or updates to the Schedules referred to in this Agreement or Annexes to the Security Agreement as may be necessary or appropriate to update or correct any of the information or disclosures provided therein that has become outdated or incorrect in any material respect; provided that,  no such revised or updated Schedules or Annexes delivered pursuant to this Section 6.1 or otherwise (other than, for the avoidance of doubt, pursuant to Section 4.2(b)(i) and (ii) which shall be reasonably acceptable to the Administrative Agent) shall be deemed to have been amended, modified or superseded by any such revision or update, nor shall any breach of warranty or representation resulting from the inaccuracy or incompleteness of any such Schedule or Annex be deemed to have been cured thereby, unless and until the Administrative Agent, in its sole discretion, or the Required Lenders, in their sole discretion, shall have accepted in writing such revisions or updates to such Schedule or Annex.

(f)            Other Information.  Such other reports and information as the Administrative Agent may from time to time reasonably request.

6.2                Preservation of Existence, Etc.  Each Loan Party shall, and shall cause each of its Subsidiaries to, maintain (a) its legal existence and its license or qualification and good standing in each jurisdiction in which its ownership or lease of property or the nature of its business makes such license or qualification necessary, except as otherwise expressly permitted in Section 7.7 or where the failure would not reasonably be expected to result in a Material Adverse Effect and (b) all licenses, franchises, permits and other authorizations (including all Licenses other than Material Licenses) and Intellectual Property, the loss, revocation, termination, suspension or adverse modification of which would reasonably be expected to result in a Material Adverse Effect.

6.3                Preservation of Licenses.  Each Loan Party shall, and shall cause each of its Subsidiaries to, at all times preserve and keep in full force and effect all Material Licenses.

6.4                Payment of Liabilities, Including Taxes, Etc.  Each Loan Party shall, and shall cause each of its Subsidiaries to, pay, discharge or otherwise satisfy all Indebtedness and other liabilities (including all lawful claims that, if unpaid, would by Law become a Lien on the assets of any Loan Party) to which it is subject or that are asserted against it, promptly as and when the same shall become due and payable, including all material taxes, assessments and governmental charges upon it or any of its properties, assets, income or profits, prior to the date on which penalties attach thereto, except to the extent that such liabilities, including taxes, assessments or governmental charges, are being contested in good faith and by appropriate and lawful proceedings diligently conducted and for which such reserve or other appropriate provisions, if any, as shall be required by GAAP shall have been made.

6.5                Maintenance of Insurance.

(a)           Each Loan Party shall, and shall cause each of its Subsidiaries to, insure its properties and assets against loss or damage by fire and such other insurable hazards as such assets are commonly insured (including fire, extended coverage, property damage, workers’ compensation, public liability and business interruption insurance) and against other risks (including errors and omissions) in such amounts as similar properties and assets are insured by prudent companies in similar circumstances carrying on similar businesses, and with reputable and financially sound insurers, including self-insurance to the extent customary, all as reasonably determined by the Administrative Agent. Subject to the Permitted Post-Closing Deliveries, such insurance policies shall contain additional insured, mortgagee and lender loss payable special endorsements in form and substance reasonably satisfactory to the Administrative Agent naming the Administrative Agent as additional insured, mortgagee and lender loss payee, as applicable, and providing the Administrative Agent with notice of cancellation acceptable to the Administrative Agent.

(b)           Each Loan Party shall, to the extent required under the Flood Laws, obtain and maintain flood insurance for such structures and contents constituting Collateral located in a flood hazard zone, in such amounts as similar structures and contents are insured by prudent companies in similar circumstances carrying on similar businesses and otherwise reasonably satisfactory to the Administrative Agent (but, in any event, providing all flood insurance required by applicable Law).

(c)           Each Loan Party shall deliver evidence of the insurance policies and endorsements described above to the Administrative Agent on or prior to the Closing Date.  Not less than 15 days (or such later date as the Administrative Agent shall agree to in its reasonable discretion) prior to the expiration date of the insurance policies required to be maintained by any Loan Party or its Subsidiaries pursuant to the terms hereof, the Borrower will deliver to the Administrative Agent one or more certificates of insurance and endorsements evidencing renewal of the insurance coverage required hereunder plus such other evidence of payment of premiums therefor as Administrative Agent may reasonably request.

(d)           If any Loan Party fails to, or fails to cause any of its Subsidiaries to, obtain and maintain any of the policies of insurance required to be maintained pursuant to the provisions of this Section 6.5 or to pay any premium in whole or in part, the Administrative Agent may, without waiving or releasing any obligation or Default or Event of Default, at the Loan Parties' expense, but without any obligation to do so, procure such policies or pay such premiums.  All sums so disbursed by the Administrative Agent, including any reasonable and documented out-of-pocket expenses incurred by the Administrative Agent and reasonable and documented fees, charges and disbursements of counsel for the Administrative Agent, shall be payable by the Loan Parties to the Administrative Agent on demand and shall be additional Obligations hereunder and under the other Loan Documents, secured by the Collateral.

6.6                Maintenance of Properties.  Each Loan Party shall, and shall cause each of its Subsidiaries to, maintain in good repair, working order and condition (ordinary wear and tear and casualty excepted) in accordance with the general practice of other businesses of similar character and size, all of those properties useful or necessary to its business, and from time to time, such Loan Party will make or cause to be made all appropriate repairs, renewals or replacements thereof, except where the failure would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

6.7               Visitation Rights.  Each Loan Party will permit, and will cause each of its Subsidiaries to permit, at the expense of the Loan Parties, any authorized representatives of the Administrative Agent (together with any authorized representatives of any Lender that desires to have its authorized representatives accompany the Administrative Agent's authorized representatives and (during the existence of an Event of Default) any authorized representative of any Lender (whether or not accompanied by representatives of the Administrative Agent)):

(a)           to visit and inspect any of the properties of the Loan Parties and their respective Subsidiaries, including their financial and accounting records, and to make copies and take extracts therefrom; provided that, absent the existence of an Event of Default, the Administrative Agent shall not (and any Lender that elected to have its authorized representatives accompany the Administrative Agent's authorized representatives on such visit and inspection shall not) request reimbursement from the Borrower for more than one visit and inspection in any calendar year; and

(b)           to discuss their affairs, finances and business with their officers, employees and certified public accountants; provided that, absent the existence of an Event of Default, the Loan Parties will receive reasonable prior notice of the time and place of such discussions with their certified public accounts and may elect to attend and participate in such discussions (for the avoidance of doubt, the failure of the Loan Parties to attend or participate any such discussions at the time and place provided in such notice shall not prevent the authorized representatives of the Administrative Agent (together with any authorized representatives of any Lender that desires to have its authorized representatives accompany the Administrative Agent's authorized representatives) from proceeding with such discussion;

in each case upon reasonable prior notice at such reasonable times during normal business hours and as often as may be reasonably requested; provided, that, that during the continuance of an Event of Default, the authorized representatives of the Administrative Agent and any Lender may conduct such visits and inspections and engage in such discussions without notice and as frequently and at such times as they may specify.

6.8                Keeping of Records and Books of Account.  The Loan Parties shall, and shall cause each Subsidiary of the Borrower to, maintain and keep adequate books of record and account that enable the Borrower and its Subsidiaries to issue financial statements in accordance with GAAP and as otherwise required by applicable Laws of any Governmental Authority having jurisdiction over the Borrower or any Subsidiary of the Borrower, and in which full, true and correct entries shall be made in all material respects of all its dealings and business and financial affairs.

6.9                Compliance with Laws.

(a)           Each Loan Party shall, and shall cause each of its Subsidiaries to, comply with all applicable Laws, except where failure to comply with any applicable Law would not result in fines, penalties, remediation costs, other similar liabilities or injunctive relief that, in the aggregate, would reasonably be expected to result in a Material Adverse Effect.

(b)          Each of the Loan Parties shall, and shall cause each of its Subsidiaries, Affiliates, officers, directors, employees and authorized agents to, comply with all applicable Anti-Corruption Laws, Anti-Terrorism Laws and Sanctions.  The Borrower shall implement and maintain in effect policies and procedures designed to ensure compliance by the Loan Parties and their respective Subsidiaries, Affiliates, officers, directors, employees and authorized agents with all applicable Anti-Corruption Laws, Anti-Terrorism Laws and Sanctions.

(c)           Each of the Loan Parties shall, and shall cause each of its Subsidiaries to, (i) conduct its operations and keep and maintain its real property in material compliance with all Environmental Laws and environmental permits; (ii) obtain and renew all environmental permits necessary for its operations and properties; and (iii) implement any and all investigation, remediation, removal and response actions that are necessary to maintain the value and marketability of the real property or to otherwise comply with Environmental Laws pertaining to any of its real property (provided, however, that neither a Loan Party nor any of its Subsidiaries shall be required to undertake any such investigation, remediation, removal, response or other action to the extent that its obligation to do so is being contested in good faith and by proper proceedings and adequate reserves have been set aside and are being maintained by the Loan Parties with respect to such circumstances in accordance with GAAP).

6.10             Further Assurances.

(a)           Generally.  Each Loan Party shall, from time to time, at its expense, preserve and protect the Administrative Agent's Lien on and Prior Security Interest in the Collateral whether now owned or hereafter acquired as a continuing Prior Security Interest therein, and shall do or make, or cause each of its Subsidiaries to do or make, such other acts, deliveries and things as the Administrative Agent may deem reasonably necessary or advisable from time to time in order to consummate the transactions contemplated hereby, preserve, perfect and protect the Liens granted or purported to be granted under the Loan Documents and to exercise and enforce its rights and remedies thereunder with respect to the Collateral.

(b)           Additional Subsidiaries.  In furtherance, and not in limitation, of Section 6.10(a),  but subject to the limitations of such Section, promptly upon (and in any event (x), for any such creation or acquisition constituting an Investment in excess of the Threshold Amount, concurrent with (or such later date as the Administrative Agent shall agree to in its sole discretion) and (y), for any such creation or acquisition constituting an Investment not in excess of the Threshold Amount, within 30 days after (or such later date as the Administrative Agent shall agree to in its sole discretion))

(i)             the creation or acquisition of any direct or indirect Subsidiary by any Loan Party, each such new Subsidiary and the Loan Parties will execute and deliver to the Administrative Agent a duly executed Guarantor Joinder in accordance with Section 12.12, pursuant to which (1) such new Subsidiary (unless it is an Excluded Subsidiary) shall become a party hereto as a Guarantor and shall become a party to the Security Agreement as a Grantor (as defined therein), and (2) the Equity Interests (as defined in the Security Agreement) of such new Subsidiary shall be pledged by the applicable Loan Party to the extent provided in the Collateral Documents; and

(ii)           the creation or acquisition of any direct or indirect Subsidiary by any Loan Party that is an Excluded Subsidiary, (1) each such new Excluded Subsidiary will execute and deliver to the Administrative Agent a duly executed Negative Pledge Agreement and (2) the Equity Interests (as defined in the Security Agreement) of such new Subsidiary shall be pledged by the applicable Loan Party to the extent provided in the Collateral Documents.

As promptly as reasonably possible, the Loan Parties will deliver, or cause to be delivered, all certificates evidencing such Equity Interests (as defined in the Security Agreement), together with undated, executed transfer powers, and such other Collateral Documents and such other documents, certificates and opinions (including opinions of local counsel in the jurisdiction of organization of each such new Subsidiary) regarding such new Subsidiary, in form, content and scope reasonably satisfactory to the Administrative Agent, as the Administrative Agent may reasonably request in connection therewith and, if applicable, will take such other action as the Administrative Agent may reasonably request to create in favor of the Administrative Agent a Prior Security Interest in the Collateral, to the extent provided in the Collateral Documents, for the Secured Obligations.  If any Loan Party delivers a Mortgage with respect to any real property, it will also deliver any Real Estate Deliverables required by applicable Law.

(c)           Real Property.  In furtherance, and not in limitation, of Sections 6.10(a) and 6.10(b), but subject to the limitations of such Sections, the Loan Parties shall, within 90 days (as such time period may be extended by the Administrative Agent, in its sole discretion) of the acquisition by any Loan Party of any Material Owned Real Property that is not subject to a Mortgage in favor of the Administrative Agent, for the benefit of the Secured Parties, deliver Real Estate Deliverables to the Administrative Agent in connection with such Material Owned Real Property.

(d)           Material Account.  In furtherance, and not in limitation, of Sections 6.10(a) and 6.10(b), but subject to the limitations of such Sections, the Loan Parties shall, within 30 days (as such time period may be extended by the Administrative Agent, in its sole discretion) of the acquisition by any Loan Party of any Material Account that is not subject to a control agreement in favor of the Administrative Agent, for the benefit of the Secured Parties, deliver to the Administrative Agent a duly completed and executed control agreement, sufficient to perfect the Administrative Agent's security interest under the Uniform Commercial Code and otherwise in form and substance reasonably satisfactory to the Administrative Agent.

The Administrative Agent may elect not to request any documents, instruments, filings or opinions as contemplated by this Section 6.10 or the Security Agreement and the other Loan Documents if it determines in its sole discretion that the costs to the Loan Parties of perfecting a security interest or Lien in such property exceed the relative benefit of such security interest to the Secured Parties.

6.11             CoBank Equity.  So long as CoBank is a Lender hereunder, the Borrower will (a) maintain its status as an entity eligible to borrow from CoBank and (b) acquire equity in CoBank in such amounts and at such times as CoBank may require in accordance with CoBank's Bylaws and Capital Plan (as each may be amended from time to time), except that the maximum amount of equity that the Borrower may be required to purchase in CoBank in connection with the Loans made by CoBank may not exceed the maximum amount permitted by the Bylaws and the Capital Plan at the time this Agreement is entered into. The Borrower acknowledges receipt of a copy of (i) CoBank's most recent annual report, and if more recent, CoBank's latest quarterly report, (ii) CoBank's Notice to Prospective Stockholders and (iii) CoBank's Bylaws and Capital Plan, which describe the nature of all of the Borrower's stock and other equities in CoBank acquired in connection with its patronage loan from CoBank (the "CoBank Equities") as well as capitalization requirements, and agrees to be bound by the terms thereof.

6.12             Use of Proceeds.  The proceeds of (a) the Term Loans shall be used to finance the Acquisition, to refinance existing debt of the Loan Parties and the Acquisition Targets, to finance capital expenditures and for other general corporate purposes of the Borrower and its Subsidiaries, including the payment of certain fees, costs and expenses in connection with the Facilities, the Acquisition and the other Transactions, not in contravention of any Laws, (b) the Revolving Loans shall be used to provide working capital and Letters of Credit from time to time and for other general corporate purposes of the Borrower and its Subsidiaries, including the payment of fees, costs and expenses in connection with the Facilities, the Acquisition and the other Transactions, not in contravention of any Laws, including the payment of certain fees and expenses incurred in connection with the this Agreement and the transactions contemplated hereby, and (c) any Tranche of Incremental Term Loans shall be used as specified in the applicable Incremental Term Loan Funding Agreement.  The Loan Parties will use the Letters of Credit and the proceeds of the Loans only in accordance with Sections 5.11, 5.24 and as permitted by applicable Law.

6.13             Material Contracts.  Each of the Loan Parties covenants and agrees that it shall, and shall cause each of its Subsidiaries to, comply in all material respects with each Material Contract.

6.14             Benefit Plan Compliance.  Except for noncompliance that could not reasonably be expected to result in material liability to any Loan Party or any ERISA Affiliate, (i) each Plan will be in compliance in all material respects with its terms and applicable Law, (ii) each of the Loan Parties and the ERISA Affiliates will satisfy their obligations and liabilities with respect to each Plan and each Multiemployer Plan and (iii) each of the Loan Parties and the ERISA Affiliates will make all contributions with respect to any Plan or Multiemployer Plan on or before the due date for such contribution.

6.15              Interest Rate Protection.  No later than 90 days after the Closing Date, the Borrower shall have entered into or obtained, and the Borrower will thereafter maintain in full force and effect for a period of at least three years from the Closing Date, one or more Interest Rate Hedges in form and substance reasonably satisfactory to the Administrative Agent, the effect of which shall be to fix or limit interest rates payable by the Borrower as to at least 50% of the aggregate principal balance of the Term Loans outstanding on the Closing Date.  The Borrower will deliver to the Administrative Agent, promptly upon receipt thereof, copies of such Interest Rate Hedges (and any supplements or amendments thereto), and promptly upon request therefor, any other information reasonably requested by Administrative Agent to evidence its compliance with the provisions of this Section 6.15.

6.16             Post-Closing Deliveries.  Each of the Loan Parties covenants and agrees that it shall, and shall cause each of its Subsidiaries to, perform the obligations set forth on Schedule 6.16 on or before the date provided in Schedule 6.16 (as such date may be extended by the Administrative Agent in its sole discretion)  with respect to each such obligation unless the Administrative Agent has agreed in its sole discretion in writing to waive such obligation in its entirety.

VII.            NEGATIVE COVENANTS

The Loan Parties, jointly and severally, covenant and agree that, commencing with the Initial Credit Extension and continuing until Payment In Full of the Secured Obligations, the Loan Parties shall comply at all times with the following covenants:

7.1                Indebtedness.  No Loan Party shall, nor shall any Loan Party permit any of its Subsidiaries to, at any time create, incur, assume or suffer to exist any Indebtedness, except:

(a)           Indebtedness under this Agreement and the other Loan Documents;

(b)          Indebtedness of Excluded Subsidiaries of up to $500,000 in the aggregate at any time;

(c)           Unsecured, short-term Indebtedness of the Borrower to Shenandoah Telephone Company with respect to cash management systems of up to $25,000,000 in the aggregate at any time, provided that not less than once per fiscal year such Indebtedness shall be paid down in full by means of a dividend in the amount of such then outstanding Indebtedness;

(d)          Indebtedness incurred with respect to Purchase Money Security Interests, Synthetic Lease Obligations and Capital Leases for fixed or capital assets not in excess of $15,000,000 in the aggregate outstanding at any time;

(e)           Unsecured, subordinated Indebtedness of a Loan Party to another Loan Party, pursuant to the Master Subordinated Intercompany Note;

(f)            Unsecured Indebtedness representing deferred compensation to employees of the Loan Parties and their Subsidiaries incurred in the ordinary course of business;

(g)          Indebtedness (contingent or otherwise) of any Loan Party arising under (i) any Secured Hedge, (ii) any other Interest Rate Hedge, (iii) Indebtedness under any Secured Bank Product or (iv) other cash management arrangements with depository institutions, in each case, entered into in the ordinary course of business; provided however, that (i) no Loan Party shall enter into or incur any Secured Hedge or other Interest Rate Hedge that constitutes a Swap Obligation if at the time it enters into or incurs such Swap Obligation it does not constitute an "eligible contract participant" as defined in the Commodity Exchange Act, and (ii) the Loan Parties and their Subsidiaries shall enter into a Secured Hedge or other Interest Rate Hedge only for hedging (rather than speculative) purposes;

(h)           Guarantees and other Contingent Obligations permitted by Section 7.4;

(i)             Indebtedness owed to any Person providing property, casualty, liability or other insurance to the Loan Parties or their Subsidiaries so long as the amount of such Indebtedness is not in excess of the amount of the unpaid premium of, and shall be incurred only to defer the cost of, such insurance for any 12-month period in which such Indebtedness is incurred and such Indebtedness is outstanding only in such 12-month period; and

(j)             Permitted Additional Indebtedness.

7.2                Liens.  No Loan Party shall, nor shall any Loan Party permit any of its Subsidiaries to, at any time create, incur, assume or suffer to exist any Lien on any of its property or assets, tangible or intangible, now owned or hereafter acquired, or agree or become liable to do so, except Permitted Liens.

7.3                Affiliate Transactions.  No Loan Party shall, nor shall any Loan Party permit any of its Subsidiaries to, enter into or carry out any transaction with any Affiliate of any Loan Party (including purchasing property or services from or selling property or services to any Affiliate of any Loan Party or other Person) unless such transaction is (a) not otherwise prohibited by this Agreement, (b) is in accordance with all applicable Law and (c) (i) is among the Loan Parties, (ii) is entered into in the ordinary course of business upon fair and reasonable arm's-length terms and conditions, (iii) relates to the payment of compensation to directors, officers and employees in the ordinary course of business for services actually rendered in their capacities as directors, officers and employees, provided such compensation is reasonable and comparable with compensation paid by companies of like nature and similarly situated or (iv) is a Restricted Payment permitted by Section 7.6 or an advance permitted by Section 7.5(b).

7.4                Contingent Obligations.  No Loan Party shall, nor shall it permit any of its Subsidiaries to, at any time, directly or indirectly, create or become or be liable with respect to any Contingent Obligation except for those:

(a)            resulting from endorsement of negotiable instruments for collection in the ordinary course of business;

(b)           arising with respect to customary adjustment of purchase price or similar obligations incurred in connection with Investments permitted pursuant to Section 7.5;

(c)           arising under indemnity agreements to title insurers in connection with mortgagee title insurance policies in favor of Administrative Agent for the benefit of itself and the other Secured Parties;

(d)           arising in the ordinary course of business with respect to customary indemnification obligations incurred in the ordinary course of business;

(e)           incurred in the ordinary course of business with respect to surety and appeal bonds, performance and return-of-money bonds and other similar obligations;

(f)            constituting Investments permitted pursuant to Section 7.5;

(g)           Guarantees by any Loan Party of Indebtedness permitted hereunder (other than Indebtedness of any Subsidiary that is not a Loan Party and Excluded Swap Obligations); and

(h)           arising under the Loan Documents and under any Secured Hedge or other Interest Rate Hedge to the extent permitted under Section 7.1.

7.5                Investments.  No Loan Party shall, nor shall any Loan Party permit any of its Subsidiaries to, at any time make or suffer to remain outstanding any Investment, except:

(a)           trade credit extended on usual and customary terms in the ordinary course of business;

(b)          advances to officers, directors and employees of the Loan Parties to meet expenses incurred by such officers, directors or employees for travel, entertainment, relocation and analogous ordinary business purposes in the ordinary course of business not to exceed $1,000,000 at any time outstanding;

(c)           Investments in the form of cash and Cash Equivalents;

(d)           Investments in other Loan Parties;

(e)           Investments of the Loan Parties and the Acquisition Targets and their respective Subsidiaries existing on the Execution Date and set forth on Schedule 7.5;

(f)            notes payable to, or Equity Interests issued by, account debtors to any Loan Party in good faith settlement of delinquent obligations and pursuant to any plan of reorganization or similar proceedings upon the bankruptcy or insolvency of any such account debtor;

(g)           the CoBank Equities and any other stock or securities of, or Investments in, CoBank or its investment services or programs;

(h)           Guaranties and other Contingent Obligations permitted by Section 7.4;

(i)             any Secured Hedge or other Interest Rate Hedge permitted under Section 7.1;

(j)             the Acquisition;

(k)           Investments in the Excluded Subsidiaries made after the Execution Date in an aggregate amount not to exceed $10,000,000 at any time; and

(l)            Permitted Additional Investments by the Loan Parties.

7.6               Dividends and Related Distributions.  No Loan Party shall, nor shall any Loan Party permit any of its Subsidiaries to, declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except that:

(a)           any Loan Party or Subsidiary may make, declare and pay lawful, cash dividends or distributions to, or redeem any Equity Interest held by, any Loan Party;

(b)           any Loan Party may make, declare or pay lawful cash dividends or distributions to the Excluded Subsidiaries in an aggregate amount of up to $10,000,000 over the term of the Facilities;

(c)           any Subsidiary of the Borrower that is not directly or indirectly wholly-owned by the Borrower may make, declare and pay lawful, pro rata cash dividends, distributions and redemptions;

(d)           the Borrower and its Subsidiaries may make, declare and pay lawful dividends or distributions to the extent payable in Equity Interests that are not Disqualified Stock; and

(e)           so long as no Default or Event of Default under the Loan Documents shall exist at the time of such declaration or could reasonably be expected to result from such dividend, distribution or redemption (tested solely at the time of declaration of any such dividend, distribution or redemption) and the Loan Parties shall be in compliance with the covenants set forth in Article VIII after giving effect to any such dividend, distribution or redemption on a Pro forma Basis for the four fiscal quarter period most recently then ended for which financial statements have been delivered (tested solely at the time of declaration of any such dividend, distribution or redemption), the Borrower may make, declare and pay lawful cash dividends or distributions to its shareholders or redeem capital stock in an aggregate amount which when added to any such dividends, distributions and redemptions of capital stock made, declared or paid from and after January 1, 2016, is not more than the sum of $25,000,000 plus 60% of the Borrower's Consolidated net income (excluding non-cash extraordinary items such as write-downs or write-ups of assets, other than current assets) from January 1, 2016 to the date of declaration of any such dividends, distributions or redemptions (collectively, the "Permitted Additional Distributions"); provided, however, that (x) the amount of any dividend or distribution that is not paid in cash but is reinvested in Equity Interests of the Borrower (other than Disqualified Stock) shall be excluded from this calculation and (y) redemptions of Equity Interests of the Borrower surrendered by employees and directors to cover withholding taxes shall be excluded from this calculation.

7.7                Liquidations, Mergers, Consolidations, Acquisitions.  No Loan Party shall, nor shall any Loan Party permit any of its Subsidiaries to, (x) dissolve, liquidate or wind-up its affairs, (y) become a party to any merger or consolidation, or (z) acquire by purchase, lease or otherwise all or substantially all of the assets or Equity Interests of any other Person or group of related Persons; except:

(a)           the Acquisition, pursuant to the terms and conditions of the Acquisition Agreement;

(b)           any Subsidiary may combine, merge or consolidate with or into (i) any Loan Party, provided that a Loan Party (or the Borrower, if the Borrower is a party) shall be the continuing or surviving Person, and (ii) any one or more other Subsidiaries;

(c)           any Subsidiary may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to another Subsidiary; provided that if the transferor in such a transaction is a Loan Party, then the transferee must be a Loan Party;

(d)           any Subsidiary that is not a Loan Party may dissolve, liquidate or wind-up its affairs, as long as (i) no Event of Default would result therefrom and (ii) such Subsidiary dissolves, liquidates or winds-up into another Subsidiary or a Loan Party;

(e)           any Loan Party may dissolve, liquidate or wind-up its affairs, as long as (i) no Event of Default exists or would result therefrom and (ii) such Loan Party dissolves, liquidates or winds-up into another Loan Party; and

(f)            any Loan Party and any Subsidiary may enter into any transactions permitted under Section 7.5 or Section 7.8.

7.8               Dispositions of Assets or Subsidiaries.  No Loan Party shall, nor shall any Loan Party permit any of its Subsidiaries to, Dispose of, voluntarily or involuntarily, any of its properties or assets, tangible or intangible (including sale, assignment, discount or other Disposition of accounts, contract rights, chattel paper, equipment or general intangibles with or without recourse or of capital stock, shares of beneficial interest, partnership interests or limited liability company interests or other Equity Interests of a Subsidiary of such Loan Party), except:

(a)           transactions involving the sale of inventory to customers in the ordinary course of business;

(b)           any leasing or subleasing of property in the ordinary course of business;

(c)           any Disposition of assets by any Loan Party to another Loan Party;

(d)           any Disposition of Cash Equivalents in the ordinary course of business

(e)           any Disposition of obsolete or worn-out assets in the ordinary course of business that are no longer necessary or required in the conduct of such Loan Party's or such Subsidiary's business;

(f)            any Disposition (i) permitted by Section 7.7 or (ii) pursuant to a Casualty Event;

(g)           any Dispositions pursuant to the VAE Wind Down or the Tower Sale;

(h)           any Disposition by any Loan Party to any Excluded Subsidiary, so long as such Dispositions do not exceed $10,000,000 in the aggregate over the term of the Facilities and do not consist of any Equity Interest of any Loan Party;

(i)             any Disposition of assets of the Acquisition Targets which the Borrower has reasonably identified in good faith as not being used or useful in the business of the Loan Parties or any Disposition of assets of the Loan Parties or their Subsidiaries which the Borrower has reasonably identified as having been made redundant by the Acquisition, provided that, in each case, (1) any such assets consisting of personal property shall be disposed of at fair market value within 12 months of the Closing Date, (2) any such assets consisting of real property of the Acquisition Targets which are mutually agreed to by the Administrative Agent and the Borrower on or before the Closing Date may be disposed of by the Borrower in such manner and at such time as the Borrower may reasonably elect, (3) any such assets consisting of real property not covered by clause (2) shall be disposed of at fair market value within 12 months of the Closing Date or (y) shall be subject to a committed contract for sale at fair market value within 12 months of the Closing Date and disposed of within 18 months of the Closing Date, and (4) no such assets shall consist of any Equity Interest of any Loan Party; provided that, any Acquisition Target may (A) combine, merge or consolidate with or into any other Acquisition Target or any Loan Party (with the Loan Party being the surviving Person) or (B) dissolve, liquidate or wind-up its affairs as long as such Acquisition Target dissolves, liquidates or winds-up into any other Acquisition Target or any Loan Party;

(j)            Dispositions of all or substantially all of the cell tower assets in one or a series of related transactions for fair market value and subject to conditions to be mutually agreed upon;

(k)           Dispositions pursuant to the Sprint Master Agreement;

(l)             other Dispositions of up to 10% of Consolidated total assets of the Borrower in the aggregate during the term of the Facilities upon fair and reasonable arm's-length terms and conditions; provided that,  no such Disposition shall consist of any Equity Interest of any Loan Party unless all of the Equity Interest of such Loan Party owned directly or indirectly by any other Loan Party are subject to such Disposition; and

(m)         other Dispositions of up to $1,000,000 in the aggregate over the term of the Facilities; provided that, no such Disposition shall consist of any Equity Interest of any Loan Party.

7.9                Use of Proceeds.  No Loan Party shall (a) use the proceeds of any Loan or other Credit Extension hereunder, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U, T or X as promulgated by the Board) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose or (b) request any Credit Extension or use (or permit the use by any of its Subsidiaries or its or their respective Affiliates, directors, officers, employees or agents of) the proceeds of any Credit Extension, whether directly or indirectly, (i) in furtherance of an offer, payment, promise to pay or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (ii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, in any Sanctioned Country or (iii) in any manner that would result in a violation of Anti-Corruption Laws, Anti-Terrorism Laws, Sanctions or other applicable Law.

7.10             Subsidiaries and Partnerships.  No Loan Party shall, nor shall any Loan Party permit any of its Subsidiaries to, own or create directly or indirectly any Subsidiaries other than (a) any Subsidiary that has joined this Agreement as Guarantor on the Closing Date; (b) any Subsidiary formed or acquired after the Closing Date that joins this Agreement as a Guarantor in accordance with the terms of this Agreement and the Security Agreement by delivering to the Administrative Agent (i) an executed Guarantor Joinder; (ii) documents in the forms described in Section 4.2 modified as appropriate; and (iii) documents necessary to grant and perfect Prior Security Interests to the Administrative Agent for the benefit of the Secured Parties in the Equity Interests (as defined in the Security Agreement) of, and Collateral held by, such Subsidiary, and (c) any Excluded Subsidiary.

7.11             Continuation of or Change in Business.  No Loan Party shall, nor shall any Loan Party permit any of its Subsidiaries to, engage in any business other than the business of owning, constructing, managing and operating Communications Systems, or other lines of business necessary or ancillary to the foregoing, consistent with advances in the Communications Systems industry, or an otherwise reasonably related or complimentary extension of the foregoing.

7.12             Fiscal Year.  The Borrower shall not, and shall not permit any Subsidiary of the Borrower to, change its fiscal year from the twelve-month period beginning January 1 and ending December 31.

7.13             Issuance of Equity Interests.  No Loan Party shall, nor shall any Loan Party permit any of its Subsidiaries to, commence or consummate any Equity Issuance, except for (a) any such Equity Issuances by any Loan Party to and for the benefit of a Loan Party and that are subject to the Administrative Agent's Prior Security Interest therein and otherwise comply with the Security Agreement, (b) any Equity Issuance by the Borrower and (c) any issuance of warrants or options for Equity Interests, stock appreciation rights or similar equity or equity-based awards of the Borrower to directors, officers or employees of the Borrower or any of its Subsidiaries pursuant to incentive, compensation or employee benefit plans established in the ordinary course of business and any such Equity Interests of the Borrower issued upon the exercise of such warrants or options.

7.14             Changes in Organizational Documents.  No Loan Party shall, nor shall any Loan Party permit any of its Subsidiaries to, amend in any material respect its Organizational Documents without providing at least ten Business Days' prior written notice (or such shorter notice as to which the Administrative Agent may agree in its sole discretion) to the Administrative Agent and, in the event such change would be adverse in any material respect to the interests of the Lenders as determined by the Administrative Agent in its sole discretion, obtaining the prior written consent of the Required Lenders.

7.15             Negative Pledges; Other Inconsistent Agreements.  Each of the Loan Parties covenants and agrees that it shall not, and shall not permit any of its Subsidiaries to, enter into any agreement containing any provision which would

(a)            be breached by any Borrowing by the Borrower hereunder or by the performance by the Loan Parties or their respective Subsidiaries of any of their obligations hereunder or under any other Loan Document,

(b)           limit the ability of any Loan Party or any Subsidiary of any Loan Party (except any Excluded Subsidiary) to create, incur, assume or suffer to exist Liens on property of such Person,

(c)           create or permit to exist or become effective any encumbrance or restriction on the ability of any Loan Party or Subsidiary of any Loan Party to (i) make Restricted Payments to any Loan Party or pay any Indebtedness owed to any Loan Party, (ii) make loans or advances to any Loan Party, (iii) transfer any of its assets or properties to any Loan Party or (iv) Guarantee the Indebtedness of any Loan Party (except any Excluded Subsidiary), or

(d)           require the grant of a Lien to secure an obligation of such Person if a Lien is granted to secure another obligation of such Person;

provided, however, (i) that the foregoing clauses (b) through (d) shall not apply to restrictions and conditions imposed by applicable Law or by this Agreement or any Negative Pledge Agreement, (ii) clauses (b) and (c) shall not prohibit any negative pledge incurred or provided in favor of any holder of Indebtedness permitted under Section 7.1(c) solely to the extent any such negative pledge relates to the property financed by or the subject of such Indebtedness, and (iii) clauses (b) and (c)(i), (ii) and (iii) shall not apply to restrictions and conditions imposed by the RUS Grant and Security Agreement with respect to Loan Parties or Subsidiaries party thereto.

7.16             Material Contracts.  Each of the Loan Parties covenants and agrees that it shall not, and shall not permit any of its Subsidiaries to (a) amend, restate, supplement, waive or otherwise modify, or terminate, cancel or revoke (prior to any scheduled date of termination) any of the Sprint Agreements or the Acquisition Agreement if such modification, termination, cancellation or revocation would be adverse to the interests of the Lenders in any material respect unless the Administrative Agent has given its prior written consent to such modification, termination, cancellation or revocation (such consent not to be unreasonably withheld, conditioned or delayed) or (b) amend, restate, supplement, waive or otherwise modify, or terminate, cancel or revoke (prior to any scheduled date of termination) any Material Contract if such modification, termination, cancellation or revocation would reasonably be expected to result in a Material Adverse Effect, Default or Event of Default.

7.17             Management Fees.  Each of the Loan Parties covenants and agrees that it shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, pay any management or other similar fees to any Person, except (a) legal or consulting fees paid to Persons that are not Affiliates of any Loan Party for services actually rendered and in amounts typically paid by entities engaged in a Loan Party's business and (b) management fees to Subsidiaries of up to $1,000,000 in the aggregate for all Subsidiaries who are not Loan Parties in any fiscal year.

7.18             Borrower as a Holding Company.  The Borrower covenants and agrees that it shall not own or acquire any assets other than the Equity Interests of its direct and indirect Subsidiaries, and shall not conduct, transact or otherwise engage in any business or operations other than those incidental to its ownership of the Equity Interests of its direct and indirect Subsidiaries.

7.19             Anti-Corruption; Anti-Terrorism; Sanctions.

(a)           None of the Loan Parties or their respective Subsidiaries, Affiliates, officers, directors, employees or authorized agents will engage in any dealings or transactions with any Sanctioned Person or in violation of any applicable Anti-Corruption Laws, Anti-Terrorism Laws or Sanctions.

(b)          No Loan Party will fund all or any part of any payment under this Agreement or any other Loan Document out of proceeds knowingly derived from transactions that violate Sanctions, or with any Sanctioned Person, or with or connected to any Sanctioned Country.

VIII.            FINANCIAL COVENANTS

8.1                Maximum Total Leverage Ratio.  The Loan Parties shall maintain at all times, commencing on the Closing Date, measured at each fiscal quarter end, a Total Leverage Ratio of no more than the ratios set forth below for the periods specified below:

PERIOD	RATIO
Closing Date through December 30, 2018	3.75: 1.00

December 31, 2018 through December 30, 2019	3.25: 1.00

December 31, 2019 and thereafter	3.00: 1.00

8.2                Minimum Debt Service Coverage Ratio.  The Loan Parties shall maintain at all times, commencing on the Closing Date, measured at each fiscal quarter end, a Debt Service Coverage Ratio of greater than 2.00 to 1.00.

8.3                Minimum Liquidity Balance.  Commencing on the Closing Date, the Loan Parties shall maintain at all times a Minimum Liquidity Balance greater than $25,000,000.

IX.            EVENTS OF DEFAULT

9.1                Events of Default.  An Event of Default means the occurrence or existence of any one or more of the following events or conditions (whatever the reason therefor and whether voluntary, involuntary or effected by operation of Law) commencing with the Initial Credit Extension:

(a)  Payments Under Loan Documents. Failure by the Borrower or any other Loan Party to pay, (i) on the date on which such payment becomes due in accordance with the terms of this Agreement or any other applicable Loan Document, any principal of any Loan (including scheduled installments, mandatory prepayments or the payment due at maturity), Reimbursement Obligation or Letter of Credit Borrowing, (ii) within three Business Days after such amount is due, any interest or fees owing on any Loan, Reimbursement Obligation or Letter of Credit Borrowing, or (iii) within three Business Days after such amount is due, any other amount owing hereunder or under the other Loan Documents, or any other Secured Obligation;

(b)           Breach of Warranty.  Any representation, warranty, certification or statement of fact made or deemed made at any time by any of the Loan Parties herein or in any other Loan Document (including, for the avoidance of doubt, all representations and warranties set forth in Article V hereof, the Security Agreement or the other Loan Documents regardless of whether the accuracy of such representation and warranty is a condition precedent to the Initial Credit Extension), or in any certificate, other instrument or statement furnished pursuant to the provisions hereof or thereof, shall have been false or misleading as of the time it was made or furnished (i) as stated if such representation or warranty contains an express materiality qualification or (ii) in any material respect if such representation or warranty does not contain such qualification;

(c)           Breach of Certain Covenants.  Any of the Loan Parties shall default in the observance or performance of any covenant contained in Section 6.1, Section 6.2(a) and (b), Section 6.3, Section 6.5, Section 6.7, Section 6.11, Section 6.12, Section 6.15, Section 6.16, Article VII, or Article VIII;

(d)           Breach of Other Covenants.  Any of the Loan Parties shall default in the observance or performance of any other covenant, condition or provision hereof or of any other Loan Document, and such default shall continue unremedied for a period of 30 days after the earlier of (i) the date any Authorized Officer of any Loan Party or Subsidiary of any Loan Party knows of such default or (ii) the date of receipt by any Loan Party of notice from the Administrative Agent or the Required Lenders of such default;

(e)           Defaults in Other Agreements or Indebtedness.  A default or event of default shall occur at any time under the terms of any other agreement with respect to Material Indebtedness of any Loan Party or Subsidiary of any Loan Party or with respect to any Hedge Agreement of any Loan Party or Subsidiary of any Loan Party, the aggregate Hedge Termination Value of which is equal to or in excess of $25,000,000 and such breach, default or event of default (i) arises from the failure to pay (beyond any period of grace permitted with respect thereto, whether waived or not) any related Indebtedness or other credit extensions when due (whether at stated maturity, by acceleration or otherwise) or (ii) the effect of which is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause, with the giving of notice and/or lapse of time, if required, the acceleration of any related Indebtedness or other credit extensions (whether or not such right shall have been waived) or the termination of any commitment to lend;

(f)            Final Judgments or Orders.  Any final judgments or orders for the payment of money in excess of the Threshold Amount in the aggregate shall be entered against any Loan Party or any Subsidiary of any Loan Party by a court having jurisdiction in the premises, which judgment is not discharged, satisfied, vacated, bonded or stayed pending appeal within a period of 30 days from the date of entry;

(g)           Injunction.  Any Loan Party or any of its respective Subsidiaries are enjoined, restrained or in any way prevented by the order of any Governmental Authority from conducting any substantial portion of the business of the Loan Parties and their Subsidiaries, taken as a whole, and such order continues for more than 30 days;

(h)           Expropriation. Any federal, state or local Governmental Authority takes any action to expropriate or condemn any material portion of the assets of the Loan Parties and their Subsidiaries, taken as a whole;

(i)            Loan Document Unenforceable.  Any of the Loan Documents shall cease to be legal, valid and binding agreements enforceable against the party executing the same or such party's successors and assigns (as permitted under the Loan Documents) in accordance with the respective terms thereof or shall in any way be terminated (except in accordance with its terms) or become or be declared ineffective or inoperative or shall in any way be challenged or contested by any party thereto (other than by the Administrative Agent or any Lender) or cease to give or provide the respective Liens, security interests, rights, titles, interests, remedies, powers or privileges intended to be created thereby;

(j)            Security Interests Unenforceable.  Any Lien purported to be created under any Collateral Document shall cease to be, or shall be asserted by any Loan Party not to be, a valid or perfected Lien on any portion of the Collateral, with the priority required by the applicable Collateral Document, except (i) as a result of a release pursuant to Section 11.1(f) or (ii) as a result of the sale or other Disposition of the applicable Collateral or the release of the applicable Loan Party in a transaction permitted under the Loan Documents;

(k)           Uninsured Losses; Proceedings Against Assets.  There shall occur any uninsured damage to or loss, theft or destruction of any portion of the Collateral with a fair market value in excess of the Threshold Amount or the Collateral or any other of the Loan Parties' or any of their Subsidiaries' assets with a fair market value in excess of the Threshold Amount are attached, seized, levied upon or subjected to a writ or distress warrant; or such come within the possession of any receiver, trustee, custodian or assignee for the benefit of creditors and the same is not cured within 30 days thereafter;

(l)            Events Relating to Employee Benefit Plans.  (i) An ERISA Event occurs that has resulted or could reasonably be expected to result in liability of any Loan Party or any ERISA Affiliate in an aggregate amount in excess of $25,000,000 or (ii) any Loan Party or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any contribution required to be made with respect to any Pension Plan or Multiemployer Plan in an aggregate amount in excess of $25,000,000, including any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan;

(m)          Change of Control.  A Change of Control shall have occurred;

(n)           Insolvency Proceedings.  (i) An Insolvency Proceeding shall have been instituted against any Loan Party or Subsidiary of a Loan Party and such Insolvency Proceeding shall remain undismissed or unstayed and in effect for a period of 45 consecutive days or such court shall enter a decree or order granting any of the relief sought in such Insolvency Proceeding, (ii) any Loan Party or Subsidiary of a Loan Party institutes, or takes any action in furtherance of, an Insolvency Proceeding, (iii) an order granting the relief requested in any Insolvency Proceeding (including, but not limited to, an order for relief under federal bankruptcy Laws) shall be entered, (iv) any Loan Party or Subsidiary of a Loan Party shall commence a voluntary case under, file a petition seeking to take advantage of, any bankruptcy, insolvency, reorganization or other similar Law, domestic or foreign, (v) any Loan Party or Subsidiary of a Loan Party shall consent to or fail to contest in a timely and appropriate manner any petition filed against it in any Insolvency Proceeding, (vi) any Loan Party or Subsidiary of a Loan Party shall apply for or consent to, or fail to contest in a timely and appropriate manner, the appointment of, or the taking of possession by, a receiver, custodian, trustee, or liquidator of itself or of a substantial part of its property, domestic or foreign, (vii) any Loan Party or Subsidiary of a Loan Party shall take any action to approve or authorize any of the foregoing, or (viii) any Loan Party or Subsidiary of a Loan Party ceases to be Solvent or admits in writing its inability to pay its debts as they mature;

(o)           FCC and PUC Matters.  Any Material License shall be cancelled, expired, revoked, terminated, rescinded, annulled, suspended or modified or shall no longer be in full force and effect;

(p)           Material Contracts.  If any Loan Party shall default, past any applicable grace and cure period, under any Material Contract not otherwise described in this Section 9.1 and such default results in termination of such Material Contract;

(q)           Termination Under Sprint Affiliate Agreements. An Event of Termination (as defined in any of the Sprint Affiliate Agreements) shall have occurred under any of the Sprint Affiliate Agreements;

(r)           Sprint Master Agreement Default. Any default, after giving effect to any applicable notice or cure period, by any party to the Sprint Master Agreement shall have occurred that would reasonably be expected to be adverse to the interests of the Lenders in any material respect; or

(s)           Pro Forma Closing Date Total Leverage Ratio.  Borrower shall fail to deliver to the Administrative Agent concurrent with the Initial Credit Extension a certificate of a Financial Officer of the Borrower demonstrating a Pro Forma Closing Date Total Leverage Ratio of no more than 3:00 to 1:00.

9.2                Consequences of Event of Default.

(a)           Events of Default Other Than Bankruptcy, Insolvency or Reorganization Proceedings.  If an Event of Default specified under Section 9.1 (other than Section 9.1(n)) shall occur and be continuing, other than with respect to the Initial Credit Extension, the Lenders and the Administrative Agent shall be under no further obligation to make Loans and the Issuing Lenders shall be under no obligation to issue Letters of Credit and the Administrative Agent may, and upon the request of the Required Lenders, shall (i) by written notice to the Borrower, declare the unpaid principal amount of the Loans then outstanding and all interest accrued thereon, any unpaid fees and all other Indebtedness of the Borrower to the Lenders hereunder and thereunder to be forthwith due and payable, and the same shall thereupon become and be immediately due and payable to the Administrative Agent for the benefit of each Lender without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived, and (ii) require the Borrower to, and the Borrower shall thereupon, Cash Collateralize all outstanding Letters of Credit, and the Borrower hereby pledges to the Administrative Agent and the Lenders, and grants to the Administrative Agent and the Lenders a security interest in, all such cash as security for such Secured Obligations; and

(b)           Bankruptcy, Insolvency or Reorganization Proceedings.  If an Event of Default specified under Section 9.1(n) shall occur, other than with respect to the Initial Credit Extension, the Lenders shall be under no further obligations to make Loans hereunder and the Issuing Lenders shall be under no obligation to issue Letters of Credit and the unpaid principal amount of the Loans then outstanding and all interest accrued thereon, any unpaid fees and all other Indebtedness of the Borrower to the Lenders hereunder and thereunder automatically shall be immediately due and payable, without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived; and

(c)          Set-off. If an Event of Default shall have occurred and be continuing, each Lender, each Issuing Lender, and each of their respective Affiliates is hereby authorized at any time and from time to time, after obtaining the prior written consent of the Administrative Agent, to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held, and other obligations (in whatever currency but, for the avoidance of doubt, excluding the Initial Credit Extension) at any time owing, by such Lender, such Issuing Lender or any such Affiliate, to or for the credit or the account of the Borrower or any other Loan Party against any and all of the obligations of the Borrower or such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender or Issuing Lender or their respective Affiliates, irrespective of whether or not such Lender, Issuing Lender or Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower or such Loan Party may be contingent or unmatured or are owed to a branch, office or Affiliate of such Lender or Issuing Lender different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.15 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Issuing Lenders, and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender, each Issuing Lender and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, Issuing Lender or their respective Affiliates may have. Each Lender and each Issuing Lender agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

(d)           Application of Proceeds.  After the exercise of remedies provided for in Section 9.2 (or after the Loans have automatically become immediately due and payable and the Letter of Credit Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 9.2), any amounts received on account of the Secured Obligations shall be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent) payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting indemnities, expenses, and other amounts (other than principal, interest and fees) payable to the Lenders and each Issuing Lender (including fees, charges and disbursements of counsel to the respective Lenders and each Issuing Lender and amounts payable under Article X), ratably among them in proportion to the amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans, Letter of Credit Borrowings and other Obligations, and fees (including Letter of Credit Fees), ratably among the Lenders and each Issuing Lender in proportion to the respective amounts described in this clause Third payable to them;

Fourth, pro rata to the payment of (A) that portion of the Obligations constituting unpaid principal of the Loans and Letter of Credit Borrowings, ratably among the Lenders and each Issuing Lender in proportion to the respective amounts described in this subclause (A) of clause Fourth held by them and (B) to payment or Cash Collateralization (if agreed by the applicable Loan Parties and any provider of such Secured Hedge, as applicable) of that portion of Other Liabilities then outstanding consisting of Secured Hedges applicable only to the interest rates of the Indebtedness under the Facilities, ratably among the Secured Parties providing such Secured Hedges giving rise to such Other Liabilities in proportion to the respective amounts described in this subclause (B) of clause Fourth;

Fifth, to the Administrative Agent for the account of each Issuing Lender, to Cash Collateralize that portion of Letter of Credit Obligations comprised of the aggregate undrawn amount of Letters of Credit;

Sixth, to payment of all other Obligations, ratably among the Secured Parties in proportion to the respective amounts described in this clause Sixth held by them;

Seventh, to payment or Cash Collateralization (if agreed by the applicable Loan Parties and any provider of any Secured Bank Product or Secured Hedge, as applicable) of that portion of Other Liabilities (other than as provided in subclause (B) of clause Fourth) then outstanding, ratably among the Secured Parties providing the Secured Bank Products and such Secured Hedges giving rise to such Other Liabilities in proportion to the respective amounts described in this clause Seventh held by them; and

Last, the balance, if any, after Payment in Full of all of the Secured Obligations, to the Loan Parties or as otherwise required by Law.

Amounts used to Cash Collateralize Secured Obligations pursuant to clause Fifth or Seventh above shall be applied to satisfy drawings under such Letters of Credit as they occur or to pay such Other Liabilities as they come due, as the case may be.  If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired and/or after Payment in Full of the Other Liabilities, such remaining amount shall be applied to the other Secured Obligations, if any, in the order set forth above.

Amounts distributed with respect to any Secured Obligations attributable to Other Liabilities shall be equal to the lesser of (a) the applicable amount of such Other Liabilities last reported to the Administrative Agent or (b) the actual amount of such Other Liabilities as calculated by the methodology reported to the Administrative Agent for determining the amount due.  The Administrative Agent shall have no obligation to calculate the amount to be distributed with respect to any such Other Liabilities, but may rely upon written notice of the amount (setting forth a reasonably detailed calculation) from the applicable Secured Party providing such Secured Bank Products or Secured Hedge.  In the absence of such notice, the Administrative Agent may assume the amount to be distributed is the amount of such obligations last reported to it.

If and to the extent the Administrative Agent has received notice or other evidence that any amount claimed as a Secured Obligation is or could reasonably be determined to be an Excluded Swap Obligation with respect to any Loan Party, amounts received from such Loan Party or its assets shall not be applied to such Excluded Swap Obligations with respect to such Loan Party, and adjustments shall be made with respect to amounts received from other Loan Parties and their assets as the Administrative Agent may determine, in consultation with or at the direction of, the Lenders to be equitable (which may include, without limitation, the purchase and sale of participation interests) so that, to the maximum extent practical, the benefit of all amounts received from the Loan Parties and their assets are shared in accordance with the allocation of recoveries set forth above that would apply if the applicable Swap Obligations were not Excluded Swap Obligations.  Each Loan Party acknowledges and consents to the foregoing.

X.            THE ADMINISTRATIVE AGENT

10.1             Appointment and Authority.  Each of the Lenders and each Issuing Lender (on behalf of itself and each of its Affiliates) hereby irrevocably appoints CoBank to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.  The provisions of this Article X are solely for the benefit of the Administrative Agent, the Lenders, the Affiliates of the Lenders who are Secured Parties and each Issuing Lender, and neither the Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions. It is understood and agreed that the use of the term "agent" herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

10.2             Rights as a Lender.  The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term "Lender" or "Lenders" shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity.  Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

10.3             No Fiduciary Duty.  The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents and its duties hereunder shall be administrative in nature.  Without limiting the generality of the foregoing, the Administrative Agent:

(a)           shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing;

(b)           shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may affect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law;  and

(c)           shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

10.4             Exculpation.

(a)            The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 11.1 and 9.2) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and non-appealable judgment.  The Administrative Agent shall be deemed not to have knowledge of any Default or Event of Default unless and until notice describing such Default or Event of Default is given to the Administrative Agent by the Borrower, a Lender or an Issuing Lender.

(b)           The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

10.5             Reliance by the Administrative Agent.  The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person.  The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the making of a Loan, or the issuance, extension, renewal or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the applicable Issuing Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender or such Issuing Lender unless the Administrative Agent shall have received notice to the contrary from such Lender or Issuing Lender prior to the making of such Loan or the issuance of such Letter of Credit.  The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

10.6             Delegation of Duties.  The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub‑agents appointed by the Administrative Agent.  The Administrative Agent and any such sub‑agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties.  The exculpatory provisions of this Article X shall apply to any such sub‑agent and to the Related Parties of the Administrative Agent and any such sub‑agent, and shall apply to their respective activities in connection with the syndication of the Facilities as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub agents.

10.7            Filing Proofs of Claim. In case of the pendency of any proceedings under any Debtor Relief Law or any other judicial proceeding relating to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand therefor) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(a)           to file and prove a claim for the whole amount of the owing and unpaid principal and interest in respect to the Secured Obligations and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Issuing Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the Issuing Lenders and the Administrative Agent under Sections 2.7, 2.10(b), 3.5 and 11.3) allowed in such proceeding;

(b)           to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same; and

(c)           any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the Issuing Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the Issuing Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.7, 2.10(b), 3.5 and 11.3.

10.8             Resignation of the Administrative Agent.  The Administrative Agent may at any time give notice of its resignation to the Lenders, each Issuing Lender and the Borrower.  Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor Administrative Agent.  If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may (but shall not be obligated to) on behalf of the Lenders and the Issuing Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above; provided, that if the Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then the Administrative Agent's resignation shall nonetheless become effective in accordance with such notice and (i) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the Issuing Lenders under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (ii) except for any indemnity payments owed to the retiring Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and each Issuing Lender directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section 10.8.  Upon the acceptance of a successor's appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent (other than any rights to indemnity payments owed to the retiring Administrative Agent), and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section).  The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor.  After the retiring Administrative Agent's resignation hereunder and under the other Loan Documents, the provisions of this Article X and Section 11.3 shall continue in effect for the benefit of such retiring Administrative Agent, its sub‑agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

Any resignation by CoBank as Administrative Agent pursuant to this Section shall also automatically constitute its resignation as an Issuing Lender and the Swing Line Lender, with replacement of the Administrative Agent as an Issuing Lender and Swing Line Lender conducted in accordance with Section 10.9 below.

10.9             Resignation of Swing Line Lender or Issuing Lender.  The Swing Line Lender or an Issuing Lender may at any time give notice of its resignation to the Lenders, the Administrative Agent and the Borrower.  Upon receipt of any such notice of resignation, the Required Lenders shall have the right, with approval from the Borrower (so long as no Event of Default has occurred and is continuing) to appoint a successor Swing Line Lender or Issuing Lender, such approval not to be unreasonably withheld or delayed.  If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Swing Line Lender or Issuing Lender (as applicable) gives notice of its resignation, then the Administrative Agent may on behalf of the Lenders, appoint a successor Swing Line Lender or Issuing Lender (as applicable); provided that if the Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and the retiring Swing Line Lender or Issuing Lender (as applicable) shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the retiring Swing Line Lender or Issuing Lender (as applicable) on behalf of the Lenders or the Swing Line Lender or Issuing Lender under any of the Loan Documents, the retiring Swing Line Lender or Issuing Lender (as applicable) shall continue to hold such collateral security until such time as a successor Swing Line Lender or Issuing Lender (as applicable) is appointed).  Upon the acceptance of a successor's appointment as a Swing Line Lender or Issuing Lender (as applicable) hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Swing Line Lender or Issuing Lender (as applicable), and the retiring Swing Line Lender or Issuing Lender (as applicable) shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section).  The fees payable by the Borrower to a successor Swing Line Lender or Issuing Lender (as applicable) shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor.  After the retiring Swing Line Lender's or Issuing Lender's (as applicable) resignation hereunder and under the other Loan Documents as a Swing Line Lender or Issuing Lender, as applicable, the provisions of Section 11.3 (and Article X if the Administrative Agent is the resigning Issuing Lender and Swing Line Lender) shall continue in effect for the benefit of such retiring Swing Line Lender or Issuing Lender (as applicable), its sub‑agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Swing Line Lender or Issuing Lender (as applicable) was acting as the Swing Line Lender or Issuing Lender (as applicable).

In addition to the foregoing requirements, upon the acceptance of a successor's appointment as Issuing Lender hereunder, the successor Issuing Lender shall issue letters of credit in substitution for the Letters of Credit issued by the retiring Issuing Lender, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring Issuing Lender to effectively assume the obligations of the retiring Issuing Lender with respect to such Letters of Credit.

10.10         Non-Reliance on the Administrative Agent and Other Lenders. Each Lender and the Issuing Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and each Issuing Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

10.11          Enforcement.  By its acceptance of the benefits of this Agreement and the other Loan Documents, each Secured Party agrees that (a) the Loan Documents may be enforced only by the Administrative Agent, subject to Section 11.2, (b) no Secured Party shall have any right individually to enforce or seek to enforce this Agreement or the other Loan Documents or to realize upon any Collateral or other security given to secure the payment and performance of the Obligations and (c) no Secured Party has any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender or an Issuing Lender and, in such case, only to the extent expressly provided in the Loan Documents.

10.12          No Other Duties, etc.  Anything herein to the contrary notwithstanding, none of the agents listed on the cover page or signature pages hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or an Issuing Lender hereunder.

10.13          Authorization to Release Collateral and Loan Parties.

(a)            The Secured Parties irrevocably authorize the Administrative Agent, at its option and in its discretion,

(i)            to release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (x) upon termination of all Commitments and Payment In Full of all Secured Obligations (other than contingent indemnification obligations as to which no claim has been made) and the expiration or termination of all Letters of Credit (other than Letters of Credit and Other Liabilities as to which other arrangements satisfactory to the Administrative Agent and the applicable Lender or Issuing Lender on behalf of itself or its Affiliates shall have been made), (y) that is Disposed of or to be Disposed of as part of or in connection with any sale or other Disposition permitted under the Loan Documents, or (z) subject to Section 11.1, if approved, authorized or ratified in writing by the Required Lenders;

(ii)          to subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 7.1(d); and

(iii)         to release any Guarantor from its obligations under the Loan Documents if such Person ceases to be a Subsidiary as a result of a transaction permitted under the Loan Documents.

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent's authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Loan Documents pursuant to this Section 10.13.

(b)           The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent's Lien thereon, or any certificate prepared by any Loan Party in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.

10.14          Compliance with Flood Laws.  CoBank has adopted internal policies and procedures that address requirements placed on federally regulated lenders under the Flood Laws. CoBank, as administrative agent or collateral agent on a syndicated facility, will post on the applicable electronic platform (or otherwise distribute to each lender in the syndicate) documents that it receives in connection with the Flood Laws. However, CoBank reminds each lender and participant in the facility that, pursuant to the Flood Laws, each federally regulated lender (whether acting as a lender or participant in the facility) is responsible for assuring its own compliance with the flood insurance requirements.

10.15          No Reliance on the Administrative Agent's Customer Identification Program.  Each Lender acknowledges and agrees that neither such Lender, nor any of its Affiliates, participants or assignees, may rely on the Administrative Agent to carry out such Lender's, Affiliate's, participant's or assignee's customer identification program, or other obligations required or imposed under or pursuant to the USA Patriot Act or the regulations thereunder, including the regulations contained in 31 CFR 103.121 (as hereafter amended or replaced, the "CIP Regulations"), or any other Anti-Terrorism Law, Anti-Corruption Law, or Sanctions, including any programs involving any of the following items relating to or in connection with any of the Loan Parties, their Affiliates or their agents, the Loan Documents or the transactions hereunder or contemplated hereby: (a) any identity verification procedures, (b) any recordkeeping, (c) comparisons with government lists, (d) customer notices or (e) other procedures required under the CIP Regulations or such other Laws.

10.16          Affiliates as Secured Parties.  To the extent any Affiliate of a Lender is a party to a Secured Hedge or a Secured Bank Product and thereby becomes a beneficiary of the Liens pursuant to any Collateral Document for so long as such Lender remains a Lender, such Affiliate of a Lender shall be a Secured Party and shall be deemed to appoint the Administrative Agent its nominee and agent to act for and on behalf of such Affiliate in connection with such Collateral Document and to be bound by the terms of this Article X and the other provisions of this Agreement.

XI.            MISCELLANEOUS

11.1             Modifications, Amendments or Waivers.  With the written consent of the Required Lenders, the Administrative Agent, acting on behalf of all the Lenders, and the Borrower, on behalf of the Loan Parties, may from time to time enter into written agreements amending or changing any provision of this Agreement or any other Loan Document or the rights of the Lenders or the Loan Parties hereunder or thereunder, or may grant written waivers or consents hereunder or thereunder.  Any such agreement, waiver or consent made with such written consent shall be effective to bind all the Lenders and the Loan Parties; provided, that no such agreement, waiver or consent may be made that will:

(a)           extend or increase the Commitment of any Lender (or reinstate any obligation to make Loans terminated pursuant to Section 9.2) without the written consent of such Lender whose Commitment is being extended or increased (it being understood and agreed that a waiver of any condition precedent set forth in Section 4.2 or Section 4.3 or of any Default, Event of Default, mandatory prepayment or a mandatory reduction in Commitments is not considered an extension or increase in Commitments of any Lender);

(b)          postpone any date fixed by this Agreement or any other Loan Document for any payment (including mandatory prepayment of Overadvances but excluding other mandatory prepayments of principal, interest, fees or other amounts due to the Lenders (or any of them) or any scheduled or mandatory reduction of the Commitments hereunder or under any other Loan Document) without the written consent of each Lender entitled to receive such payment or whose Commitments are to be reduced, it being understood that the waiver of any mandatory prepayment of Loans (or any definition relating thereto), other than a mandatory prepayment of Overadvances, shall not constitute a postponement of any date scheduled for the payment of principal or interest;

(c)            reduce the principal of, or the rate of interest specified herein on, any Loan or Letter of Credit Borrowing or any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby; provided, however, that only the consent of the Required Lenders shall be necessary (i) to amend the definition of "Default Rate" or to waive any obligation of the Borrower to pay interest or Letter of Credit Fees at the Default Rate or (ii) to amend any financial covenant hereunder (or any defined term used therein) even if the effect of such amendment would be to reduce the rate of interest on any Loan or to reduce any fee payable hereunder;

(d)           change Section 2.14 or Section 9.2(d) in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender directly affected thereby;

(e)           change any provision of this Section 11.1 or the definition of "Required Lenders" without the written consent of each Lender directly affected thereby;

(f)            except in connection with a transaction permitted under Section 7.7 or 7.8, release all or substantially all of the Collateral without the written consent of each Lender whose Obligations are secured by such Collateral; or

(g)           release the Borrower without the consent of each Lender, or, except in connection with a transaction permitted under Section 7.7 or 7.8, all or substantially all of the value of the Guaranty provided pursuant to Article XII of this Agreement without the written consent of each Lender whose Secured Obligations are guaranteed thereby, except to the extent such release is permitted pursuant to Section 10.13 (in which case such release may be made by the Administrative Agent acting alone);
provided that,

(i)           no agreement, waiver or consent that would modify the interests, rights or obligations of the Administrative Agent, the Swing Line Lender or an Issuing Lender may be made without the written consent of such Administrative Agent, the Swing Line Lender or such Issuing Lender, as applicable,

(ii)         only the consent of the Administrative Agent and any other Lender party thereto shall be required for any amendment to any Fee Letter,

(iii)       the Schedules to this Agreement and the Annexes to the Security Agreement may be modified as provided in and subject to the terms described in Section 6.1(e)(x),

(iv)       Section 6.16 may be amended, modified, or terminated or any provision thereof waived in accordance with the terms set forth therein,

(v)         Schedules 2.1(e) and 6.16 shall be prepared and provided by the Administrative Agent on the Closing Date to the parties hereto,

(vi)       Schedule 2.1(f) shall be provided by the Administrative Agent on the Delayed Draw Expiration Date to the parties hereto,

(vii)      any agreement, waiver or consent that by its terms would modify the interests, rights or obligations of one Class of  Lenders (but not of any other Class of Lenders) may be effected by an agreement, waiver or consent in writing entered into by the Borrower and the requisite percentage in interest of the affected Class of Lenders that would be required to consent thereto under this Section 11.1 if such Class of Lenders was the only Class of Lenders hereunder at such time,

(viii)    this Agreement may be amended as contemplated by Section 2.1(g) in connection with the addition of any Tranche of Incremental Term Loans under the Incremental Term Loan Facility with the consent of the Borrower, the Additional Incremental Term Lenders (if any), the existing Lenders providing such Tranche of Incremental Term Loans (if any) and the Administrative Agent and

(ix)        other than as expressly provided in this Agreement, no waiver of any condition precedent set forth in Section 4.3 may be made without the consent of the Class of Lenders holding Commitments under the requested Facility that would be required to consent under this Section 11.1 if such Class of Lenders was the only Class of Lenders hereunder at such time; and

provided, further, that, if in connection with any proposed waiver, amendment or modification referred to in Sections 11.1(a) through 11.1(g) above, the consent of the Required Lenders is obtained but the consent of one or more of such other Lenders whose consent is required is not obtained (each a "Non-Consenting Lender"), then the Borrower shall have the right to replace any such Non-Consenting Lender with one or more replacement Lenders pursuant to Section 3.6.

No Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of such Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects such Defaulting Lender disproportionately adversely relative to other affected Lenders shall require the consent of such Defaulting Lender.

Notwithstanding anything to the contrary contained herein, if, following the Execution Date, the Administrative Agent and the Borrower shall have jointly identified an obvious error or any error or omission of a technical or immaterial nature, in each case, in any provision of this Agreement or any other Loan Document, then the Administrative Agent and the Borrower shall be permitted to amend such provision and such amendment shall become effective without any further action or consent of any other party to this Agreement or any other Loan Document if the same is not objected to in writing by the Required Lenders within five Business Days following receipt of notice thereof.  It is understood that posting such amendment electronically on SyndTrak or another relevant website with notice of such posting by the Administrative Agent to the Required Lenders shall be deemed adequate receipt of notice of such amendment.

Notwithstanding anything to the contrary contained herein, if, following the Execution Date, the Administrative Agent and the Borrower agree to modify this Agreement in accordance with the Flex Letter, the Administrative Agent and the Borrower shall be permitted to amend one or more of the terms of this Agreement to the benefit of the Lenders (as determined by the Administrative Agent) and such amendment shall become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

11.2             No Implied Waivers; Cumulative Remedies.  No course of dealing and no delay or failure of the Administrative Agent, an Issuing Lender or any Lender in exercising any right, power, remedy or privilege under this Agreement or any other Loan Document shall affect any other or future exercise thereof or operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any further exercise thereof or of any other right, power, remedy or privilege.  The rights and remedies of the Administrative Agent and the Lenders under this Agreement and any other Loan Documents are cumulative and not exclusive of any rights or remedies that they would otherwise have.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at Law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent for the benefit of the Secured Parties; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) an Issuing Lender or the Swing Line Lender from exercising the rights and remedies that inure to its benefit (solely in its capacity as Issuing Lender or Swing Line Lender, as the case may be) hereunder and under the other Loan Documents, (c) any Lender from exercising setoff rights in accordance with Section 9.2 (subject to the terms of Section 2.14), or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party in any Insolvency Proceedings.

11.3             Expenses; Indemnity; Damage Waiver.

(a)           Costs and Expenses.  The Borrower shall pay (i) all reasonable and documented out of pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable and documented fees, charges and disbursements of counsel for the Administrative Agent) in connection with the syndication of the Facilities, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents, or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable and documented out of pocket expenses incurred by each Issuing Lender in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder, and (iii) all out of pocket expenses incurred by the Administrative Agent, any Lender or any Issuing Lender (including the fees, charges and disbursements of any counsel for the Administrative Agent, any Lender or any Issuing Lender), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out of pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b)           Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender and each Issuing Lender, and each Related Party of any of the foregoing Persons (each such Person being called an "Indemnitee") against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the documented fees, charges and disbursements of any counsel for any Indemnitee) incurred by any Indemnitee or asserted against any Indemnitee by any Person (including the Borrower or any other Loan Party), other than such Indemnitee and its Related Parties, arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by any Issuing Lender to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by the Borrower or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee's obligations hereunder or under any other Loan Document, if the Borrower or such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction. This Section 11.3(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages and other similar amounts arising from any non-Tax claim.

(c)           Reimbursement by Lenders.  To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under clause (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof), any Issuing Lender, the Swing Line Lender or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), such Issuing Lender, the Swing Line Lender or such Related Party, as the case may be, such Lender's pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender's Pro Rata Share at such time) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender); provided, that with respect to such unpaid amounts owed to any Issuing Lender or Swing Line Lender solely in its capacity as such, only the Revolving Lenders shall be required to pay such unpaid amounts, such payment to be made severally among them based on such Revolving Lenders' Pro Rata Share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought); and provided, further, that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent), such Issuing Lender or the Swing Line Lender in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent), such Issuing Lender or the Swing Line Lender in connection with such capacity.

(d)           Waiver of Consequential Damages, Etc.  To the fullest extent permitted by applicable Law, none of the Loan Parties shall  assert, and each hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof.  No Indemnitee referred to in Section 11.3(b) shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(e)           Payments.  All amounts due under this Section shall be payable not later than ten (10) days after written demand therefor.

(f)            Survival.  Each party's obligations under this Section 11.3 shall survive the resignation of the Administrative Agent or any assignment of rights by, or the replacement of, any Issuing Lender, Swing Line Lender or Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

11.4             Notices; Effectiveness; Electronic Communication.

(a)           Notices Generally.  Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in clause (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile (i) if to a Lender, at its address (or facsimile number) set forth in its Administrative Questionnaire or (ii) if to any other Person, to it at its address (or facsimile number) set forth on Schedule 1.1(A).  Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient).  Notices delivered through electronic communications, to the extent provided in clause (b) below, shall be effective as provided in said clause (b).

(b)          Electronic Communications.  Notices and other communications to the Lenders and each Issuing Lender hereunder may be delivered or furnished by electronic communication (including e‑mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or Issuing Lender pursuant to Article II if such Lender or Issuing Lender, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication.  The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender's receipt of an acknowledgement from the intended recipient (such as by the "return receipt requested" function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(c)           Change of Address, etc.  Any party hereto may change its address, facsimile number or e-mail address, if applicable, for notices and other communications hereunder by notice to the other parties hereto.

(d)          Platform.

(i)            Each Loan Party agrees that the Administrative Agent may, but shall not be obligated to, make the Communications (as defined below) available to the Issuing Lenders and the other Lenders by posting the Communications on Debt Domain, Intralinks, Syndtrak or a substantially similar electronic transmission system (the "Platform").

(ii)           The Platform is provided "as is" and "as available."  The Agent Parties (as defined below) do not warrant the adequacy of the Platform and expressly disclaim liability for errors or omissions in the Communications.  No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or the Platform.  In no event shall the Administrative Agent or any of its Related Parties (collectively, the "Agent Parties") have any liability to the Borrower or the other Loan Parties, any Lender or any other Person or entity for damages of any kind, including, without limitation, direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of any Loan Party's or the Administrative Agent's transmission of communications through the Platform.  "Communications" means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Loan Party pursuant to any Loan Document or the transactions contemplated therein which is distributed to the Administrative Agent, any Lender or Issuing Lender by means of electronic communications pursuant to this Section, including through the Platform.

11.5             Severability.  The provisions of this Agreement are intended to be severable.  If any provision of this Agreement shall be held invalid or unenforceable in whole or in part in any jurisdiction, such provision shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without in any manner affecting the validity or enforceability thereof in any other jurisdiction or the remaining provisions hereof in any jurisdiction.

11.6             Duration; Survival.  All representations and warranties of the Loan Parties contained herein or made in connection herewith shall survive the execution and delivery of this Agreement, the completion of the transactions hereunder and the Termination Date.  All covenants and agreements of the Borrower contained herein relating to the payment of principal, interest, premiums, additional compensation or expenses and indemnification, including those set forth in the Notes, Article II, Article III, Section 11.3 or any other provision of any Loan Document, the agreement of the Lenders set forth in Section 11.3(c), and the agreements of the Loan Parties set forth in Section 11.10 or any other provision of any Loan Documents shall survive the Termination Date and shall protect the Administrative Agent, the Lenders and any other Indemnitees against events arising after such termination as well as before.  All other covenants and agreements of the Loan Parties shall continue in full force and effect from and after the date hereof and until the Termination Date.

11.7             Successors and Assigns.

(a)           Successors and Assigns Generally.  The provisions of this Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns permitted hereby, except that neither the Borrower nor any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of this Section, (ii) by way of participation in accordance with the provisions of this Section 11.7, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of this Section 11.7 (and any other attempted assignment or transfer by any party hereto shall be null and void).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in this Section 11.7 and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, each Issuing Lender and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)           Assignments by Lenders.  Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment, all participations in Letters of Credit and Swing Line Loans and the Loans at the time owing to it); provided that (in each case and with respect to any Facility) any such assignment shall be subject to the following conditions:

(i)            Minimum Amounts.

(A)               in the case of an assignment of the entire remaining amount of the assigning Lender's Commitment and/or the Loans at the time owing to it (in each case with respect to any Facility) or contemporaneous assignments to related Approved Funds that equal at least the amount specified in clause (B) below in the aggregate or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B)                 in any case not described in clause (i)(A) of this clause (b), the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if "Trade Date" is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $5,000,000, in the case of any assignment in respect of the Revolving Credit Facility, or $5,000,000, in the case of any assignment in respect of the Term Loan A‑1 Facility, the Term Loan A‑2 Facility or any Tranche of the Incremental Term Loan Facility, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed).

(ii)             Proportionate Amounts.  Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender's rights and obligations under this Agreement with respect to the Loan or the Commitment assigned, except that this clause (ii) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate Facilities on a non-pro rata basis.

(iii)         Required Consents.  No consent shall be required for any assignment except to the extent required by clause (b)(i)(B) of this Section 11.7 and in addition:

(A)               the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default has occurred and is continuing at the time of such assignment or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five Business Days after having received notice thereof and provided, further, that the Borrower's consent shall not be required during the primary syndication of the Facilities;

(B)                 the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of (i) the Revolving Credit Facility or any unfunded Commitments with respect to the Term Loan A‑1 Facility, the Term Loan A‑2 Facility or any Tranche of the Incremental Term Loan Facility if such assignment is to a Person that is not a Lender with a Commitment in respect of such Facility or Tranche of such Facility, an Affiliate of such Lender or an Approved Fund with respect to such Lender, or (ii) any Term Loans or Incremental Term Loan to a Person who is not a Lender, an Affiliate of a Lender or an Approved Fund; and

(C)                the consent of each Issuing Lender and the Swing Line Lender shall be required for any assignment in respect of the Revolving Credit Facility.

(iv)         Assignment and Assumption.  The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; provided that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v)          No Assignment to Certain Persons.  No such assignment shall be made to (A) the Borrower or any of the Borrower's Affiliates or Subsidiaries or (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (v).

(vi)        No Assignment to Natural Persons.  No such assignment shall be made to a natural person (or a holding company, investment vehicle or trust for, or owned or operated for the primary benefit of, a natural Person).

(vii)       Certain Additional Payments.  In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, each Issuing Lender, the Swing Line Lender and each other Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swing Line Loans in accordance with its Pro Rata Share.  Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.1, 3.2, 3.5 and 11.3(b) with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender's having been a Defaulting Lender.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 11.7(d) below.

(c)           Register.  The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices in Greenwood Village, Colorado a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the "Register").  The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement.  The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d)          Participations.  Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person or a holding company, investment vehicle or trust for, or owned or operated for the primary benefit of, a natural person or the Borrower or any of the Borrower's Affiliates or Subsidiaries) (each a "Participant") in all or a portion of such Lender's rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender's obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent, the Issuing Lenders and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement.  For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 11.3(c) with respect to any payments made by such Lender to its Participant(s).

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in Sections 11.1(a) through (g) that affects such Participant.  The Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.1, 3.2 (subject to the requirements and limitations therein, including the requirements under Section 3.2 (it being understood that the documentation required under Section 3.2 shall be delivered to the participating Lender)), 3.5 and  11.3 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to clause (b) of this Section 11.7; provided that such Participant (A) agrees to be subject to the provisions of Section 3.6 as if it were an assignee under clause (b) of this Section 11.7; and (B) shall not be entitled to receive any greater payment under Section 3.1 or 3.2, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation.  Each Lender that sells a participation agrees, at the Borrower's request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 3.6 with respect to any Participant.  To the extent permitted by Law, each Participant also shall be entitled to the benefits of Section 9.2(c) as though it were a Lender; provided that such Participant agrees to be subject to Section 2.14 as though it were a Lender.  Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant's interest in the Loans or other obligations under the Loan Documents (the "Participant Register"); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant's interest in any Commitments, Loans, Letters of Credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Loan, Letter of Credit or other obligation is in registered form under Section 5f.103‑1(c) of the United States Treasury Regulations.  The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.  For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register. CoBank reserves the right to assign or sell participations in all or part of its Commitments or outstanding Loans hereunder on a non-patronage basis.

Notwithstanding the preceding paragraph, any Participant that is a Farm Credit Lender that (i) has purchased a participation in a minimum amount of $5,000,000 on or after the Execution Date, (ii) has been designated as being entitled to be accorded the rights of a voting Participant (a "Voting Participant") in a written notice (a "Voting Participant Notice") sent by the relevant Lender (including any existing Voting Participant) to the Borrower and Administrative Agent and (iii) receives, prior to becoming a Voting Participant, the written consent of the Borrower (unless a Default or Event of Default shall have occurred and is continuing under the Loan Documents) and the Administrative Agent (such Borrower and Administrative Agent consent to be required only to the extent and under the circumstances it would be required if such Voting Participant were to become a Lender pursuant to an assignment in accordance with Section 11.7(b) and such consent is not required for an assignment to an existing Voting Participant), or is specified as a Voting Participant as of the Execution Date, shall be entitled to vote as if such Voting Participant were a Lender on all matters subject to a vote by Lenders, and the voting rights of the selling Lender (including any existing Voting Participant) shall be correspondingly reduced, on a dollar-for-dollar basis.  Each Voting Participant Notice shall include, with respect to each Voting Participant, the information that would be included by a prospective Lender in an Assignment and Assumption.  Notwithstanding the foregoing, each Farm Credit Lender designated as a Voting Participant in Schedule 11.7 shall be a Voting Participant without delivery of a Voting Participation Notice.  The selling Lender (including any existing Voting Participant) and the purchasing Voting Participant shall notify the Administrative Agent within three Business Days of any termination, reduction or increase of the amount of, such participation.  The Administrative Agent shall be entitled to conclusively rely on information contained in Voting Participant Notices and all other notices delivered pursuant hereto.  The voting rights of each Voting Participant are solely for the benefit of such Voting Participant and shall not inure to any assignee or participant of such Voting Participant that is not a Farm Credit Lender.

(e)           Certain Pledges.  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

11.8             Confidentiality.  Each of the Administrative Agent, the Lenders and each Issuing Lender agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners); (c) to the extent required by applicable Laws or by any subpoena or similar legal process; (d) to any other party hereto; (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder; (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement, or (ii) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder; (g) on a confidential basis to (i)  any rating agency in connection with rating the Borrower or its Subsidiaries or the Facilities or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the Facilities; (h) with the consent of the Borrower; or (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section, or (y) becomes available to the Administrative Agent, any Lender, any Issuing Lender or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower.

For purposes of this Section, "Information" means all information received from the Borrower or any of its Subsidiaries relating to the Borrower or any of its Subsidiaries or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or any Issuing Lender on a nonconfidential basis prior to disclosure by the Borrower or any of its Subsidiaries; provided that, in the case of information received from the Borrower or any of its Subsidiaries after the date hereof, such information is clearly identified at the time of delivery as confidential.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

11.9             Counterparts; Integration; Effectiveness.

(a)            This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement, the Fee Letters, the other Loan Documents and the Commitment Letter constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  Except as provided in Article IV, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto.  Delivery of an executed counterpart of a signature page of this Agreement by facsimile or in electronic (i.e., "pdf" or "tif") format shall be effective as delivery of a manually executed counterpart of this Agreement.

(b)          Electronic Execution of Assignments.  The words "execution," "signed," "signature," and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

11.10       Choice of Law; Submission to Jurisdiction; Waiver of Venue; Service of Process; Waiver of Jury Trial.

(a)            Governing Law.  This Agreement and the other Loan Documents and any claims, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement or any other Loan Document (except, as to any other Loan Document, as expressly set forth therein) and the transactions contemplated hereby and thereby shall be governed by, and construed in accordance with, the Law of the State of New York without regard to conflicts of law principles that require or permit application of the Laws of any other state or jurisdiction.

(b)          SUBMISSION TO JURISDICTION.  THE BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK, NEW YORK AND OF THE UNITED STATES DISTRICT COURT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT.  EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.  NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, ANY LENDER OR ANY ISSUING LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWER OR ANY OTHER LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c)           WAIVER OF VENUE.  THE BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN THIS SECTION 11.10.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT AND AGREES NOT TO ASSERT ANY SUCH DEFENSE.

(d)          SERVICE OF PROCESS.  EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 11.4.  NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

(e)           WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (i) CERTIFIES THAT NO REPRESENTATIVE, ADMINISTRATIVE AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (ii) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

11.11          USA Patriot Act Notice.  Each Lender that is subject to the USA Patriot Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies Loan Parties that pursuant to the requirements of the USA Patriot Act, it is required to obtain, verify and record information that identifies the Loan Parties, which information includes the name and address of Loan Parties and other information that will allow such Lender or Administrative Agent, as applicable, to identify the Loan Parties in accordance with the USA Patriot Act.  The Borrower shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable Anti-Corruption Laws, Anti-Terrorism Laws and Sanctions, including the USA PATRIOT Act.

11.12          Payments Set Aside.  To the extent any Loan Party makes a payment or payments to the Administrative Agent for the ratable benefit of the Lenders or Secured Parties or the Administrative Agent receives any payment or proceeds of the Collateral which payments or proceeds or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any Insolvency Proceeding, other applicable Law or equitable cause, then, to the extent of such payment or proceeds repaid, the Secured Obligations or part thereof intended to be satisfied shall be revived and continued in full force and effect as if such payment or proceeds had not been received by the Administrative Agent.

11.13          Secured Bank Products and Secured Hedge Agreements.  No Secured Party (other than the Administrative Agent) that obtains the benefit of the Guaranty set forth in Article XII or of any security interest in any of the Collateral shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document (including the release, impairment or modification of any Guarantors' Obligations or security therefor) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents.  No provider of any Secured Hedge or any Secured Bank Product shall have any voting rights hereunder or under any other Loan Document in its capacity as the provider of such Secured Hedge or Secured Bank Product. Notwithstanding any other provision of this Agreement to the contrary, the Administrative Agent shall only be required to verify the payment of, or that other reasonably satisfactory arrangements have been made with respect to, the Secured Obligations arising with respect to Secured Bank Products and Secured Hedges to the extent the Administrative Agent has received written notice of such Secured Obligations, together with such supporting documentation as it may request, from the applicable Secured Party.  Each Secured Party not a party to this Agreement that obtains the benefit of this Agreement or any other Loan Document shall be deemed to have acknowledged and accepted the appointment of the Administrative Agent pursuant to the terms of this Agreement, and acknowledges and agrees that the Administrative Agent is and shall be entitled to all the rights, benefits and immunities conferred under this Agreement with respect to each such Secured Party.

11.14          Interest Rate Limitation.  Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the "Maximum Rate").  If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower.  In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

11.15          FCC and PUC Compliance.  Notwithstanding anything to the contrary in this Agreement and the other Loan Documents, no party hereto or thereto shall take any action under this Agreement or the other Loan Documents that would constitute or result in an assignment of any License, or a change of control of any Loan Party or Subsidiary directly or indirectly holding a License, to the extent that such assignment or change of control would require the prior approval by the FCC under the Communications Act and/or any applicable PUC under the PUC Laws without first obtaining such required approval.

Upon any action to commence the exercise of remedies hereunder or under the other Loan Documents, each Loan Party hereby undertakes and agrees on behalf of itself, the other Loan Parties, and the Subsidiaries of any Loan Party to cooperate and join with the Administrative Agent, and cause the other Loan Parties and the Subsidiaries of any Loan Party, to cooperate and join with the Administrative Agent, in any application to any Governmental Authority with respect thereto and to provide such assistance in connection therewith as the Administrative Agent may request, including the preparation of, consenting to or joining in of filings and appearances of officers and employees of any Loan Party or any Subsidiary of any Loan Party before such Governmental Authority, in each case in support of any such application made by the Administrative Agent; provided, however, nothing herein shall be construed to require any of the Loan Parties nor any of the Subsidiaries of any Loan Party to, directly or indirectly, violate any terms or conditions of any License.  The obligation of the Loan Parties to make all payments required to be made under this Agreement or any other Loan Document shall be absolute and unconditional and independent of any action by the PUC or the FCC with respect to rates and/or disallowance of debt.

11.16          Keepwell.  Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support to each other Loan Party as may be needed by such Loan Party from time to time to honor all of its obligations under this Agreement and the other Loan Documents to which it is a party with respect to Swap Obligations permitted under this Agreement that would, in the absence of the agreement in this Section 11.16, otherwise constitute Excluded Swap Obligations (but, in each case, only up to the maximum amount of such liability that can be hereby incurred without rendering the Guarantors' Obligations and undertakings under this Section of such Qualified ECP Guarantor voidable under applicable Law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations, undertakings and guaranty of the Qualified ECP Guarantors under this Section 11.16 shall remain in full force and effect until the Termination Date.  The Borrower and the Qualified ECP Guarantors intend this Section 11.16 to constitute, and this Section 11.16 shall be deemed to constitute, a guarantee of the obligations of, and a "keepwell, support, or other agreement" for the benefit of, each Loan Party for all purposes of the Commodity Exchange Act.

XII.            GUARANTY

12.1             Guaranty.  Each Guarantor hereby jointly and severally, unconditionally, absolutely, continually and irrevocably guarantees to the Administrative Agent for the benefit of the Secured Parties the payment and performance in full of the Guaranteed Liabilities.  For all purposes of this Article XII, notwithstanding the foregoing, the liability of each Guarantor individually with respect to its Guarantors' Obligations shall be limited to an aggregate amount equal to the Maximum Guarantor Liability.  Each Guarantor agrees that it is jointly and severally, directly and primarily liable (subject to the limitation in the immediately preceding sentence) for the Guaranteed Liabilities.  The Guarantors' Obligations are secured by various Collateral.

12.2            Payment. If the Borrower or any other Loan Party shall default in payment or performance of any of the Guaranteed Liabilities, whether principal, interest, premium, indemnification obligations, fees (including, but not limited to, attorney's fees and expenses), expenses or otherwise, when and as the same shall become due, and after expiration of any applicable grace period, whether according to the terms of this Agreement, by acceleration, or otherwise, or upon the occurrence and during the continuance of any Event of Default, then any or all of the Guarantors will, upon demand thereof by the Administrative Agent, (i) fully pay to the Administrative Agent, for the benefit of the Secured Parties, an amount equal to all the Guaranteed Liabilities then due and owing or declared or deemed to be due and owing, including for this purpose, in the event of any Event of Default under Section 9.1(n) (and irrespective of the applicability of any restriction on acceleration or other action as against any other Loan Party in any Insolvency Proceeding), the entire outstanding or accrued amount of all Secured Obligations or (ii) perform such Guaranteed Liabilities, as applicable. For purposes of this Section 12.2, the Guarantors acknowledge and agree that "Guaranteed Liabilities" shall be deemed to include any amount (whether principal, interest, premium, fees, expenses, indemnification obligations and/or any other payment obligation of any kind or nature) which would have been accelerated in accordance with Section 9.2 but for the fact that such acceleration could be unenforceable or not allowable in any Insolvency Proceeding or otherwise under any applicable Law. Notwithstanding anything herein to the contrary, upon the occurrence and continuation of an Event of Default, then notwithstanding any Collateral or other direct or indirect security or credit support for the Guaranteed Liabilities, at the Administrative Agent's election and without notice thereof or demand therefor, each of the Guaranteed Liabilities and the Guarantors' Obligations shall immediately be and become due and payable.

12.3             Absolute Rights and Obligations.  This is a guaranty of payment and not of collection.  The Guarantors' Obligations under this Article XII shall be joint and several, absolute and unconditional irrespective of, and each Guarantor hereby expressly waives, to the extent not otherwise expressly prohibited by applicable Law, any defense to its obligations under this Article XII and all other Loan Documents to which it is a party by reason of:

(a)           any lack of legality, validity or enforceability of this Agreement, or any of the Notes, or any other Loan Document, or of any other agreement or instrument creating, providing security for, or otherwise relating to any of the Guarantors' Obligations, any of the Guaranteed Liabilities, or any other guaranty of any of the Guaranteed Liabilities (the Loan Documents, the documentation with respect to any Other Liabilities and all such other agreements and instruments being collectively referred to as the "Related Agreements");

(b)           any action taken under any of the Related Agreements, any exercise of any right or power therein conferred, any failure or omission to enforce any right conferred thereby, or any waiver of any covenant or condition therein provided;

(c)           any acceleration of the maturity of any of the Guaranteed Liabilities, of the Guarantors' Obligations of any other Guarantor, or of any other obligations or liabilities of any Person under any of the Related Agreements;

(d)           any release, exchange, non-perfection, lapse in perfection, disposal, deterioration in value, or impairment of any security for any of the Guaranteed Liabilities, for any of the Guarantors' Obligations of any Guarantor, or for any other obligations or liabilities of any Person under any of the Related Agreements;

(e)           any change in the corporate or limited liability company existence, structure or ownership, including dissolution, of the Borrower, any Guarantor, any other Loan Party or any other party to a Related Agreement, or the combination or consolidation of the Borrower, any Guarantor, any other Loan Party or any other party to a Related Agreement into or with another entity or any transfer or Disposition of any assets of the Borrower, any Guarantor or any other Loan Party or any other party to a Related Agreement;

(f)            any extension (including extensions of time for payment), renewal, amendment, restructuring or restatement of, any acceptance of late or partial payments under, or any change in the amount of any Borrowings or any Facilities available under, this Agreement, any of the Notes or any other Loan Document or any other Related Agreement, in whole or in part;

(g)           the existence, addition, modification, termination, reduction or impairment of value, or release of any other guaranty (or security therefor) of the Guaranteed Liabilities (including the Guarantors' Obligations of any other Guarantor and obligations arising under any other Guaranty or any other Loan Document now or hereafter in effect);

(h)           any waiver of, forbearance or indulgence under, or other consent to any change in or departure from any term or provision contained in this Agreement, any other Loan Document or any other Related Agreement, including any term pertaining to the payment or performance of any of the Guaranteed Liabilities, any of the Guarantors' Obligations of any other Guarantor, or any of the obligations or liabilities of any party to any other Related Agreement;

(i)             any failure to assert any breach of or default under any Loan Document or with respect to the payment or performance of any of the Guaranteed Liabilities, any of the Guarantors' Obligations of any Guarantor, or any of the obligations or liabilities of any party to any other Related Agreement; any extensions of credit in excess of the amount committed under or contemplated by the Loan Documents, or in circumstances in which any condition to such extensions of credit has not been satisfied; any other exercise or non-exercise, or any other failure, omission, breach, default, delay, or wrongful action in connection with any exercise or non-exercise, of any right or remedy against the Borrower, any other Loan Party or any other Person under or in connection with any Loan Document, any Related Agreement or any of the Guaranteed Liabilities or any Guarantors' Obligation; any refusal of payment or performance of any of the Guaranteed Liabilities or any Guarantors' Obligation, whether or not with any reservation of rights against any Guarantor; or any application of collections (including but not limited to collections resulting from realization upon any direct or indirect security for the Guaranteed Liabilities) to other obligations, if any, not entitled to the benefits of the Guaranty provided for in this Article XII, in preference to Guaranteed Liabilities or Guarantors' Obligations entitled to the benefits of the Guaranty provided for in this Article XII, or if any collections are applied to the payment of Guaranteed Liabilities, any application to particular Guaranteed Liabilities;

(j)             any taking, exchange, amendment, modification, waiver, supplement, termination, subordination, compromise, release, surrender, loss, or impairment of, or any failure to protect, perfect, or preserve the value of, or any enforcement of, realization upon, or exercise of rights, or remedies under or in connection with, or any failure, omission, breach, default, delay, or wrongful action by the Administrative Agent or the other Secured Parties, or any of them, or any other Person in connection with the enforcement of, realization upon, or exercise of rights or remedies under or in connection with, or, any other action or inaction by the Administrative Agent or the other Secured Parties, or any of them, or any other Person in respect of, any direct or indirect security for any of the Guaranteed Liabilities.  As used in this Article XII, "direct or indirect security" for the Guaranteed Liabilities, and similar phrases, includes any collateral security, guaranty, suretyship, letter of credit, capital maintenance agreement, put option, subordination agreement, or other right or arrangement of any nature providing direct or indirect assurance of payment or performance of any of the Guaranteed Liabilities, made by or on behalf of any Person;

(k)           Any merger, consolidation, liquidation, dissolution, winding-up, charter revocation, or forfeiture, or other change in, restructuring or termination of the corporate structure or existence of, the Borrower, any other Loan Party or any other Person; any bankruptcy, insolvency, reorganization or similar proceeding with respect to the Borrower, any other Loan Party or any other Person; or any action taken or election made by the Administrative Agent or the other Secured Parties, or any of them (including but not limited to any election under Section 1111(b)(2) of the Bankruptcy Code), the Borrower, any other Loan Party or any other Person in connection with any such proceeding;

(l)             any defense, set-off, or counterclaim which may at any time be available to or be asserted by the Borrower, any other Loan Party or any other Person with respect to any Loan Document, any of the Guaranteed Liabilities, any Guarantors' Obligation, or with respect to any Related Agreement; or any discharge by operation of Law or release of the Borrower, any other Loan Party or any other Person from the performance or observance of any Loan Document or any of the Guaranteed Liabilities or Guarantors' Obligations;

(m)          any other circumstance whatsoever (with or without notice to or knowledge of any Guarantor or any other Loan Party) which might in any manner or to any extent vary the risks of such Loan Party, or might otherwise constitute a legal or equitable defense available to, or discharge of, a surety or a guarantor, including any right to require or claim that resort be had to the Borrower or any other Loan Party or to any Collateral or other security in respect of the Guaranteed Liabilities or Guarantors' Obligations.

It is the express purpose and intent of the parties hereto that this Guaranty, the Guaranteed Liabilities and the Guarantors' Obligations hereunder and under each Guarantor Joinder with respect hereto shall be absolute and unconditional under any and all circumstances and shall not be discharged except by payment and performance as herein provided.

12.4             Maximum Liability.

(a)           Notwithstanding any provision to the contrary contained herein or in any other of the Loan Documents, to the extent any Guarantors' Obligations shall be adjudicated to be invalid or unenforceable for any reason (including because of any applicable Law relating to fraudulent conveyances or transfers) then the obligations of each such Guarantor hereunder shall be limited to the maximum amount that is permissible under applicable Law (whether federal or state and including any Debtor Relief Law).  Any analysis of the provisions hereof for purposes of Laws relating to fraudulent conveyances or transfers shall take into account the contribution agreement established in Section 12.5.

(i)            Each Guarantor's maximum obligations hereunder (the "Maximum Guarantor Liability") in any case or proceeding referred to below (but only in such a case or proceeding) shall not be in excess of:

(A)               in a case or proceeding commenced by or against such Guarantor under the Bankruptcy Code on or within one year from the date on which any of the Guaranteed Liabilities are incurred, the maximum amount that would not otherwise cause the Guarantors' Obligations of such Guarantor (or any other obligations of such Guarantor to Administrative Agent, Lenders and any other Person holding any of the Guaranteed Liabilities or the Guarantors' Obligations) to be avoidable or unenforceable against such Guarantor under (x) Section 548 of the Bankruptcy Code or (y) any state fraudulent transfer or fraudulent conveyance act or statute applied in such case or proceeding by virtue of Section 544 of the Bankruptcy Code; or

(B)                in a case or proceeding commenced by or against such Guarantor under the Bankruptcy Code subsequent to one year from the date on which any of the Guaranteed Liabilities or Guarantors' Obligations of such Guarantor are incurred, the maximum amount that would not otherwise cause the Guarantors' Obligations of such Guarantor (or any other obligations of such Guarantor to Administrative Agent, Lenders and any other Person holding any of the Guaranteed Liabilities or the Guarantors' Obligations) to be avoidable or unenforceable against such Guarantor under any state fraudulent transfer or fraudulent conveyance act or statute applied in any such case or proceeding by virtue of Section 544 of the Bankruptcy Code; or

(C)                in a case or proceeding commenced by or against such Guarantor under any Debtor Relief Law other than the Bankruptcy Code, the maximum amount that would not otherwise cause the Guarantors' Obligations of such Guarantor (or any other obligations of such Guarantor to Administrative Agent, Lenders and any other Person holding any of the Guaranteed Liabilities or the Guarantors' Obligations) to be avoidable or unenforceable against such Guarantor under such Debtor Relief Law, including any state fraudulent transfer or fraudulent conveyance act or statute applied in any such case or proceeding.  (The substantive state or federal Laws under which the possible avoidance or unenforceability of the Guarantors' Obligations of such Guarantor (or any other obligations of such Guarantor to Administrative Agent, Lenders and any other Person holding any of the Guaranteed Liabilities or the Guarantors' Obligations) shall be determined in any such case or proceeding shall hereinafter be referred to as the "Avoidance Provisions").

(ii)           To the extent set forth above, but only to the extent that the Guarantors' Obligations of such Guarantor or the transfers made by such Guarantor under the Collateral Documents to which it is a party, would otherwise be subject to avoidance under any Avoidance Provisions if such Guarantor is not deemed to have received valuable consideration, fair value, fair consideration or reasonably equivalent value for such transfers or obligations, or if such transfers or the Guarantors' Obligations of such Guarantor would render such Guarantor insolvent, or leave such Guarantor with an unreasonably small capital or unreasonably small assets to conduct its business, or cause such Guarantor to have incurred debts (or to have intended to have incurred debts) beyond its ability to pay such debts as they mature, in each case as of the time any of such Guarantors' Obligations are deemed to have been incurred and transfers made under such Avoidance Provisions, then such Guarantors' Obligations shall be reduced to that amount which, after giving effect thereto, would not cause the Guarantors' Obligations of such Guarantor (or any other obligations of such Guarantor to Administrative Agent, Lenders and any other Person holding any of the Guaranteed Liabilities or the Guarantors' Obligations), as so reduced, to be subject to avoidance under such Avoidance Provisions.  This paragraph is intended solely to preserve the rights hereunder of Administrative Agent, Lenders and any other Person holding any of the Guaranteed Liabilities to the maximum extent that would not cause such Guarantors' Obligations to be subject to avoidance under any Avoidance Provisions, and neither such Guarantor nor any other Person shall have any right, defense, offset, or claim under this paragraph as against Administrative Agent, Lenders or any other Person holding any of the Guaranteed Liabilities or the Guarantors' Obligations that would not otherwise be available to such Person under the Avoidance Provisions.

(b)            Each Guarantor agrees that the Guarantors' Obligations of such Guarantor may at any time and from time to time exceed the Maximum Guarantor Liability, without impairing the guaranty or any provision contained herein or affecting the rights and remedies of Administrative Agent hereunder.

12.5           Contribution Agreement. To the extent that any Guarantor shall be required hereunder to pay any portion of any Guaranteed Liability or Guarantors' Obligation exceeding the greater of (i) the amount of the value actually received by such Guarantor and its Subsidiaries from the Loans and other Guaranteed Liabilities and Guarantors' Obligations and (ii) the amount such Guarantor would otherwise have paid if such Guarantor had paid the aggregate amount of the Guaranteed Liabilities and Guarantors' Obligations (excluding the amount thereof repaid by Borrower) in the same proportion as such Guarantor's net worth on the date enforcement is sought hereunder bears to the aggregate net worth of all the Guarantors on such date, then such Guarantor shall be reimbursed by such other Guarantors for the amount of such excess, pro rata, based on the respective net worth of such other Guarantors on such date of enforcement. The contribution agreement in this paragraph is intended only to define the relative rights of the Guarantors and nothing set forth in this paragraph is intended to or shall impair the obligations of the Guarantors, jointly and severally, to pay any amounts as and when the same shall become due and payable in accordance with the terms of this Agreement (up to the Maximum Guarantor Liability).

12.6             Currency and Funds of Payment.  All Guarantors' Obligations for payment will be paid in lawful currency of the United States of America and in immediately available funds, regardless of any Law now or hereafter in effect that might in any manner affect the Guaranteed Liabilities, or the rights of any Secured Party with respect thereto as against the Borrower or any other Loan Party, or cause or permit to be invoked any alteration in the time, amount or manner of payment by the Borrower or any other Loan Party of any or all of the Guaranteed Liabilities.

12.7             Subordination.  For so long as this Agreement remains in effect, each Guarantor hereby unconditionally subordinates all present and future debts, liabilities or obligations now or hereafter owing to such Guarantor (a) of the Borrower, to the payment in full of the Guaranteed Liabilities, (b) of every other Guarantor (an "obligated guarantor"), to the payment in full of the Guarantors' Obligations of such obligated guarantor, and (c) of each other Person now or hereafter constituting a Loan Party, to the payment in full of the obligations of such Loan Party owing to any Secured Party and arising under the Loan Documents or with respect to any Secured Bank Product or Secured Hedge.  All amounts due under such subordinated debts, liabilities, or obligations shall, upon the occurrence and during the continuance of an Event of Default, be collected and, upon request by the Administrative Agent, paid over forthwith to the Administrative Agent for the benefit of the Secured Parties on account of the Guaranteed Liabilities, the Guarantors' Obligations, or such other obligations, as applicable, and, after such request and pending such payment, shall be held by such Guarantor as agent and bailee of the Secured Parties separate and apart from all other funds, property and accounts of such Guarantor.

12.8             Enforcement.  Each Guarantor from time to time shall pay to the Administrative Agent for the benefit of the Secured Parties, on demand, at the Administrative Agent's Principal Office or such other address as the Administrative Agent shall give notice of to such Guarantor, the Guarantors' Obligations as they become or are declared due, and in the event such payment is not made forthwith, the Administrative Agent may proceed to suit against any one or more or all of the Guarantors.  At the Administrative Agent's election, one or more and successive or concurrent suits may be brought hereon by the Administrative Agent against any one or more or all of the Guarantors, whether or not suit has been commenced against the Borrower, any other Guarantor, or any other Person and whether or not the Secured Parties have taken or failed to take any other action to collect all or any portion of the Guaranteed Liabilities or have taken or failed to take any actions against any Collateral securing payment or performance of all or any portion of the Guaranteed Liabilities, and irrespective of any event, occurrence, or condition described in Section 12.3.

12.9             Set-Off and Waiver.  Each Guarantor waives any right to assert against any Secured Party as a defense, counterclaim, set-off, recoupment or cross claim in respect of its Guarantors' Obligations, any defense (legal or equitable) or other claim which such Guarantor may now or at any time hereafter have against the Borrower or any other Loan Party or any or all of the Secured Parties without waiving any additional defenses, set-offs, counterclaims or other claims otherwise available to such Guarantor.  Each Guarantor agrees that each Secured Party shall have a lien for all the Guarantors' Obligations upon all deposits or deposit accounts, of any kind, or any interest in any deposits or deposit accounts, now or hereafter pledged, mortgaged, transferred or assigned to such Secured Party or otherwise in the possession or control of such Secured Party for any purpose (other than solely for safekeeping) for the account or benefit of such Guarantor, including any balance of any deposit account or of any credit of such Guarantor with the Secured Party, whether now existing or hereafter established, and hereby authorizes each Secured Party from and after the occurrence of an Event of Default at any time or times with or without prior notice to apply such balances or any part thereof to such of the Guarantors' Obligations to the Secured Parties then due and in such amounts as provided for in this Agreement or otherwise as they may elect.

12.10          Waiver of Notice; Subrogation.

(a)           Each Guarantor hereby waives to the extent not otherwise expressly prohibited by applicable Law notice of the following events or occurrences:  (i) acceptance of the Guaranty set forth in this Article XII; (ii) the Lenders' heretofore, now or from time to time hereafter making Loans and issuing Letters of Credit and otherwise loaning monies or giving or extending credit to or for the benefit of the Borrower or any other Loan Party, or otherwise entering into arrangements with any Loan Party giving rise to Guaranteed Liabilities, whether pursuant to this Agreement or the Notes or any other Loan Document or Related Agreement or any amendments, modifications, or supplements thereto, or replacements or extensions thereof; (iii) presentment, demand, default, non-payment, partial payment and protest; and (iv) any other event, condition, or occurrence described in Section 12.3.  Each Guarantor agrees that each Secured Party may heretofore, now or at any time hereafter do any or all of the foregoing in such manner, upon such terms and at such times as each Secured Party, in its sole and absolute discretion, deems advisable, without in any way or respect impairing, affecting, reducing or releasing such Guarantor from its Guarantors' Obligations, and each Guarantor hereby consents to each and all of the foregoing events or occurrences.

(b)           Each Guarantor hereby agrees that payment or performance by such Guarantor of its Guarantors' Obligations under this Article XII may be enforced by the Administrative Agent on behalf of the Secured Parties upon demand by the Administrative Agent to such Guarantor without the Administrative Agent being required, such Guarantor expressly waiving to the extent not otherwise expressly prohibited by applicable Law any right it may have to require the Administrative Agent, to (i) prosecute collection or seek to enforce or resort to any remedies against the Borrower or any other Guarantor or any other guarantor of the Guaranteed Liabilities, or (ii) seek to enforce or resort to any remedies with respect to any security interests, Liens or encumbrances granted to the Administrative Agent or any Lender or other party to a Related Agreement by the Borrower, any other Guarantor or any other Person on account of the Guaranteed Liabilities or any guaranty thereof, IT BEING EXPRESSLY UNDERSTOOD, ACKNOWLEDGED AND AGREED BY SUCH GUARANTOR THAT DEMAND UNDER THE GUARANTY SET FORTH IN THIS ARTICLE XII MAY BE MADE BY THE ADMINISTRATIVE AGENT, AND THE PROVISIONS HEREOF ENFORCED BY THE ADMINISTRATIVE AGENT, EFFECTIVE AS OF THE FIRST DATE ANY EVENT OF DEFAULT OCCURS AND IS CONTINUING.

(c)           Each Guarantor further agrees that such Guarantor shall not exercise any of its rights of subrogation, reimbursement, contribution, indemnity or recourse to security for the Guaranteed Liabilities until at least 95 days immediately following the Termination Date shall have elapsed without the filing or commencement, by or against any Loan Party, of any state or federal action, suit, petition or proceeding seeking any reorganization, liquidation or other relief or arrangement in respect of creditors of, or the appointment of a receiver, liquidator, trustee or conservator in respect to, such Loan Party or its assets.  If an amount shall be paid to any Guarantor on account of such rights at any time prior to the Termination Date, such amount shall be held in trust for the benefit of the Secured Parties and shall forthwith be paid to the Administrative Agent, for the benefit of the Secured Parties, to be credited and applied upon the Guarantors' Obligations, whether matured or unmatured, in accordance with the terms of this Agreement or otherwise as the Secured Parties may elect.  The agreements in this subsection shall survive repayment of all of the Guarantors' Obligations, the termination or expiration of this Agreement in any manner and occurrence of the Termination Date.

12.11          No Stay.  Without limitation of any other provision set forth in this Article XII, if any declaration of default or acceleration or other exercise or condition to exercise of rights or remedies under or with respect to any Guarantors' Obligation or any of the Guaranteed Liabilities shall at any time be stayed, enjoined, or prevented for any reason (including but not limited to stay or injunction resulting from the pendency against any Loan Party or any other Person of a bankruptcy, insolvency, reorganization or similar proceeding), the Guarantors agree that, for the purposes of this Article XII and their obligations hereunder, the Guarantors' Obligations and the Guaranteed Liabilities shall be deemed to have been declared in default or accelerated, and such other exercise or conditions to exercise shall be deemed to have been taken or met.

12.12          Additional Guarantors.  At any time after the initial execution and delivery of this Agreement to the Administrative Agent and the Lenders, additional Persons may become parties to this Agreement and thereby acquire the duties and rights of being Guarantors hereunder by executing and delivering to the Administrative Agent and the Lenders a duly executed Guarantor Joinder pursuant to this Agreement.  No notice of the addition of any Guarantor shall be required to be given to any pre-existing Guarantor and each Guarantor hereby consents thereto.

12.13          Reliance.  Each Guarantor represents and warrants to the Administrative Agent, for the benefit of the Secured Parties, that:  (a) such Guarantor has adequate means to obtain on a continuing basis (i) from the Borrower, information concerning the Loan Parties and the Loan Parties' financial condition and affairs and (ii) from other reliable sources, such other information as it deems material in deciding to provide its Guaranty under this Article XII and any Guarantor Joinder ("Other Information"), and has full and complete access to the Loan Parties' books and records and to such Other Information; (b) such Guarantor is not relying on any Secured Party or its or their employees, directors, agents or other representatives or Affiliates, to provide any such information, now or in the future; (c) such Guarantor has been furnished with and reviewed the terms of such Loan Documents and Related Agreements as it has requested, is executing this Agreement (or the Guarantor Joinder to which it is a party, as applicable) freely and deliberately, and understands the obligations and financial risk undertaken by providing its Guaranty under this Agreement; (d) such Guarantor has relied solely on the Guarantor's own independent investigation, appraisal and analysis of the Borrower and the other Loan Parties, such Persons' financial condition and affairs, the Other Information, and such other matters as it deems material in deciding to provide this Guaranty and is fully aware of the same; and (e) such Guarantor has not depended or relied on any Secured Party or its or their employees, directors, agents or other representatives or Affiliates, for any information whatsoever concerning the Borrower or the Borrower's financial condition and affairs or any other matters material to such Guarantor's decision to provide this Guaranty, or for any counseling, guidance, or special consideration or any promise therefor with respect to such decision.  Each Guarantor agrees that no Secured Party has any duty or responsibility whatsoever, now or in the future, to provide to such Guarantor any information concerning the Borrower or any other Loan Party or such Persons' financial condition and affairs, or any Other Information, other than as expressly provided herein, and that, if such Guarantor receives any such information from any Secured Party or its or their employees, directors, agents or other representatives or Affiliates, such Guarantor will independently verify the information and will not rely on any Secured Party or its or their employees, directors, agents or other representatives or Affiliates, with respect to such information.

12.14          Receipt of Credit Agreement, Other Loan Documents, Benefits.

(a)           Each Guarantor hereby acknowledges that it has received a copy of this Agreement and the other Loan Documents and each Guarantor certifies that the representations and warranties made therein with respect to such Guarantor are true and correct in all material respects.  Further, each Guarantor acknowledges and agrees to perform, comply with, and be bound by all of the provisions of this Agreement and the other Loan Documents applicable to such Guarantor.

(b)           Each Guarantor hereby acknowledges, represents, and warrants that it receives direct and indirect benefits by virtue of its affiliation with Borrower and the other Guarantors and that it will receive direct and indirect benefits from the financing arrangements contemplated by this Agreement and that such benefits, together with the rights of contribution and subrogation that may arise in connection herewith are a reasonably equivalent exchange of value in return for providing the Guaranty set forth in this Article XII.

12.15           Joinder.  Each Person that shall at any time execute and deliver to the Administrative Agent a Guarantor Joinder shall thereupon irrevocably, absolutely and unconditionally become a party hereto and obligated hereunder as a Guarantor, and all references herein and in the other Loan Documents to the Guarantors or to the parties to this Guaranty shall be deemed to include such Person as a Guarantor hereunder.

[SIGNATURE PAGES FOLLOW]

[SIGNATURE PAGE TO CREDIT AGREEMENT]

IN WITNESS WHEREOF, the parties hereto, by their officers thereunto duly authorized, have executed this Agreement as of the day and year first above written.

BORROWER:

SHENANDOAH TELECOMMUNICATIONS COMPANY, as Borrower

By:	/s/
Name:
Title:

[SIGNATURE PAGE TO CREDIT AGREEMENT]

COBANK, ACB, as Administrative Agent, Joint Lead Arranger, Co-Bookrunner, Issuing Lender, Swing Line Lender and as a Lender

By:	/s/
Name:
Title:

[SIGNATURE PAGE TO CREDIT AGREEMENT]

ROYAL BANK OF CANADA, as Syndication Agent, Joint Lead Arranger, Co-Bookrunner and as a Lender

By:	/s/
Name:
Title:

[SIGNATURE PAGE TO CREDIT AGREEMENT]

FIFTH THIRD BANK, as Syndication Agent, Joint Lead Arranger and as a Lender

By:	/s/
Name:
Title:

[SIGNATURE PAGE TO CREDIT AGREEMENT]

BANK OF AMERICA, N.A., as Joint Lead Arranger, Co-Documentation Agent and as a Lender

By:	/s/
Name:
Title:

[SIGNATURE PAGE TO CREDIT AGREEMENT]

CAPITAL ONE, NATIONAL ASSOCIATION, as Joint Lead Arranger, Co-Documentation Agent and as a Lender

By:	/s/
Name:
Title:

[SIGNATURE PAGE TO CREDIT AGREEMENT]

CITIZENS BANK, N.A., as Joint Lead Arranger, Co-Documentation Agent and as a Lender

By:	/s/
Name
Title:

[SIGNATURE PAGE TO CREDIT AGREEMENT]

TORONTO DOMINION (TEXAS) LLC, as Joint Lead Arranger, Co-Documentation Agent and as a Lender

By:	/s/
Name:
Title:

[SIGNATURE PAGE TO CREDIT AGREEMENT]

WEBSTER BANK, NATIONAL ASSOCIATION, as a Lender

By:	/s/
Name:
Title: